   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 1998

                                                     REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                             UNITED RENTALS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     7353                    06-1493538
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
    INCORPORATION OR
      ORGANIZATION)

                          FOUR GREENWICH OFFICE PARK
                         GREENWICH, CONNECTICUT 06830
                                (203) 622-3131
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               BRADLEY S. JACOBS
                             UNITED RENTALS, INC.
                          FOUR GREENWICH OFFICE PARK
                         GREENWICH, CONNECTICUT 06830
                                (203) 622-3131
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                       Copies of all communications to:

  JOSEPH EHRENREICH, ESQ.   STEPHEN M. BESEN, ESQ.    PHYLLIS G. KORFF, ESQ.
   EHRENREICH EILENBERG   WEIL, GOTSHAL & MANGES LLP   SKADDEN, ARPS, SLATE,
    KRAUSE & ZIVIAN LLP        767 FIFTH AVENUE         MEAGHER & FLOM LLP
    11 EAST 44TH STREET    NEW YORK, NEW YORK 10153      919 THIRD AVENUE
 NEW YORK, NEW YORK 10017       (212) 310-8000       NEW YORK, NEW YORK 10022
      (212) 986-9700                                      (212) 735-3000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE

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
                                                PROPOSED          PROPOSED
TITLE OF EACH CLASS OF        AMOUNT            MAXIMUM            MAXIMUM          AMOUNT OF
   SECURITIES TO BE            TO BE            OFFERING          AGGREGATE       REGISTRATION
      REGISTERED           REGISTERED(1)   PRICE PER SHARE(2) OFFERING PRICE(2)        FEE
----------------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share.......  6,325,000 Shares        $23.88         $151,041,000         $41,537
----------------------------------------------------------------------------------------------

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(1) Includes 825,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on January 30, 1998.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent offering outside the United States and Canada (the "International Prospectus"). The two prospectuses are identical except for the front and back cover pages, the inside front cover page, and the section entitled "Underwriting." The form of the U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. Each of the alternate pages for the International Prospectus included herein is labeled "Alternate Page for International Prospectus."

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS, DATED FEBRUARY 4, 1998

PROSPECTUS
                                5,500,000 SHARES

                               [LOGO] UNITED
                                      RENTALS

                                  COMMON STOCK

                                  -----------

  All of the shares of Common Stock, $.01 par value (the "Common Stock"), offered hereby are being offered by United Rentals, Inc., a Delaware corporation (the "Company").

  Of the Common Stock offered hereby, 4,400,000 shares are being offered initially in the United States and Canada by the U.S. Underwriters (the "U.S. Offering"), and 1,100,000 shares are being offered initially in a concurrent international offering outside the United States and Canada by the International Managers (the "International Offering", and together with the U.S. Offering, the "Offerings"). The public offering price and the underwriting discount per share are identical for each of the Offerings. See "Underwriting."

  The Common Stock is traded on the New York Stock Exchange under the symbol "URI". On February 3, 1998, the last sale price of the Common Stock as reported on the New York Stock Exchange was $24 5/16 per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.


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--------------------------------------------------------------------------------

                                                 PRICE TO UNDERWRITING PROCEEDS TO
                                                  PUBLIC  DISCOUNT(1)  COMPANY(2)
----------------------------------------------------------------------------------
Per Share......................................   $           $          $
----------------------------------------------------------------------------------
Total(3).......................................  $          $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses of the Offerings payable by the Company estimated at $1,000,000.
(3) The Company has granted the U.S. Underwriters and the International Managers options to purchase up to an additional 660,000 shares and 165,000 shares of Common Stock, respectively, in each case exercisable within 30 days of the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to the Company will be $      , $       and $      ,
    respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York,
New York, on or about         , 1998.

                                  -----------
MERRILL LYNCH & CO.

           DEUTSCHE MORGAN GRENFELL

                      DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                                                           SALOMON SMITH BARNEY
                                  -----------

                The date of this Prospectus is          , 1998.

                        [Map Showing Rental Locations]


  Certain persons participating in the Offerings may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include stabilizing, the purchase of Common Stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, (i) the terms "United Rentals" and "the Company" refer collectively to United Rentals, Inc. and its subsidiaries and (ii) the term the "Acquired Companies" refers collectively to the 20 companies acquired by the Company since its formation in September 1997. All financial and operating data for the Company contained herein with respect to the year ended December 31, 1997 is on a pro forma basis giving effect to the acquisition of the Acquired Companies and the financing thereof as of January 1, 1997. Unless otherwise indicated, the information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment options.

                                  THE COMPANY

  United Rentals was formed in September 1997 for the purpose of creating a large, geographically diversified equipment rental company in the United States and Canada. The Company commenced equipment rental operations in October 1997 by acquiring six established companies and acquired 14 additional companies in the first two months of 1998. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and other individuals. The Company also engages in related activities such as selling used rental equipment, acting as a distributor for certain new equipment, and selling related merchandise and parts. The Company had pro forma revenues of $186.8 million during the year ended December 31, 1997.

  United Rentals currently operates 67 rental locations in 16 states and Canada. The Company's locations are managed by experienced professionals who have extensive industry experience and substantial knowledge of the local markets served. These managers generally are former owners or employees of the businesses acquired by the Company. The types of rental equipment offered by the Company include a broad range of light to heavy construction and industrial equipment (such as pumps, generators, forklifts, backhoes, cranes, bulldozers, aerial lifts and compressors), general tools and equipment (such as hand tools and garden and landscaping equipment) and special event equipment (such as tents, tables and chairs). The equipment mix varies at each of the Company's locations, with some locations offering a general mix and some specializing in specific equipment categories. As of February 3, 1998, the Company's rental equipment included approximately 34,000 units (not including special event equipment), had an original purchase price of approximately $222 million and had a weighted average age (based on original purchase price) of approximately
3.6 years.

                                  THE INDUSTRY

  The Company estimates that the U.S. equipment rental industry (including used and new equipment sales by rental companies) generates annual revenues in excess of $20 billion. The combined equipment rental revenues of the 100 largest equipment rental companies have increased at an estimated compound annual rate of approximately 21% from 1992 through 1996 (based upon revenues reported for such period, the latest period for which data is available, by the Rental Equipment Register, an industry trade publication). The Company believes that this growth primarily reflects increasing recognition by customers of the many advantages that equipment rental may offer compared with ownership, including the ability to: (i) avoid the large capital investment required for equipment purchases, (ii) reduce storage and maintenance costs, (iii) supplement owned equipment, thereby increasing the range and number of jobs that can be worked on, (iv) access a broad selection of equipment and select the equipment best suited for each particular job, (v) obtain equipment as needed and minimize the costs associated with idle equipment, and (vi) access the latest technology without investing in new equipment.

  The equipment rental industry is highly fragmented and consists of a small number of multi-location regional or national operators and a large number of relatively small, independent businesses serving discrete local markets. Based upon rental revenues reported by the Rental Equipment Register for 1996 (the latest year for which such revenues have been reported): (i) there were only five equipment rental companies that had 1996 equipment rental revenues in excess of $100 million (with the largest company having had 1996 equipment rental revenues of approximately $400 million), (ii) the largest 100 equipment rental companies combined had less than a 20% share of the market based on 1996 equipment rental revenues and the Company's estimate of the size of the market (with the largest company having had a market share of less than 3%), and (iii) there were approximately 100 equipment rental companies that had 1996 equipment rental revenues between $5 million and $100 million. In addition, the Company estimates that there are more than 20,000 companies with annual equipment rental revenues of less than $5 million. The Company believes that the fragmented nature of the industry presents substantial consolidation and growth opportunities for companies with access to capital and the ability to implement a disciplined acquisition program and effectively integrate and operate acquired companies.

                                GROWTH STRATEGY

  The Company's growth strategy is to expand through a disciplined acquisition program, the opening of new rental locations and internal growth and to further diversify its equipment categories and customer markets. The Company believes that as it expands it should gain competitive advantages relative to smaller operators, including greater purchasing power, a lower cost of capital, the ability to provide customers with a broader range of equipment and services and with newer and better maintained equipment, and greater flexibility to transfer equipment among locations in response to customer demand.

  The Company is seeking to acquire companies of varying size, including relatively large companies to serve as platforms for regional development and smaller companies to complement existing or anticipated locations. In evaluating potential acquisition targets, the Company considers a number of factors, including the quality of the target's rental equipment and management, the opportunities to improve operating margins and increase internal growth at the target, the economic prospects of the region in which the target is located, the potential for additional acquisitions in the region, and the competitive landscape in the target's markets. The Company will seek expansion opportunities in the United States and Canada and will pursue acquisition candidates with varying types of equipment and customer specializations. The Company believes that geographic and customer diversification will allow the Company to participate in the overall growth of the equipment rental industry and reduce the Company's sensitivity to fluctuations in regional economic conditions or changes that affect particular market segments.

  The Company believes that there will be significant opportunities to improve operating margins at acquired companies through the efficient integration of new and existing operations, the elimination of duplicative costs, reduction in overhead, the centralization of functions such as purchasing and information technology, and the application of best practices. The Company also believes that a lack of capital has constrained expansion and modernization at many small and mid-sized equipment rental companies and that as a result there is significant potential to increase internal growth at many acquired companies through capital investment. The Company will seek to increase internal growth by investing in additional and more modern equipment, using advanced information technology systems to improve asset utilization and tracking, increasing sales and marketing efforts, expanding the customer segments and geographic areas served, and opening complementary locations.

                                   BACKGROUND

  The Company was founded by eight of the Company's officers, who contributed an aggregate of $44.4 million in cash to the capital of the Company. Each of the founders was formerly a senior executive of United Waste Systems, Inc. ("United Waste"), a solid waste management company that was sold in August 1997, or a senior member of United Waste's acquisition team. United Waste executed a growth strategy that combined a disciplined acquisition program (including over 200 acquisitions completed from January 1995 through August
1997), the integration and optimization of acquired facilities, and internal growth. The Company believes that the extensive experience of its management team in acquiring and effectively integrating and operating acquisition targets should enable the Company to capitalize on consolidation opportunities in the equipment rental industry.

  United Rentals, Inc. was incorporated under the laws of the State of Delaware in August 1997, initially capitalized in September 1997 and commenced rental operations in October 1997 by acquiring six established equipment rental companies. The executive offices of the Company are located at Four Greenwich Office Park, Greenwich, Connecticut 06830, and its telephone number is (203) 622-3131.

                                 THE OFFERINGS

 Common Stock offered hereby .....  5,500,000 shares(1)
 Common Stock to be outstanding
  after the Offerings ............  30,218,808 shares(1)(2)
 Use of Proceeds .................  The net proceeds from the Offerings will be used (i) to repay approximately $120
                                    million of outstanding indebtedness under
                                    the Company's $155 million revolving credit
                                    facility (the "Credit Facility") and (ii)
                                    for future acquisitions, capital
                                    expenditures and general corporate
                                    purposes. See "Use of Proceeds."
 New York Stock Exchange Symbol ..  URI

--------
(1) Assumes no exercise of the over-allotment options granted by the Company to the Underwriters.

(2)Does not include (i) 6,519,058 shares issuable upon the exercise of outstanding warrants, which provide for a weighted average exercise price of $10.12 per share, (ii) 931,333 shares issuable upon the exercise of outstanding options granted pursuant to the Company's 1997 Stock Option Plan, which provide for exercise prices ranging from $10.00 to $30.00 per share, the weighted average exercise price being $13.06 per share, (iii) 4,068,667 shares reserved for possible future grants of options under the Company's 1997 Stock Option Plan, and (iv) shares issuable upon conversion of a $300,000 convertible note which provides for a conversion price of $16.20 per share. Also does not reflect adjustments which may change the number of shares issued as consideration for the acquisition of one of the Acquired Companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Consideration Paid for Acquired Companies," "Management--Capital Contributions by Officers and Directors" and "Description of Capital Stock-- Warrants, Options and Convertible Notes."

                                  RISK FACTORS

  See "Risk Factors" beginning on page 7 for a discussion of certain risks that should be considered in connection with an investment in the Common Stock offered hereby.

      SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The Company was incorporated in August 1997 and commenced equipment rental operations in October 1997 by acquiring six established rental companies. The Company acquired 14 additional companies in the first two months of 1998. The following unaudited pro forma income statement data for the year ended December 31, 1997 gives effect to the acquisition of each of the Acquired Companies, the financing of each such acquisition and all issuances of Common Stock after the beginning of such period, as if all such transactions had occurred at the beginning of such period. The following unaudited pro forma balance sheet data as of December 31, 1997 gives effect to the 14 acquisitions completed by the Company subsequent to such date and the financing of each such acquisition, as if all such transactions had occurred on such date. The following unaudited pro forma as adjusted balance sheet data gives effect to the foregoing and to completion of the Offerings at an assumed public offering price of $24.3125 per share (the last reported sale price of the Common Stock on February 3, 1998) and the application of a portion of the estimated net proceeds therefrom to repay outstanding indebtedness under the Credit Facility. See "Use of Proceeds" and "Capitalization."

                               HISTORICAL                    PRO FORMA
                         -----------------------       ----------------------
                               PERIOD FROM
                             AUGUST 14, 1997
                           (INCEPTION) THROUGH              YEAR ENDED
                            DECEMBER 31, 1997            DECEMBER 31, 1997
                         -----------------------       ----------------------
                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total revenues..........        $10,633                        $186,760
Gross profit............          3,811                          69,276
Operating income........            238                          25,973
Interest expense .......            454                           8,889
Other (income) expense,
 net....................           (270)                         (1,699)
                                -------                        --------
Income before income
 taxes..................             54                          18,783
Income taxes............             20                           7,488
                                -------                        --------
Net income..............        $    34                        $ 11,295
                                =======                        ========
Basic earnings per
 share..................        $  0.00                        $   0.46
                                =======                        ========
Diluted earnings per
 share..................        $  0.00                        $   0.43
                                =======                        ========
Depreciation and
 amortization...........        $ 1,301                        $ 26,357
EBITDA(1)...............        $ 1,539                        $ 52,330
                                          AS OF DECEMBER 31, 1997
                         ------------------------------------------------------
                                                                   PRO FORMA
                               HISTORICAL          PRO FORMA       AS ADJUSTED
                               ----------          ---------       -----------
                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............      $ 68,608          $      50           $18,334
Rental equipment, net...        33,408            138,890           138,890
Total assets............       169,110            327,277           345,561
Debt....................         1,074            117,246             9,831
Stockholders' equity....       157,730            173,182           298,881

(1) As used herein, "EBITDA" means net income plus interest, non-operating income and expenses, income taxes, depreciation, amortization and other non-cash items. Management believes that EBITDA, as presented, represents a useful measure of assessing the performance of the Company's ongoing operating activities as it reflects the earnings trends of the Company without the impact of certain non-cash charges. EBITDA is not intended as an alternative to cash flow from operating activities as a measure of liquidity or as an alternative to net income as an indicator of the Company's operating performance.

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following Risk Factors should be considered carefully in evaluating an investment in the Common Stock.

RECENTLY FORMED COMPANY; LIMITED OPERATING HISTORY

  The Company was incorporated in August 1997 and commenced equipment rental and related operations in October 1997 by acquiring six established rental companies. The Company acquired 14 additional companies in the first two months of 1998. Due to the recent commencement of the Company's operations, the Company has a limited operating history upon which an evaluation of the Company and its prospects can be based. Furthermore, the Company's historical financial statements included herein, which cover the period from inception through December 31, 1997, do not fully reflect the Company's current operations in view of the fact that (i) the results of the six companies acquired in October 1997 are reflected in such financial statements for only a portion of the period covered thereby and (ii) the results of the 14 companies acquired in the first two months of 1998 are not reflected in such financial statements.

ACQUIRED COMPANIES NOT HISTORICALLY OPERATED AS A COMBINED BUSINESS

  Although the Acquired Companies have been in existence an average of 22 years, the businesses of these companies have not historically been operated as a combined business. There can be no assurance that the Company will be able to integrate successfully the businesses of the Acquired Companies (or the businesses of any companies acquired in the future), to operate them profitably on a combined basis, or to effectively manage the combined business. Failure by the Company to integrate successfully or manage effectively the Acquired Companies could have a material adverse effect on the Company's results of operations and financial condition.

RISKS RELATING TO GROWTH STRATEGY

  Principal components of the Company's growth strategy include continued expansion through an ongoing acquisition program, the opening of start-up locations, and internal growth. However, there can be no assurance that the Company will successfully implement its growth strategy or that, if implemented, such strategy will result in continued profitability. In addition, under the terms of the Company's Credit Facility, the Company may not make acquisitions unless certain financial conditions are satisfied or the consent of the lenders is obtained. Furthermore, there can be no assurance that the Company's growth rate will be comparable to the past or future growth rate of the overall equipment rental industry or any segment thereof. The Company's growth strategy involves a number of risks and uncertainties, including:

  Availability of Acquisition Targets and Sites for Start-up Locations. The Company may encounter substantial competition in its efforts to identify and acquire appropriate acquisition candidates and sites for start-up locations, which could have the effect of increasing prices for acquisitions or such sites. There can be no assurance that the Company will succeed in identifying appropriate acquisition candidates or sites for start-up locations or that the Company will be able to acquire any acquisition candidate or site that it does identify on terms that are acceptable to the Company.

  Need to Integrate New Operations. As the Company grows, the Company intends to focus substantial efforts on the efficient integration of new operations, the elimination of duplicative costs and the reduction of overhead. There can be no assurance, however, that the Company will be successful in these efforts or that these efforts may not in certain circumstances adversely affect existing operations.

  Need to Recruit Additional Personnel. The Company will require additional personnel in order to implement its growth strategy and support expanded operations. Accordingly, the Company is in the process of recruiting additional operating, acquisition, finance and other personnel from the equipment rental industry and from other industries. There can be no assurance, however, that the Company will succeed in recruiting the requisite qualified personnel as and when needed.

  Certain Risks Related to Start-up Locations. The Company expects that start-up locations may initially have a negative impact on results of operations and margins due to several factors, including: (i) the Company will incur significant start-up expenses in connection with establishing each start-up location and (ii) it will generally take some time following the commencement of operations at a start-up location before profitability can be achieved. There can be no assurance that any start-up location will become profitable within the first several years of operations, if at all.

DEPENDENCE ON ADDITIONAL CAPITAL TO FINANCE GROWTH

  The Company's growth strategy will require substantial capital investment. Capital will be required by the Company for, among other purposes, completing acquisitions, establishing new rental locations, integrating completed acquisitions, acquiring rental equipment and maintaining the condition of its rental equipment. The Company intends to pay for future acquisitions using cash, capital stock, notes and/or assumption of indebtedness. To the extent that cash generated internally and cash available under the Credit Facility is not sufficient to provide the capital required for such purposes and future operations, the Company will require additional debt and/or equity financing in order to provide for such capital. There can be no assurance, however, that such financing will be available or, if available, will be available on terms satisfactory to the Company. Failure by the Company to obtain sufficient additional capital in the future could limit the Company's ability to implement its business strategy. Future debt financings, if available, may result in increased interest and amortization expense, increased leverage, decreased income available to fund further acquisitions and expansion, and may limit the Company's ability to withstand competitive pressures and render the Company more vulnerable to economic downturns. Future equity financings may dilute the equity interest of existing stockholders.

POSSIBLE UNDISCOVERED LIABILITIES OF ACQUIRED COMPANIES

  Although the Company performs a due diligence investigation of each business that it acquires, there may nevertheless be liabilities of the Acquired Companies or future acquired companies that the Company fails or is unable to discover during its due diligence investigation and for which the Company, as a successor owner, may be responsible. The Company seeks to minimize the impact of these liabilities by obtaining indemnities and warranties from the seller which may be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amount, or duration, the financial limitations of the indemnitor or warrantor, or other reasons.

DEPENDENCE ON MANAGEMENT

  The Company is highly dependent upon its senior management team. The loss of the services of any member of senior management may have a material adverse effect on the Company. The Company's Credit Facility provides that the failure of certain members of the Company's current senior management to continue to hold executive positions with the Company for a period of 30 consecutive days constitutes an event of default under the Credit Facility unless replacement officers satisfactory to the lenders are appointed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." The Company does not presently maintain "key man" life insurance with respect to members of senior management.

  The Company's rental locations are managed by local managers who have extensive experience in the equipment rental industry and substantial knowledge of the local markets served. These managers are generally former owners or employees of the businesses acquired by the Company. The loss of one or more of these managers may have a material adverse effect on the Company in the event that the Company is unable to find a suitable replacement in a timely manner.

  The Company's present dependence on regional and local managers is heightened by the fact that the Company's founding senior management team, while having substantial acquisition and operating experience in other industries (particularly the solid waste industry), did not have experience in the equipment rental industry prior to founding the Company.

NEED FOR INTEGRATED INFORMATION TECHNOLOGY SYSTEMS

  The Company is in the process of installing an integrated information technology system that will link all locations, integrate operating and financial data on a Company-wide basis, and enable the real-time tracking of rental transactions, equipment availability, inventory and other data. The Company expects that this system will become operational at substantially all the Company's existing locations in March 1998. The Company thereafter will be required to expand the system on an ongoing basis as it adds locations. Although the Company expects the system to become operational in March 1998, there can be no assurance that the Company will not encounter unexpected delays or that such system when operational will function in accordance with the Company's expectations. Failure of the system to become operational or to function as expected could negatively impact the Company's ability to implement its growth strategy. Until the new system is operational, each acquired business will continue to use the systems that it had in place at the time it was acquired. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Information Technology System."

COMPETITION

  The equipment rental industry is highly fragmented and competitive. The Company's competitors include public companies or divisions of public companies; regional competitors which operate in one or more states; small, independent businesses with one or two rental locations; and equipment vendors and dealers who both sell and rent equipment directly to customers. Certain of the Company's competitors are larger and have greater financial resources than the Company. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants or that equipment manufacturers will not commence, or increase their efforts, to rent or sell equipment directly to the Company's customers. In addition, to the extent that competitors seek to gain or retain market share by reducing prices, the Company may be required to lower its prices, thereby affecting operating results. See "Business--Competition."

SENSITIVITY TO GENERAL ECONOMIC AND WEATHER CONDITIONS

  The Company believes that the equipment rental business is sensitive to changes in economic conditions and that demand for rental equipment can be reduced significantly by adverse weather conditions. There can be no assurance that the Company's business and financial condition will not be adversely affected by (i) changes in general economic conditions, including national, regional and local changes in construction and industrial activity, (ii) increases in interest rates that may result in a higher cost of capital to the Company, or (iii) adverse weather conditions that may decrease construction and industrial activity.

QUARTERLY FLUCTUATIONS OF OPERATING RESULTS

  The Company expects that its revenues and operating results may fluctuate from quarter to quarter due to a number of factors, including: seasonal rental patterns of the Company's customers (with rental activity tending to be lower in the winter); changes in general economic conditions in the Company's markets; the timing of acquisitions and the opening of start-up locations (which generally will require a period of time to become profitable) and related costs; the effect of the integration of acquired businesses and start-up locations; the timing of expenditures for new equipment and the disposition of used equipment; and price changes in response to competitive factors. These factors, among others, may result in the Company's results of operations in some future periods not meeting expectations, which could have a material adverse impact on the market price of the Common Stock.

LIABILITY AND INSURANCE

  The Company is subject to various possible claims, including claims for personal injury or death caused by equipment rented or sold by the Company or motor vehicle accidents involving Company delivery and service personnel and compensation and other employment related claims. The Company carries a broad range of insurance for the protection of its assets and operations. However, such coverage is subject to a deductible of $250,000 and limited to a maximum of $25 million per occurrence. In addition, the Company does not maintain insurance coverage for environmental liability, since the Company believes that the cost for such coverage is high relative to the benefit that it provides. Furthermore, certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third party lawsuits, might not be covered by the Company's insurance. There can be no assurance that insurance will continue to be available to the Company on economically reasonable terms, if at all, that existing or future claims will not exceed the level of the Company's insurance or relate to matters not covered by the Company's insurance (such as environmental liability), or that the Company will have sufficient capital available to pay any uninsured claims.

ENVIRONMENTAL REGULATION

  The Company uses hazardous materials, such as solvents, to clean and maintain its rental equipment and generates and disposes of wastes such as used motor oil, radiator fluid, solvents and batteries. In addition, the Company currently dispenses, or may in the future dispense, petroleum products from underground and above-ground storage tanks located at certain rental locations. These and other activities of the Company are subject to various federal, state and local laws and regulations governing the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for, among other things, (i) the costs of removal or remediation of certain hazardous or toxic substances located on, in, or emanating from, such property, as well as related costs of investigation and property damage and substantial penalties for violations of such laws, and (ii) environmental contamination at facilities where its waste is or has been disposed. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. Although the Company investigates each business or property that it acquires or leases and believes there are no existing material liabilities relating to non-compliance with environmental laws and regulations, there can be no assurance that there are no undiscovered potential liabilities relating to non-compliance with environmental laws and regulations, that historic or current operations have not resulted in undiscovered conditions that will require investigation and/or remediation under environmental laws, or that future uses or conditions will not result in the imposition of environmental liability upon the Company or expose the Company to third-party actions such as tort suits. Furthermore, there can be no assurance that changes in environmental regulations in the future will not require the Company to make significant capital expenditures to change methods of disposal of hazardous materials or otherwise alter aspects of its operations. See "Business-- Environmental Regulation."

BROAD DISCRETION ON APPLICATION OF PROCEEDS

  The Company's business plan is general in nature and subject to change based upon changing conditions and opportunities. As a result, the Company will have broad discretion in applying the portion of the net proceeds not allocated to the repayment of outstanding indebtedness under the Credit Facility (as well as the proceeds of any future borrowings under the Credit Facility). The Company may use the net proceeds for future acquisitions. The Company at present is not party to any definitive agreements relating to future acquisitions.

CONCENTRATED CONTROL

  Immediately following completion of the Offerings, the officers and directors of the Company will own an aggregate of 13,262,414 shares of Common Stock, representing approximately 44% of the Company's outstanding Common Stock (including 10,000,100 shares, representing approximately 33% of the Company's outstanding Common Stock, beneficially owned by Bradley S. Jacobs, Chairman and Chief Executive Officer of the Company). Such share ownership may effectively give such persons the ability to elect the entire Board of Directors of the Company and to control the Company's management and affairs.

VOLATILITY OF STOCK PRICE

  The market price of the Common Stock may experience significant volatility. The market price of the Common Stock could be subject to significant variation due to fluctuations in the Company's operating results, the degree of success the Company achieves in implementing its business strategy, changes in business or regulatory conditions affecting the Company, its customers or its competitors, and other factors. In addition, the financial markets may experience volatility that affects the market prices of securities in ways unrelated to the operating performance of the issuers of such securities, and such volatility may adversely affect the market price of the Common Stock. There can be no assurance that the market price of the Common Stock will not decline below the price at which the Common Stock is being offered hereby.

ABSENCE OF DIVIDENDS

  The Company has never paid any dividends on its Common Stock and has no plans to pay dividends on its Common Stock in the foreseeable future. Under the terms of the Credit Facility, the Company is prohibited from paying dividends on the Common Stock. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Common Stock (including shares issued upon exercise of warrants or options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. The number of outstanding shares of Common Stock available for sale in the public market will be limited by the lock-up agreements described below. Subject to such agreements, upon completion of the Offerings, substantially all of the Company's outstanding shares of Common Stock (and all shares that may hereafter be issued upon the exercise of outstanding warrants) will either be freely tradeable without restriction under the Securities Act or eligible for sale pursuant to a shelf registration statement previously filed by the Company.

  The Company and all of its officers and directors (who hold an aggregate of 13,262,414 shares of Common Stock) have agreed not to sell or otherwise dispose of any shares of Common Stock (including shares that may be acquired upon the exercise of currently exercisable warrants) for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch & Co., on behalf of the Underwriters (except that the Company may issue shares as consideration for acquisitions, provided that the Company may not issue in excess of 750,000 shares for acquisitions unless the recipients of any excess shares agree to be subject to the foregoing lock-up agreement with respect to such excess shares). In addition, the holder of 318,712 shares of Common Stock has agreed not to sell or otherwise dispose of such shares until June 1998 without the prior written consent of Merrill Lynch & Co. Furthermore, the Company has agreed not to waive any existing lock-up agreements between the Company and its stockholders for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch & Co., on behalf of the Underwriters. Such existing lock-up agreements prohibit the sale or transfer of an aggregate of 2,901,705 shares, without the prior written consent of the Company. Such existing lock-up agreements lapse in December 1998 (with respect to 733,670 shares), January 1999 (with respect to 400,584 shares), December 1999 (with respect to 728,671 shares) and December 2000 (with respect to 1,038,780 shares). In addition, an aggregate of 404,291 shares of Common Stock not subject to lock-up agreements and not covered by the Company's shelf registration statement are "restricted securities" under Rule 144 under the Securities Act and may not be sold except if registered pursuant to the Securities Act or if an exemption from registration is available. See "Shares Eligible For Future Sale" and "Underwriting."

ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Certificate of Incorporation and By-laws, as well as applicable Delaware law, may have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of the Company. These provisions provide, among other things, that (i) the Board of Directors shall be divided into three classes, with directors of each class serving for a staggered three-year period, (ii) directors may be removed only for cause and only upon the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote, (iii) stockholders may not act by written consent,
(iv) stockholder nominations and proposals may only be made if specified advance notice requirements are complied with, (v) stockholders are precluded from calling a special meeting of stockholders, and (vi) the Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. Moreover, under certain conditions,
Section 203 of the Delaware General Corporation Law may prevent the Company from engaging in a "business combination" with an "interested stockholder." See "Certain Charter and By-law Provisions."

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offerings are estimated to be $125.7 million ($144.7 million if the Underwriters' over-allotment options are exercised in full), based upon an assumed public offering price of

$24.3125 per share (the last reported sale price of the Common Stock on February 3, 1998) and after deduction of the estimated underwriting discount and offering expenses. The Company expects to use such net proceeds (i) to repay approximately $120 million of outstanding indebtedness under the Company's Credit Facility and (ii) for future acquisitions, capital expenditures and general corporate purposes.

  Under the terms of the Credit Facility, the Company may borrow on a revolving basis up to $155 million until October 8, 2000, at which time all outstanding loans must be paid in full. Outstanding loans under the Credit Facility bear interest at a rate per annum equal to, at the Company's option, either the Eurodollar Rate (Reserve Adjusted) (as defined in the loan agreement providing for the Credit Facility) applicable to each interest period plus 1.5% to 2.5% per annum or the Alternate Reference Rate (as defined in such loan agreement) from time to time in effect plus 0% to .25% per annum. At February 3, 1998, the weighted average interest rate on the outstanding indebtedness was 7.4%. The proceeds from the outstanding indebtedness under the Credit Facility have been used by the Company to fund acquisitions. The repayment of a portion of the outstanding indebtedness under the Credit Facility from the proceeds of the Offerings will give the Company additional flexibility to reborrow funds under the Credit Facility for future acquisitions, capital expenditures and general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for additional information regarding the Credit Facility.

                                DIVIDEND POLICY

  The Company intends to retain all earnings for the foreseeable future for use in the operation and expansion of its business and, accordingly, the Company currently has no plans to pay dividends on its Common Stock. The payment of any future dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions and other factors. Under the terms of the Credit Facility, the Company is prohibited from paying dividends on its Common Stock. In addition, under Delaware law, the Company is prohibited from paying any dividends unless it has capital surplus or net profits available for this purpose. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock commenced trading on the New York Stock Exchange on December 18, 1997 under the symbol "URI." The following table sets forth, for the period indicated, the high and low sales prices for the Common Stock, as reported by the New York Stock Exchange.

                                                             PRICE RANGE
                                                             ---------------
1997                                                         HIGH       LOW
----                                                         ------    -----
Fourth Quarter (from December 18, 1997).....................  $19 5/16  $14 3/8
1998
----
First Quarter (through February 3, 1998)....................    25       17 1/4

  On February 3, 1998, the last sale price of the Common Stock as reported on the New York Stock Exchange was $24.3125 per share. As of February 3, 1998, there were approximately 126 holders of record of the Common Stock. The Company believes that the number of beneficial owners is substantially greater than the number of record holders, because a large portion of the Common Stock is held of record in broker "street names."

                                CAPITALIZATION

  The following table sets forth (i) the capitalization of the Company as of December 31, 1997, on an historical basis, (ii) such capitalization on a pro forma basis giving effect to the 14 acquisitions completed by the Company subsequent to such date and the financing of each such acquisition, and (iii) such pro forma capitalization as adjusted to give effect to the sale of the 5,500,000 shares offered hereby at an assumed public offering price of $24.3125 per share (the last reported sale price of the Common Stock on February 3, 1998) and the application of a portion of the net proceeds therefrom to repay indebtedness as described under "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and related Notes thereto and the Pro Forma Consolidated Financial Statements and related Notes thereto of the Company included elsewhere in this Prospectus.

                                                    AS OF DECEMBER 31, 1997
                                                 ------------------------------
                                                                     PRO FORMA
                                                  ACTUAL  PRO FORMA AS ADJUSTED
                                                 -------- --------- -----------
                                                         (IN THOUSANDS)
Debt:
  Credit facility............................... $    --  $107,415   $    --
  Equipment notes...............................      574    9,331      9,331
  Convertible debt..............................      500      500        500
                                                 -------- --------   --------
    Total debt..................................    1,074  117,246      9,831
Stockholders' equity:
  Preferred Stock, $.01 par value, 5,000,000
   shares authorized; no shares issued and
   outstanding..................................      --       --         --
  Common Stock, $.01 par value, 75,000,000
   shares authorized; 23,899,119 shares issued
   and outstanding, 24,703,994 shares issued and
   outstanding pro forma, and 30,203,994 shares
   issued and outstanding pro forma as
   adjusted(1)..................................      239      247        302
  Additional paid-in capital....................  157,457  172,901    298,545
  Retained earnings.............................       34       34         34
                                                 -------- --------   --------
    Total stockholders' equity..................  157,730  173,182    298,881
                                                 -------- --------   --------
Total capitalization............................ $158,804 $290,428   $308,712
                                                 ======== ========   ========

--------
(1) Does not include (i) 6,519,058 shares issuable upon the exercise of outstanding warrants, which provide for a weighted average exercise price of $10.12 per share, (ii) 931,333 shares issuable upon the exercise of outstanding options which provide for exercise prices ranging from $10.00 to $30.00 per share, the weighted average exercise price being $13.06 per share, (iii) 4,068,667 shares reserved for possible future grants of options under the Company's 1997 Stock Option Plan, (iv) shares issuable upon conversion of a $300,000 convertible note which provides for a conversion price of $16.20 per share and (v) 14,814 shares issued subsequent to December 31, 1997, upon conversion of a $200,000 convertible note. Also does not reflect adjustments which may change the number of shares issued as consideration for the acquisition of one of the Acquired Companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Consideration Paid for Acquired Companies," "Management--Capital Contributions by Officers and Directors" and "Description of Capital Stock--Warrants, Options and Convertible Notes."

                       SELECTED HISTORICAL AND PRO FORMA
                      CONSOLIDATED FINANCIAL INFORMATION

  The Company commenced rental operations in October 1997 by acquiring six established rental companies (the "Initial Acquired Companies") and acquired 14 additional companies in the first two months of 1998. The following table presents (i) selected unaudited historical income statement and balance sheet data for the Initial Acquired Companies on a combined basis and (ii) selected historical and pro forma income statement and balance sheet data for the Company. The historical income statement and balance sheet data for the Company are derived from the audited Financial Statements of the Company included elsewhere in this Prospectus. The data presented below with respect to the Company should be read in conjunction with the Financial Statements and related Notes thereto and the Pro Forma Consolidated Financial Statements and related Notes thereto of the Company included elsewhere in this Prospectus.

  The following unaudited pro forma income statement data for the year ended December 31, 1997 gives effect to the acquisition of each of the Acquired Companies, the financing of each such acquisition and all issuances of Common Stock after the beginning of such period, as if all such transactions had occurred at the beginning of such period. The following unaudited pro forma balance sheet data as of December 31, 1997 gives effect to the 14 acquisitions completed by the Company subsequent to such date and the financing of each such acquisition, as if all such transactions had occurred on such date. The unaudited pro forma income statement data is not necessarily indicative of the actual results of operations that would have occurred had the foregoing transactions occurred at the beginning of the period presented or of the results that may occur in the future. The following unaudited pro forma as adjusted balance sheet data gives effect to the foregoing and to completion of the Offerings at an assumed public offering price of $24.3125 per share (the last reported sale price of the Common Stock on February 3, 1998) and the application of a portion of the estimated net proceeds therefrom to repay outstanding indebtedness under the Credit Facility. See "Use of Proceeds" and "Capitalization."

                                                        HISTORICAL                                    PRO FORMA
                          --------------------------------------------------------------------------- ----------
                                  COMBINED INITIAL ACQUIRED COMPANIES                   COMPANY        COMPANY
                          ------------------------------------------------------- ------------------- ----------
                                                                  PERIOD FROM         PERIOD FROM
                              YEAR ENDED DECEMBER 31,             JANUARY 1,        AUGUST 14, 1997   YEAR ENDED
                          ----------------------------------     1997 THROUGH     (INCEPTION) THROUGH  DECEMBER
                           1993     1994     1995     1996    ACQUISITION DATE(1)  DECEMBER 31, 1997   31, 1997
                          -------  -------  -------  -------  ------------------- ------------------- ----------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total revenues..........  $32,549  $38,179  $44,159  $51,889        $49,200             $10,633        $186,760
Total cost of
 operations.............   22,961   24,829   28,563   34,737         32,677               6,822         117,484
                          -------  -------  -------  -------        -------             -------        --------
Gross profit............    9,588   13,350   15,596   17,152         16,523               3,811          69,276
Selling, general and
 administrative
 expense................    7,772    9,898   11,537   12,435         12,021               3,311          38,213
Non-rental depreciation
 and amortization.......      300      427      502      527            472                 262           5,090
                          -------  -------  -------  -------        -------             -------        --------
Operating income........    1,516    3,025    3,557    4,190          4,030                 238          25,973
Interest expense........      770      846    1,416    2,123          2,288                 454           8,889
Other (income) expense..     (336)    (412)    (306)    (412)          (382)               (270)         (1,699)
                          -------  -------  -------  -------        -------             -------        --------
Income before taxes.....    1,082    2,591    2,447    2,479          2,124                  54          18,783
Pro forma income
 taxes(2)...............      433    1,036      979      992            850                  20           7,488
                          -------  -------  -------  -------        -------             -------        --------
Pro forma net
 income(2)..............  $   649  $ 1,555  $ 1,468  $ 1,487        $ 1,274             $    34        $ 11,295
                          =======  =======  =======  =======        =======             =======        ========
Basic earnings per
 share..................                                                                $  0.00        $   0.46
                                                                                        =======        ========
Diluted earnings per                                                                    $  0.00        $   0.43
 share..................                                                                =======        ========
Depreciation and
 amortization...........  $ 4,207  $ 5,340  $ 6,630  $ 8,579        $ 7,344             $ 1,301        $ 26,357
EBITDA(3)...............  $ 5,723  $ 8,365  $10,187  $12,769        $11,374             $ 1,539        $ 52,330
Dividends on Common
 Stock..................                                                                    --              --

                                                                             PRO FORMA
                                        HISTORICAL                PRO FORMA AS ADJUSTED
                         ---------------------------------------- --------- -----------
                            COMBINED INITIAL ACQUIRED
                                    COMPANIES            COMPANY         COMPANY
                         ------------------------------- -------- ---------------------
                                    AS OF DECEMBER 31,
                         ----------------------------------------  AS OF DECEMBER 31,
                          1993    1994    1995    1996     1997           1997
                         ------- ------- ------- ------- -------- ---------------------
                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $ 2,374 $ 2,349 $ 4,193 $ 3,227 $ 68,608 $     50   $ 18,334
Rental equipment, net...  10,730  14,270  20,244  27,145   33,408  138,890    138,890
Total assets............  20,380  25,254  37,022  43,681  169,110  327,277    345,561
Debt....................  10,104  12,608  21,267  25,959    1,074  117,246      9,831
Stockholders' equity....   9,003   9,638  10,941  12,308  157,730  173,182    298,881

--------
(1) Represents with respect to each Initial Acquired Company the date in October 1997 on which such Initial Acquired Company was acquired by the Company.
(2) Certain of the Acquired Companies had elected to be treated as Subchapter S Corporations prior to being acquired by the Company. In general, the income or loss of a Subchapter S Corporation is passed through to its owners rather than being subjected to taxes at the entity level. Pro forma net income or loss for the Initial Acquired Companies reflects a provision for income taxes as if all such companies were liable for federal and state income taxes as taxable corporate entities for all periods presented.
(3) As used herein, "EBITDA" means net income plus interest, non-operating income and expenses, income taxes, depreciation, amortization and other non-cash items. Management believes that EBITDA, as presented, represents a useful measure of assessing the performance of the Company's ongoing operating activities as it reflects the earnings trends of the Company without the impact of certain non-cash charges. EBITDA is not intended as an alternative to cash flow from operating activities as a measure of liquidity or as an alternative to net income as an indicator of the Company's operating performance.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Financial Statements and related Notes thereto, the unaudited Pro Forma Consolidated Financial Statements and related Notes thereto and the "Selected Historical and Pro Forma Consolidated Financial Information" of the Company included elsewhere in this Prospectus.

GENERAL

  The Company was organized in August 1997 and commenced equipment rental operations in October 1997 by acquiring six established rental companies. The Company acquired 14 additional companies in the first two months of 1998. Each of the acquisitions completed by the Company to date has been accounted for as a purchase.

  The Acquired Companies primarily derived revenues from the following sources: (i) equipment rental (including additional fees that may be charged for equipment delivery, fuel, repair of rental equipment, and damage waivers),
(ii) the sale of used rental equipment, (iii) the sale of new equipment, and
(iv) the sale of related merchandise and parts. Rental revenues accounted for 66.9% of the Company's pro forma revenues during 1997.

  Cost of operations consist primarily of depreciation costs associated with rental equipment, the cost of repairing and maintaining rental equipment, the cost of used and new equipment sold, personnel costs, occupancy costs, supplies, and expenses related to information systems. The Company records rental equipment expenditures at cost and depreciates equipment using the straight-line method over the estimated useful life (which ranges from 2 to 10 years), after giving effect to an estimated salvage value of 0% to 10% of cost.

  Selling, general and administrative expense includes advertising and marketing expenses, management salaries, and clerical and administrative overhead.

  Depreciation and amortization, excluding rental equipment, includes (i) depreciation expense associated with equipment that is not offered for rent (such as vehicles, computers and office equipment) and depreciation expense associated with leasehold improvements and (ii) the amortization of intangible assets. The Company's intangible assets include goodwill, which represents the excess of the purchase price of acquired companies over the estimated fair market value of the assets acquired.

  The Company's acquisition of the Acquired Companies changed the cost structures of these companies due to changes relating to depreciation and amortization, interest expense, compensation to former owners and lease expense for real estate. In view of these changes, the Company believes that the pre-acquisition historical results of the Acquired Companies are not indicative of future results. Therefore, the discussion below focuses on the historical and pro forma results of the Company rather than on pre-acquisition historical results of the Acquired Companies.

CONSIDERATION PAID FOR THE ACQUIRED COMPANIES

  The aggregate consideration paid by the Company for the Acquired Companies was $174.1 million and consisted of approximately $154.5 million in cash, 1,123,587 shares of Common Stock, a convertible note in the principal amount of $300,000, and warrants to purchase an aggregate of 30,000 shares of Common Stock. In addition, the Company repaid or assumed outstanding indebtedness of the Acquired Companies in the aggregate amount of $120.2 million. The Company also agreed to pay the former owners of one of the Acquired Companies a percentage of such company's future revenues until an aggregate of $2.8 million has been paid.

  The purchase agreement relating to the acquisition of one of the Acquired Companies provides that the 318,712 shares of Common Stock that the Company issued in connection therewith (the "Stock Consideration") will be valued based upon the average daily closing price of the Common Stock during the 60-day period commencing on December 18, 1997. If the Stock Consideration as so valued is not equal to $3.8 million, the

Stock Consideration will be adjusted (by the Company issuing additional shares or by the holders returning to the Company a portion of the Stock
Consideration) as required to make the Stock Consideration as so valued equal to $3.8 million.

HISTORICAL RESULTS OF OPERATIONS

  The Company's historical financial statements included herein cover the period from August 14, 1997 (inception) through December 31, 1997. The Company believes that its historical results for such period do not fully reflect its current operations in view of the fact that (i) the results of the six companies acquired in October 1997 are reflected in such financial statements for only a portion of the period covered thereby and (ii) the results of the 14 companies acquired in the first two months of 1998 are not reflected in such financial statements.

  Revenues. Total revenues were $10.6 million for the period from August 14, 1997 through December 31, 1997. Equipment rental revenues accounted for 66.0% of such revenues.

  Gross Profit. For the period from August 14, 1997 through December 31, 1997, the gross profit margin was (i) 39.6% from equipment rentals, (ii) 47.8% from sales of rental equipment and (iii) 21.2% from sales of new equipment, merchandise and other revenues.

  Selling, General and Administrative Expense. For the period from August 14, 1997 through December 31, 1997, selling, general and administrative expense ("SG&A") was $3.3 million or 31.1% of total revenues.

  Non-rental Depreciation and Amortization. For the period from August 14, 1997 through December 31, 1997, non-rental depreciation and amortization was $262,000 or 2.5% of total revenues.

  Interest Expense. For the period from August 14, 1997 through December 31, 1997, interest expense was $454,000. Interest expense principally related to borrowings made under the Company's Credit Facility in order to fund a portion of the purchase price of the six acquisitions completed in 1997.

  Income Taxes. The Company's effective income tax rate for the period from August 14, 1997 through December 31, 1997 was 37.9%.

PRO FORMA RESULTS OF OPERATIONS

  The Pro Forma Consolidated Financial Statements included herein with respect to 1997 give effect to the acquisition of each of the Acquired Companies, the financing of each such acquisition, and all issuances of Common Stock after the beginning of such period, as if all such transactions had occurred at the beginning of the period (as more fully described in Note 3 to the Pro Forma Consolidated Financial Statements). Such pro forma financial statements, however, do not reflect (i) potential cost savings, synergies and efficiencies that may be achieved through the integration of the businesses and operations of the Acquired Companies, (ii) the expenses that the Company may incur as it seeks to increase internal growth at the Acquired Companies, including expenditures required in order to expand and modernize rental equipment, increase sales and marketing efforts, and expand and diversify the customer segments served, and (iii) the additional compensation expense relating to the Company's senior management which would have been incurred had such compensation accrued commencing at the beginning of the year (rather than in September 1997). The results reflected in such pro forma financial statements are not necessarily indicative of the actual results of operations that would have occurred had the acquisitions of the Acquired Companies occurred at the beginning of period presented or of future results.

  Revenues. Total revenues were $186.8 million for the year ended December 31, 1997. Equipment rental revenues accounted for 66.9% of such revenues.

  Gross Profit. For the year ended December 31, 1997, the gross profit margin from equipment rentals was 43.4% and the gross profit margin from sales of equipment and merchandise and other revenues was 24.3%.

  Selling, General and Administrative Expense. For the year ended December 31, 1997, SG&A was $38.2 million or 20.5% of total revenues.

  Non-rental Depreciation and Amortization. For the year ended December 31, 1997, non-rental depreciation and amortization was $5.1 million or 2.7% of total revenues.

  Interest Expense. Interest expense was $8.9 million for the year ended December 31, 1997. Interest expense principally related to borrowings made under the Company's Credit Facility in order to fund a portion of the purchase price of the Acquired Companies.

  Income Taxes. Pro forma income taxes was computed for the year ended December 31, 1997 using an estimated rate of 40%.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has funded its cash requirements to date from (i) the sale of Common Stock and Warrants in private placements to the officers and directors of the Company for aggregate consideration of $46.8 million, (ii) other sales of Common Stock in private placements for aggregate consideration of $7.9 million, (iii) the sale of shares of Common Stock in the Company's initial public offering in December 1997 for aggregate consideration of $101.1 million (after deducting the underwriting discount) and (iv) borrowings under the Company's Credit Facility.

  The Company's Credit Facility with a group of financial institutions, for which Bank of America National Trust and Savings Association acts as agent, enables the Company to borrow up to $155 million on a revolving basis. The facility terminates on October 8, 2000, at which time all outstanding indebtedness is due. Up to $10 million of the Credit Facility is available in the form of letters of credit. Borrowings under the Credit Facility accrue interest, at the Company's option, at either (a) the Floating Rate (which is equal to the greater of (i) the Federal Funds Rate plus 0.5% and (ii) Bank of America's reference rate, in each case, plus a margin ranging from 0% to 0.25% per annum) or (b) the Eurodollar Rate (which is equal to Bank of America's reserve adjusted eurodollar rate plus a margin ranging from 1.5% to 2.5% per annum). As of February 3, 1998, there was approximately $120 million of outstanding indebtedness under the Credit Facility. The Company plans to use the net proceeds of the Offerings to repay a portion of such indebtedness as described under "Use of Proceeds." The Company will be able to reborrow the amounts so repaid.

  The Credit Facility contains certain covenants that require the Company to, among other things, satisfy certain financial tests relating to: (a) maintenance of minimum net worth, (b) the ratio of debt to net worth, (c) interest coverage ratio, (d) the ratio of funded debt to cash flow, and (e) the ratio of senior debt to tangible assets. The Credit Facility also contains certain covenants that restrict the Company's ability to, among other things,
(i) incur additional indebtedness, (ii) permit liens to attach to its assets,
(iii) enter into operating leases requiring payments in excess of specified amounts, (iv) declare or pay dividends or make other restricted payments with respect to its equity securities (including the Common Stock) or subordinated debt, (v) sell assets, (vi) make acquisitions unless certain financial conditions are satisfied, and (vii) engage in any line of business other than the equipment rental industry. The Credit Facility provides that the failure by any two of Messrs. Jacobs, Milne, Nolan and Miner to continue to hold executive positions with the Company for a period of 30 consecutive days constitutes an event of default under the Credit Facility unless replacement officers satisfactory to the lenders are appointed. The Credit Facility is also subject to other customary events of default. The Credit Facility is secured by substantially all of the assets of United Rentals, Inc. and by the stock and assets of its subsidiaries.

  The Company expects that following completion of the Offerings its principal sources of cash will be borrowings under the Credit Facility and cash generated from operations. The Company estimates that such sources will be sufficient to fund the cash required for the Company's existing operations (not including new acquisitions or start-up locations that are not currently under development, which may require additional financing as discussed below) for at least 12 months following completion of the Offerings.

  The Company expects that following the Offerings its principal needs for cash relating to its operations will be to fund (i) operating activities and working capital, (ii) the purchase of equipment on an ongoing basis to maintain the quality and competitiveness of its existing rental equipment,
(iii) the purchase of equipment required to expand and modernize the rental equipment at certain locations, (iv) the purchase of equipment and other items required to maintain sufficient inventory of the new equipment and related merchandise and parts that the Company offers for sale, and (v) the installation of an integrated information technology system.

  The Company estimates that equipment expenditures for its existing locations will be in the range of $25 million to $30 million over the next 12 months. In addition, the Company expects that it will be required to make equipment expenditures in connection with new acquisitions. The Company cannot quantify at this time the amount of such equipment expenditures.

  Principal elements of the Company's strategy include expansion through a disciplined acquisition program and the opening of new rental locations. The Company expects to pay for future acquisitions using cash, capital stock, notes and/or assumption of indebtedness. The Company expects that cash required for future acquisitions and start-up locations will be provided by a combination of borrowings under the Credit Facility, cash generated from operations, and future debt or equity financings. There can be no assurance that any such future debt or equity financings will be available or, if available, will be on terms satisfactory to the Company.

  The Company is in the process of developing three start-up locations. See "Business--Start-up Locations." The Company estimates that the aggregate costs associated with such start-up locations will be in the range of $2.5 million to $3.5 million (including expenditures of approximately $346,000 incurred to date). The Company believes that cash generated from operations and borrowings under the Credit Facility will be sufficient to fund these costs without additional debt or equity financings.

  The Company is in the process of installing an integrated information technology system and expects that this system will become operational in March 1998 at substantially all the Company's existing locations. The Company estimates that the cost of installing such system at the Company's existing 67 locations and up to 23 additional locations will be approximately $6.5 million (including approximately $800,000 expended to date). The Company will be required to expand this system on an ongoing basis as it adds locations. The Company believes that the system will be year 2000 compliant.

FLUCTUATIONS IN OPERATING RESULTS

  The Company expects that its revenues and operating results may fluctuate from quarter to quarter due to a number of factors, including: seasonal rental patterns of the Company's customers (with rental activity tending to be lower in the winter); changes in general economic conditions in the Company's markets; the timing of acquisitions and the opening of start-up locations and related costs; the effect of the integration of acquired businesses and start-up locations; the timing of expenditures for new equipment and the disposition of used equipment; and price changes in response to competitive factors.

  The Company is continually involved in the investigation and evaluation of potential acquisitions. In accordance with generally accepted accounting principles, the Company capitalizes certain direct out-of-pocket expenditures (such as legal and accounting fees) relating to potential or pending acquisitions. Indirect acquisition costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred. The Company's policy is to charge against earnings any capitalized expenditures relating to any potential or pending acquisition that the Company determines will not be consummated. There can be no assurance that the Company in future periods will not be required to incur a charge against earnings in accordance with such policy, which charge, depending upon the magnitude thereof, could adversely affect the Company's results of operations.

  The Company will be required to incur significant start-up expenses in connection with establishing each start-up location. Such expenses may include, among others, pre-opening expenses related to setting up the facility, training employees, installing information systems and marketing. The Company expects that in general start-up locations will initially operate at a loss or at less than normalized profit levels. Consequently, the opening of a start-up location may negatively impact the Company's margins until the location achieves normalized profitability.

  There may be a lag between the time that the Company purchases new equipment and begins to incur the related depreciation and interest expenses and the time that the equipment begins to generate revenues at normalized rates. As a result, the purchase of new equipment, particularly equipment purchased in connection with expanding and diversifying the Company's rental equipment, may periodically reduce margins.

GENERAL ECONOMIC CONDITIONS AND INFLATION

   The Company's operating results may be adversely affected by (i) changes in general economic conditions, including national, regional and local changes in construction and industrial activity, (ii) increases in interest rates that may result in a higher cost of capital to the Company, or (iii) adverse weather conditions that may decrease construction and other industrial activity. Although the Company cannot accurately anticipate the effect of inflation on its operations, the Company believes that inflation has not had, and is not likely in the foreseeable future to have, a material impact on its results of operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is required to adopt the provisions of these Statements in fiscal year 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a primary financial statement. The Company is currently evaluating the reporting formats recommended under this Statement. SFAS No. 131 establishes a new method by which companies will report operating segment information. This method is based on the manner in which management organizes the segments within a company for making operating decisions and assessing performance. The Company continues to evaluate the provisions of SFAS No. 131 and, upon adoption, the Company may report operating segments.

                                   BUSINESS

  United Rentals was formed in September 1997 for the purpose of creating a large, geographically diversified equipment rental company in the United States and Canada. The Company commenced equipment rental operations in October 1997 by acquiring six established companies and acquired 14 additional companies in the first two months of 1998. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and other individuals. The Company also engages in related activities such as selling used rental equipment, acting as a distributor for certain new equipment, and selling related merchandise and parts. The Company had pro forma revenues of $186.8 million during the year ended December 31, 1997. The Company's growth strategy is to expand through a disciplined acquisition program, the opening of new rental locations and internal growth and to further diversify its equipment categories and customer markets. The Company believes that as it expands it should gain competitive advantages relative to smaller operators, including greater purchasing power, a lower cost of capital, the ability to provide customers with a broader range of equipment and services and with newer and better maintained equipment, and greater flexibility to transfer equipment among locations in response to customer demand.

  United Rentals currently operates 67 rental locations in 16 states and Canada. The Company's locations are managed by experienced professionals who have extensive industry experience and substantial knowledge of the local markets served. These managers are generally former owners or employees of the businesses acquired by the Company. The types of rental equipment offered by the Company include a broad range of light to heavy construction and industrial equipment (such as pumps, generators, forklifts, backhoes, cranes, bulldozers, aerial lifts and compressors), general tools and equipment (such as hand tools and garden and landscaping equipment) and special event equipment (such as tents, tables and chairs). The equipment mix varies at each of the Company's locations, with some locations offering a general mix and some specializing in specific equipment categories. As of February 3, 1998, the Company's rental equipment included approximately 34,000 units (excluding special event equipment), had an original purchase price of approximately $222 million and had a weighted average age (based on original purchase price) of approximately 3.6 years.

INDUSTRY OVERVIEW

  The Company estimates that the U.S. equipment rental industry (including used and new equipment sales by rental companies) generates annual revenues in excess of $20 billion. The combined equipment rental revenues of the 100 largest equipment rental companies have increased at an estimated compound annual rate of approximately 21% from 1992 through 1996 (based upon revenues reported for such period, the latest period for which data is available, by the Rental Equipment Register, an industry trade publication). The Company believes that this growth primarily reflects the following trends:

  Recognition of Advantages of Renting. There is increasing recognition of the many advantages that equipment rental may offer compared with ownership, including the ability to: (i) avoid the large capital investment required for equipment purchases, (ii) reduce storage and maintenance costs, (iii) supplement owned equipment thereby increasing the range and number of jobs that can be worked on, (iv) access a broad selection of equipment and select the equipment best suited for each particular job, (v) obtain equipment as needed and minimize the costs associated with idle equipment, and (vi) access the latest technology without investing in new equipment.

  Increase in Contractor Rentals. There has been a fundamental shift in the way contractors meet their equipment needs. While contractors have historically used rental equipment on a temporary basis--to provide for peak period capacity, meet specific job requirements or replace broken equipment-- many contractors are now also using rental equipment on an ongoing basis to meet their long-term equipment requirements. A survey of contractors conducted in September 1996 by Merrill Lynch & Co. found that, on average, the percentage of contractor fleets that was rented increased from 7% in 1994 to 15% at the time of the survey.

  Outsourcing Trend. The general trend toward the corporate outsourcing of non-core competencies is leading large industrial companies increasingly to rent, rather than purchase, equipment that they require for repairing, maintaining and upgrading their facilities.

  The equipment rental industry is highly fragmented, consisting of a small number of multi-location regional or national operators and a large number of relatively small, independent businesses serving discrete local markets. Based upon rental revenues reported by the Rental Equipment Register for 1996 (the latest year for which such revenues have been reported): (i) there were only five equipment rental companies that had 1996 equipment rental revenues in excess of $100 million (with the largest company having had 1996 equipment rental revenues of approximately $400 million), (ii) the largest 100 equipment rental companies combined had less than a 20% share of the market based on 1996 equipment rental revenues and the Company's estimate of the size of the market (with the largest company having had a market share of less than 3%), and (iii) there were approximately 100 equipment rental companies that had 1996 equipment rental revenues between $5 million and $100 million. In addition, the Company estimates that there are more than 20,000 companies with annual equipment rental revenues of less than $5 million. The Company believes that the fragmented nature of the industry presents substantial consolidation and growth opportunities for companies with access to capital and the ability to implement a disciplined acquisition program. The Company also believes that the extensive experience of its management team in acquiring and effectively integrating acquisition targets should enable the Company to capitalize on these opportunities.

STRATEGY

  The Company's objective is to expand its operations and build a large geographically diversified equipment rental company in the United States and Canada. The Company believes that as it expands it should gain competitive advantages relative to smaller operators, including greater purchasing power, a lower cost of capital, the ability to provide customers with a broader range of equipment and services and with newer and better maintained equipment, and greater flexibility to transfer equipment among locations in response to customer demand. The Company's plan for achieving this objective includes the following key elements:

  Execute Disciplined Acquisition Program. The Company intends to expand through a disciplined acquisition program. The Company will seek to acquire companies of varying size, including relatively large companies to serve as platforms for regional development and smaller companies to complement existing or anticipated locations. In evaluating potential acquisition targets, the Company considers a number of factors, including the quality of the target's rental equipment and management, the opportunities to improve operating margins and increase internal growth at the target, the economic prospects of the region in which the target is located, the potential for additional acquisitions in the region, and the competitive landscape in the target's markets.

  Improve Operating Margins. The Company plans to focus significant efforts on improving operating margins at acquired companies through the efficient integration of new and existing operations, the elimination of duplicative costs, reduction in overhead, and centralization of functions such as purchasing and information technology.

  Increase Internal Growth. The Company believes that a lack of capital has constrained expansion and modernization at many small and mid-sized equipment rental companies and that as a result there is significant potential to increase internal growth at many acquired companies through capital investment. The Company will seek to increase internal growth by investing in additional and more modern equipment, using advanced information technology systems to improve asset utilization and tracking, increasing sales and marketing efforts, expanding and diversifying the customer segments served, expanding the geographic areas served, and opening complementary locations.

  Open New Rental Locations. The Company also intends to grow by selectively opening new rental locations in attractive markets where there are no suitable acquisition targets available or where the cost of a start-up location would be less than the cost of acquiring an existing business.

  Diversify Locations, Equipment Categories and Customers. The Company plans to diversify geographically and to focus on a broad range of equipment catego-ries and customer markets within the equipment rental industry. The Company believes that this will allow it to participate in the overall growth of the equipment rental industry and reduce the Company's sensitivity to fluctuations in regional eco-nomic conditions or changes that affect particular market segments. In order to achieve this diversification, the Company will consider expansion opportu-nities in the United States and Canada and will pursue acquisition candidates with varying equipment mixes and customer specializations.

ACQUISITIONS

  The Company believes that there will continue to be a large number of attractive acquisition opportunities in the equipment rental industry due to the highly fragmented nature of the industry, the inability of many small and mid-sized equipment rental companies to expand and modernize due to capital constraints, and the desire of many long-time owners for liquidity. The Company has an experienced acquisition team, comprised of senior level executives with extensive acquisition, operating and financial experience, that is engaged in identifying and evaluating acquisition candidates and executing the Company's acquisition program. The Company estimates that, since the formation of the Company in September 1997, it has preliminarily reviewed more than 150 potential acquisition candidates and has conducted preliminary market studies or initiated due diligence on more than 50 of these candidates.

  The table below provides certain information concerning the 20 acquisitions completed by the Company to date:

                                                     NUMBER OF   YEARS IN     1997
COMPANY                           LOCATIONS         RENTAL SITES BUSINESS   REVENUES
-------                   ------------------------- ------------ -------- -------------
                                                                          (IN MILLIONS)
1997 ACQUISITIONS:
Mercer Equipment Company  North Carolina                  3          9        $18.5
A&A Tool Rentals and
 Sales, Inc.              California                      2         35         13.8
Coran Enterprises, Inc.   California                      4         33          9.5
 (dba A-1 Rents) and
 affiliate
J&J Rental Services       Texas                           1         19          8.7
Bronco Hi-Lift, Inc.      Colorado                        1         16          6.5
Rent-It Center, Inc.      Utah                            1         45          2.9
1998 ACQUISITIONS:
Access Rentals, Inc. and
 affiliates               Connecticut; Florida;          19         23         52.3
                          Indiana; Minnesota;
                          New Jersey; New
                          York; Pennsylvania;
                          South Carolina;
                          Tennessee; Washington;
                          Ontario, Canada
BNR Equipment Limited
 and affiliates           New York; Ontario, Canada       8         23         24.0
Channel Equipment
 Holdings, Inc. and
 affiliates               Texas                           4         20         11.5
Mission Valley Rentals,
 Inc.                     California                      4         22          8.6
Pro-Rentals, Inc.         Washington                      6         12          5.9
ASC Equipment Co., Inc.   North Carolina                  3         21          5.4
Nevada High Reach
 Equipment, Inc. and
 affiliate                Nevada                          3         13          4.5
Gene's Village Rental &
 Sales, Inc.              South Carolina                  2         24          3.6
Manchester Equipment
 Rental & Sales, Inc.     Connecticut                     1         11          3.3
San Leandro Equipment
 Rentals Service, Inc.    California                      1         36          3.2
Darien Rental Services,
 Inc.                     Connecticut                     1         31          1.7
Salisbury Rental Center,
 Inc.                     North Carolina                  1         10          1.3
Anchor Rental, Inc.       Connecticut                     1         15          1.0
A-1 Rents of Galveston,
 Inc.                     Texas                           1         16          0.6

  The aggregate consideration paid by the Company for the Acquired Companies was $174.1 million and consisted of approximately $154.5 million in cash, 1,123,587 shares of Common Stock (subject to possible adjustment with respect to 318,712 of such shares as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Consideration Paid for Acquired Companies"), a convertible note in the principal amount of $300,000, and warrants to purchase an aggregate of 30,000 shares of Common Stock. In addition, the Company repaid or assumed outstanding indebtedness of the Acquired Companies in the aggregate amount of approximately $120.2 million. The Company also agreed to pay the former owners of one of the Acquired Companies a percentage of such company's future revenues until an aggregate of $2.8 million has been paid.

  The Company at present is not party to any definitive agreements relating to future acquisitions. However, the Company is continually investigating and evaluating potential acquisition candidates and is currently a party to nine non-binding letters of intent relating to the possible acquisition by the Company of nine additional companies having an aggregate of 24 rental locations. Based upon information provided to the Company in connection with its preliminary investigation of these businesses, the Company estimates that the aggregate annualized revenues of these companies is approximately $50 million. However, in view of the preliminary nature of this estimate, there can be no assurance that actual revenues will not differ. Furthermore, in view of the fact that these letters of intent are non-binding and that the Company has not completed its due diligence investigations with respect thereto, the Company cannot predict whether these letters of intent will lead to definitive agreements, whether the terms of any such definitive agreements will be the same as the terms contemplated by the letters of intent or whether any transaction contemplated by such letters of intent will be consummated.

START-UP LOCATIONS

  The Company is in the process of developing three start-up locations (one in Florida and two in Texas). These projects were commenced by certain of the Acquired Companies, prior to their having been acquired by the Company, and are being continued by the Company. The Company expects that the Florida location will open in the first quarter of 1998 and that the two Texas locations will open in the second quarter of 1998.

OPERATIONS

  The Company currently operates 67 rental locations in 16 states and Canada. The Company offers for rent a broad array of equipment including light to heavy construction and industrial equipment, general tools and equipment, and special event equipment. The Company also engages in related activities such as selling used rental equipment, acting as a distributor for certain new equipment, and selling related merchandise and parts. The Company's customer base is diverse and includes construction industry participants, industrial companies, and homeowners and other individuals.

 EQUIPMENT RENTAL

  The Company offers for rent a broad array of equipment on a daily, weekly, monthly and multi-month basis. The following are examples of the types of equipment that the Company offers for rent:

    Construction and Industrial: aerial lifts, air compressors, backhoes, boom lifts, bulldozers, cranes, ditching equipment, forklifts, generators, high reach equipment, pumps, scissor lifts, tractors.

    General Tools and Equipment: garden and landscaping equipment, hand tools, high-pressure washers, paint sprayers, power tools, roto tillers.

    Special Event: barbecue grills, china and flatware, fountains, lighting, staging and dance floors, tables and chairs, tents and canopies.

  As of February 3, 1998, the Company's rental equipment included approximately 34,000 units (excluding special event equipment) and had an original purchase price of approximately $222 million and a weighted average age (based on original purchase price) of approximately 3.6 years. The Company estimates that (based on original purchase price) construction and industrial equipment represents approximately 94% of the Company's rental equipment, general tools and equipment represents approximately 5%, and special event equipment represents approximately 1%. The Company also estimates that four categories of construction and industrial equipment (aerial lifts, boom lifts, scissor lifts and high reach equipment) represent approximately 47% of the Company's rental equipment and accounted for approximately 34% of the Company's pro forma revenues in 1997.

  The equipment mix varies at each of the Company's locations, with some locations offering a general mix and some specializing in specific equipment categories. The Company expects that as it integrates the Acquired Companies it will further expand and modernize its rental equipment and expand and diversify the customer markets served by certain locations.

 RELATED OPERATIONS

  In addition to renting equipment, the Company is engaged in a variety of related or complementary activities.

  Sales of Used Equipment. The Company routinely sells used rental equipment to adjust the age and composition of its rental fleet. The Company sells such equipment through a variety of means including sales to the Company's existing rental customers and local customer base, sales to used equipment dealers, and sales through public auctions. The Company also participates in trade-in programs in connection with purchasing new equipment.

  Sales of New Equipment. The Company, at several locations, is a distributor for various tool and equipment manufacturers, including American Honda Motor Co. Inc. (generators and pumps), Edco Manufacturing (surfacing equipment), Genie Industries, Inc. (aerial lifts), Grove Worldwide (aerial platforms), Kubota (earthmoving equipment), Multiquip, Inc. (compaction equipment and compressors), Milwaukee Electric Tool Corporation (power tools), Trak International (loaders and forklifts), Stihl, Inc. (surface preparation equipment) and Wacker (compaction equipment). In general, such manufacturers may terminate the Company's distribution rights at any time.

  Sales of Related Merchandise and Parts. The Company, at most locations, sells a variety of merchandise that may be used in conjunction with rental equipment (such as saw blades, fasteners, drill bits, hard hats, gloves and other safety equipment) and also sells parts.

  Other. The Company at certain locations offers equipment maintenance services to customers for equipment that is owned by the customer. This service is primarily provided with respect to equipment purchased from the Company.

 CUSTOMERS AND SALES AND MARKETING

  The Company on a pro forma basis rented equipment to over 154,000 customers in 1997. No single customer accounted for more than 1% of the Company's pro forma revenues in 1997, and the Company's top 10 customers accounted for less than 2.5% of the Company's pro forma revenues in 1997.

  The composition of the Company's customer base varies widely by location and is determined by several factors, including the equipment mix and marketing focus of the particular location and the business composition of the local economy. The Company's customer base consists of the following general categories: (i) construction industry participants (such as construction companies, contractors and subcontractors), (ii) industrial companies (such as manufacturers, chemical companies, paper mills and utilities), and (iii) homeowners and other individuals. The Company estimates that in 1997 (a) sales to construction industry participants accounted for approximately 75% of the Company's pro forma revenues, (b) sales to industrial companies accounted for approximately 17% of the Company's pro forma revenues, and (c) sales to homeowners and others accounted for approximately 8% of the Company's pro forma revenues.

  The Company markets its products and services through a sales force consisting of approximately 137 store-based salespeople and 113 field-based salespeople. The Company supplements the activities of its sales force through participation in industry trade shows and conferences, direct mailings, and advertising in local industry publications and the yellow pages in the markets it serves.

 PURCHASING

  The Company is in the process of centralizing the purchasing of certain equipment items, particularly large items with a significant cost and items that are purchased in volume. The Company believes that such centralization will give it greater purchasing power with its suppliers and enable it to obtain discounts.

 INFORMATION TECHNOLOGY SYSTEMS

  The Company is in the process of installing an integrated information technology system and expects that this system will become operational at substantially all the Company's existing locations in March 1998. This system will link all the Company's locations, integrate operating and financial data on a Company-wide basis, and enable the real-time tracking of rental transactions, equipment availability, inventory and other data. The Company expects that this system will enable management to monitor and analyze a wide range of operating and financial data, including (i) price and sales trends by store, region, salesperson, equipment category, or customer, (ii) fleet utilization by individual asset or asset class and (iii) financial results by store or region. Until the new system is operational, each acquired business will continue using the systems that it had in place at the time it was acquired. The Company will be required to expand this system on an ongoing basis as it adds locations.

COMPETITION

  The equipment rental industry is highly fragmented and competitive. The Company's competitors include: public companies or divisions of public companies (such as Hertz Equipment Rental Corporation, Prime Service, Inc., U.S. Rentals, Inc. and Rental Service Corporation); regional competitors which operate in one or more states; small, independent businesses with one or two rental locations; and equipment vendors and dealers who both sell and rent equipment directly to customers. The Company believes that, in general, large companies enjoy significant competitive advantages compared to smaller operators, including greater purchasing power, a lower cost of capital, the ability to provide customers with a broader range of equipment and services and with newer and better maintained equipment, and greater flexibility to transfer equipment among locations in response to customer demand. Certain of the Company's competitors are larger and have greater financial resources than the Company.

PROPERTIES

  The Company currently operates 67 rental locations (59 in the United States and 8 in Canada). The rental locations in the United States are in the following 16 states: California (11), Colorado (1), Connecticut (4), Florida
(2), Indiana (1), Minnesota (2), New York (7), New Jersey (1), Nevada (3), North Carolina (7), Pennsylvania (1), South Carolina (3), Tennessee (2), Texas
(6), Utah (1), and Washington (7). The rental locations in Canada are all in Ontario. The Company's rental locations generally include facilities for displaying equipment and, depending on the location, may include separate equipment service areas and storage areas.

  The Company leases each of its rental locations under leases providing for various terms, including (i) 32 leases that provide for a remaining term of more than five years (of which 25 provide for a renewal option), (ii) 23 leases that provide for a remaining term of between one and five years (of which 13 provide for a renewal option), (iii) four leases that provide for a remaining term of less than one year (of which two provide for a renewal option) and (iv) eight leases that are on a month-to-month basis. Many of these leases were entered into in connection with the acquisitions of the Acquired Companies and most of the lessors are the former owners of these companies. The Company believes that its leases generally reflect market terms.

  The Company maintains a fleet of vehicles that is used for delivery, maintenance and sales functions. A portion of this fleet is owned and a portion leased and, as of February 3, 1998, this fleet included 572 vehicles.

  The Company's corporate headquarters are located in Greenwich, Connecticut, where it leases approximately 15,000 square feet under a lease that extends until 2001 (subject to extension rights).

ENVIRONMENTAL REGULATION

  The Company uses hazardous materials, such as solvents, to clean and maintain its rental equipment and generates and disposes of wastes such as used motor oil, radiator fluid, solvents and batteries. In addition, the Company currently dispenses, or may in the future dispense, petroleum products from underground and above-ground storage tanks located at certain rental locations. These and other activities of the Company are subject to various federal, state and local laws and regulations governing the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for, among other things, (i) the costs of removal or remediation of certain hazardous or toxic substances located on, in, or emanating from, such property, as well as related costs of investigation and property damage and substantial penalties for violations of such laws, and (ii) environmental contamination at facilities where its waste is or has been disposed. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. Although the Company investigates each business or property that it acquires or leases and believes there are no existing material liabilities relating to non-compliance with environmental laws and regulations, there can be no assurance that there are no undiscovered potential liabilities relating to non-compliance with environmental laws and regulations, that historic or current operations have not resulted in undiscovered conditions that will require investigation and/or remediation under environmental laws, or that future uses or conditions will not result in the imposition of environmental liability upon the Company or expose the Company to third-party actions such as tort suits. Furthermore, there can be no assurance that changes in environmental regulations in the future will not require the Company to make significant capital expenditures to change methods of disposal of hazardous materials or otherwise alter aspects of its operations.

EMPLOYEES

  At February 3, 1998, the Company employed 1,187 persons, including 31 corporate and regional management employees, 906 operational employees and 250 sales people. Of these employees, 344 are salaried personnel and 843 are hourly personnel. Collective bargaining agreements relating to nine separate locations cover approximately 83 of the Company's employees. The Company considers its labor relations to be good.

LEGAL PROCEEDINGS

  The Company and its subsidiaries are parties to various litigation matters, in most cases involving ordinary and routine claims incidental to the business of the Company. The ultimate legal and financial liability of the Company with respect to such pending litigation cannot be estimated with certainty but the Company believes, based on its examination of such matters, that such ultimate liability will not have a material adverse effect on the business or financial condition of the Company.

                                  MANAGEMENT

BACKGROUND

  The Company was founded in September 1997 by the following officers of the
Company: Bradley Jacobs, John Milne, Michael Nolan, Robert Miner, Sandra Welwood, Joseph Kondrup, Jr., Kai Nyby and Richard Volonino. Each of these officers was formerly a senior executive of United Waste Systems, Inc. ("United Waste") or a senior member of United Waste's acquisition team. United Waste, a solid waste management company, was formed in 1989 and sold in August 1997 to USA Waste Services, Inc. for stock consideration valued at over $2.2 billion. United Waste executed a growth strategy that combined a disciplined acquisition program (including over 200 acquisitions completed from January 1995 through August 1997), the integration and optimization of acquired facilities, and internal growth. At the time it was sold, United Waste was the sixth largest provider of integrated, non-hazardous solid waste management services in the United States, as measured by 1996 revenues.

OFFICERS, DIRECTORS AND KEY MANAGERS

  The table below identifies, and provides certain information concerning, the officers, directors and certain key managers of the Company. The Company expects that an additional independent director will be appointed prior to May 1998. The Company also expects that Mr. Hicks, the Company's President and Chief Operating Officer, will be appointed a director concurrently with the appointment of such additional independent director.

    NAME                 AGE                         POSITIONS(1)(2)
    ----                 ---                         ---------------
OFFICERS AND DIRECTORS
Bradley S. Jacobs.......  41 Chairman, Chief Executive Officer and Director
Wayland R. Hicks........  55 President and Chief Operating Officer
John N. Milne...........  38 Vice Chairman, Chief Acquisition Officer, Secretary and Director
Michael J. Nolan........  37 Chief Financial Officer
Robert P. Miner.........  48 Vice President, Finance
Sandra E. Welwood.......  42 Vice President, Corporate Controller
Kurtis T. Barker........  37 Regional Vice President, Operations
Daniel E. Imig..........  51 Regional Vice President, Operations
Joseph J. Kondrup,
 Jr. ...................  39 Vice President, Acquisitions
Kai E. Nyby.............  44 Vice President, Acquisitions
Richard A. Volonino.....  55 Vice President, Acquisitions
Ronald M. DeFeo.........  45 Director
Richard J. Heckmann.....  54 Director
Gerald Tsai, Jr. .......  68 Director
KEY MANAGERS
Joseph E. Bloodworth....  46 Manager, District Operations
Joseph A. DiFrancesco...  38 Manager, District Operations
Joseph E. Doran.........  57 Manager, District Operations
William M. Rigsbee......  41 Manager, District Operations

--------
(1) Each officer and director in the table has served in the position(s) indicated since either September 1997 (in the case of the eight founders), October 1997 (in the case of Messrs. Barker, Imig, DeFeo and Heckmann), November 1997 (in the case of Mr. Hicks) or December 1997 (in the case of Mr. Tsai). The Company's officers are elected by the Board of Directors and, subject to the employment agreements described below, serve at the discretion of the Board.
(2) For information concerning the term served by directors, see "-- Classification of Board of Directors."

  Bradley S. Jacobs founded United Waste Systems, Inc. in 1989 and served as its Chairman and Chief Executive Officer from inception until the sale of the company in August 1997. From 1984 to July 1989, Mr. Jacobs was Chairman and Chief Operating Officer of Hamilton Resources Ltd., an international trading company, and from 1979 to 1983, he was Chief Executive Officer of Amerex Oil Associates, Inc., an oil brokerage firm that he co-founded.

  Wayland R. Hicks served in various senior executive positions at Xerox Corporation where he worked for 28 years (1966-1994). His positions at Xerox Corporation included Executive Vice President, Corporate Operations (1993-
1994), Executive Vice President, Corporate Marketing and Customer Support Operations (1989-1993) and Executive Vice President, Engineering and Manufacturing--Xerox Business Products and Systems Group (1987-1989). Mr. Hicks served as Vice Chairman and Chief Executive Officer of Nextel Communications Corp. (1994-1995) and as Chief Executive Officer and President of Indigo N.V. (1996-1997). He is also a director of Maytag Corporation.

  John N. Milne was Vice Chairman and Chief Acquisition Officer of United Waste Systems, Inc. from 1993 until August 1997 and held other senior executive positions at United Waste from 1990 until 1993. Mr. Milne had primary responsibility for implementing United Waste's acquisition program. From September 1987 to March 1990, Mr. Milne was employed in the Corporate Finance Department of Drexel Burnham Lambert Incorporated.

  Michael J. Nolan served as the Chief Financial Officer of United Waste Systems, Inc. from February 1994 until August 1997. He served in other finance positions at United Waste from November 1991 until February 1994, including Vice President, Finance, from October 1992 to February 1994. From 1985 until November 1991, Mr. Nolan held various positions at the accounting firm of Ernst & Young, including senior audit manager, and is a Certified Public Accountant.

  Robert P. Miner was an executive officer of United Waste Systems, Inc. from November 1994 until August 1997, serving first as Vice President, Finance and then Vice President, Acquisitions. Prior to joining United Waste, he was a research analyst with PaineWebber Incorporated (November 1988 to October 1994) and Needham & Co. (January 1987 to October 1988) and held various executive positions at General Electric Environmental Services, Inc., Stauffer Chemical Company, and OHM Corporation.

  Sandra E. Welwood served as Vice President, Controller of United Waste Systems, Inc. from March 1996 until August 1997. From October 1994 to February 1996, she was Assistant Controller of OSi Specialty, Inc., and from October 1993 to September 1994, was Director of Internal Audit of the Gartner Group, Inc. Prior to this, Ms. Welwood was a senior audit manager at Ernst & Young from September 1987 to September 1993, and held various positions (including senior audit manager) at KPMG Peat Marwick from January 1980 to August 1987, and is a Certified Public Accountant.

  Kurtis T. Barker served as Vice President-Operations-Great Lakes Region of United Waste Systems, Inc. from 1993 until August 1997. From 1991 to 1993, he was an operations manager at Chambers Development Company, Inc. From 1990 to 1991, Mr. Barker was a project engineer at South Dakota Disposal Systems. From 1986 to 1990, he was a project engineer and then a general manager at Silver King Mines, Inc.

  Daniel E. Imig served as President-Mid-Central Region of Waste Management, Inc. from 1996 to August 1997. From 1978 to 1996, Mr. Imig served in a number of operating positions at Waste Management, Inc., including District Manager and Division President.

  Joseph J. Kondrup, Jr. was a senior member of United Waste's acquisition team from March 1996 until August 1997, with responsibility for the company's entry into and subsequent development of its Rocky Mountain Region. From July 1987 until March 1996, he was Division President of a subsidiary of Waste Management, Inc.

  Kai E. Nyby was a senior member of United Waste's acquisition team from 1995 until August 1997, with responsibility for acquisitions and business development in the company's Midwest Region. From 1981 to 1995, Mr. Nyby was the Regional Manager, Midwest Group for Waste Management, Inc. From 1973 to 1980, Mr. Nyby was General Manager, Operations for a subsidiary of Waste Management, Inc.

  Richard A. Volonino was a senior executive officer of United Waste from November 1991 until August 1997, serving as Chief Operating Officer from 1991 to 1992 and thereafter as Executive Vice President--Acquisitions. From May 1988 to October 1991, Mr. Volonino held various positions, including Vice President, Operations, with Chambers Development Company, Inc., and from 1986 to December 1987, was District Manager at Laidlaw, Inc.

  Ronald M. DeFeo is the Chief Executive Officer, President, Chief Operating Officer and a director of Terex Corporation, a leading global provider of equipment for the manufacturing, mining and construction industries. Mr. DeFeo joined Terex in 1992 as President of the Terex heavy equipment group and was appointed President and Chief Operating Officer in 1993 and Chief Executive Officer in 1995. From 1984 to 1992, Mr. DeFeo held various management positions at Tenneco, Inc., including Senior Vice President and Managing Director.

  Richard J. Heckmann has served since 1990 as Chairman, President and Chief Executive Officer of United States Filter Corporation, a leading global provider of industrial and commercial water and wastewater treatment systems and services. Mr. Heckmann is also a director of USA Waste Services, Inc. and K2 Inc.

  Gerald Tsai, Jr. served as Chairman, Chief Executive Officer and President of Delta Life Corporation, an insurance company, from 1993 until the sale of the company in October 1997. Mr. Tsai was Chairman of the Executive Committee of the Board of Directors of Primerica Corporation, a diversified financial services company, from December 1988 until April 1991, and served as Chief Executive Officer of Primerica Corporation from April 1986 until December 1988. Mr. Tsai is currently a private investor and serves as a director of Meditrust Corporation, Proffitt's, Inc., Rite Aid Corporation, Sequa Corporation, Triarc Companies, Inc. and Zenith National Insurance Corp. He also serves as a trustee of Boston University and New York University Medical Center.

  Joseph E. Bloodworth founded J&J Rental Services, Inc. (and its predecessors) and served as Chief Executive Officer and President from 1975 until October 1997 when J&J Rental Services, Inc. was acquired by United Rentals.

  Joseph A. DiFrancesco served as General Manager of Access Rentals, Inc. from 1989 until the acquisition of the company by United Rentals in January 1998 and as Controller of Access Rentals from 1985 until 1989. Mr. DiFrancesco is a Certified Public Accountant.

  Joseph E. Doran served as President of A&A Tool Rentals and Sales, Inc. from 1972 until the acquisition of the company by United Rentals in October 1997. Mr. Doran served on the Board of Directors of the California Rental Association for 12 years and was its President from 1985 to 1986.

  William M. Rigsbee served as President of Mercer Equipment Company from 1990 until the acquisition of the company by United Rentals in October 1997. He has been employed in the equipment rental industry since 1978. Mr. Rigsbee is a former President of both the Carolina Rental Association and the North Carolina Associated Equipment Distributors.

CAPITAL CONTRIBUTIONS BY OFFICERS AND DIRECTORS

  The officers and directors of the Company listed below have made capital contributions to the Company in the aggregate amount of $46.8 million (excluding amounts paid by certain officers and directors in respect of shares of Common Stock purchased by them in the Company's initial public offering in December 1997). Such capital contributions were made in connection with the sale to such officers and directors in private placements of an aggregate of 13,150,714 shares of Common Stock and 6,342,858 warrants ("Warrants"). Each such Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $10.00 per share at any time prior to September 12, 2007. Such shares and Warrants were sold at a price of $3.50 per unit consisting of one share of Common Stock and one-half of a Warrant (except that Messrs. Barker and Tsai purchased only Common Stock at a price of $3.50 per share and Messrs. Hicks, Imig and Heckmann purchased only Common

Stock at a price of $10.00 per share). The table below indicates (i) the number of shares of Common Stock and the number of Warrants purchased by such officers and directors (excluding shares purchased in the Company's initial public offering) and (ii) the aggregate amount paid by such officers and directors for such securities:

                                           SECURITIES PURCHASED(1)
                                           -------------------------
                                              COMMON
             NAME                             STOCK      WARRANTS   PURCHASE PRICE
             ----                          ------------ --------------------------
      Bradley S. Jacobs..................    10,000,000   5,000,000  $35,000,000
      Wayland R. Hicks...................       100,000         --     1,000,000
      John N. Milne......................     1,428,571     714,286    5,000,000
      Michael J. Nolan...................       571,429     285,715    2,000,000
      Robert P. Miner....................       285,714     142,857    1,000,000
      Sandra E. Welwood..................       100,000      50,000      350,000
      Kurtis T. Barker...................       100,000         --       350,000
      Daniel E. Imig.....................         5,000         --        50,000
      Joseph J. Kondrup, Jr. ............       100,000      50,000      350,000
      Kai E. Nyby........................       100,000      50,000      350,000
      Richard A. Volonino................       100,000      50,000      350,000
      Richard J. Heckmann................        20,000         --       200,000
      Gerald Tsai, Jr. ..................       240,000         --       840,000

--------
(1) In certain cases includes securities owned by one or more entities controlled by the named holder.

CLASSIFICATION OF BOARD OF DIRECTORS

  The Board of Directors is divided into three classes. The term of office of the first class (currently comprised of Mr. Tsai) will expire at the annual meeting of stockholders following the date of this Prospectus, the term of office of the second class (currently comprised of Mr. DeFeo and Mr. Heckmann) will expire at the second annual meeting of stockholders following the date of this Prospectus, and the term of office of the third class (currently comprised of Mr. Jacobs and Mr. Milne) will expire at the third annual meeting of stockholders following the date of this Prospectus. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified. See "Certain Charter and By-Law Provisions--Classified Board of Directors."

COMMITTEES OF THE BOARD

  The Board of Directors has three standing committees: the Audit Committee, the Compensation/Stock Option Committee, and the Special Stock Option Committee.

  The responsibilities of the Audit Committee include selecting the firm of independent accountants to be appointed to audit the Company's financial statements and reviewing the scope and results of the audit with the independent accountants. The members of this committee are Messrs. DeFeo, Heckmann and Tsai.

  The responsibilities of the Compensation/Stock Option Committee include making recommendations with respect to the compensation to be paid to officers and directors, administering the Company's Stock Option Plan, and approving the grant of options. The members of this committee are Messrs. DeFeo, Heckmann and Tsai.

  The responsibilities of the Special Stock Option Committee include approving the grant of options to persons other than officers and directors of the Company. The authority of this committee to approve the grant of options to such persons is concurrent with the authority of the Compensation/Stock Option Committee to approve such grants. The members of this committee are Messrs. Jacobs and Milne.

COMPENSATION OF DIRECTORS

  Each director of the Company is paid up to $2,500 per day for each Board of Directors' meeting such director attends, together with an expense reimbursement. Messrs. DeFeo, Heckmann and Tsai have each been granted options to purchase an aggregate of 20,000 shares of Common Stock at an exercise price of $15.00 per share.

COMPENSATION OF CERTAIN OFFICERS

  The Company's executive officers are being compensated, and each has been compensated since joining the Company, in accordance with the terms of the Employment Agreements described below.

  The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and each of the other executive officers of the Company during the period August 14, 1997 (inception) through December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                                    ------------
                                                                     SECURITIES
                                                                     UNDERLYING
NAME AND PRINCIPAL POSITION                             SALARY($)    OPTIONS(#)
---------------------------                             ---------   ------------
Bradley S. Jacobs......................................  $97,039          --
Chief Executive Officer
Wayland R. Hicks.......................................   47,692(1)   450,000
President and Chief Operating Officer
John N. Milne..........................................   63,577          --
Chief Acquisition Officer
Michael J. Nolan.......................................   58,558          --
Chief Financial Officer
Robert P. Miner........................................   50,192          --
Vice President, Finance

--------
(1)Mr. Hicks' employment with the Company commenced on November 14, 1997.

  The following tables summarize the options granted in 1997 to Mr. Hicks, the potential value of these options at the end of the option term (assuming certain levels of appreciation of the Company's Common Stock), and the total number of options held by such executive officer as of December 31, 1997. None of the other executive officers of the Company named in the Summary Compensation Table above has been granted options.

                             OPTION GRANTS IN 1997

                                           INDIVIDUAL GRANTS
                        --------------------------------------------------------
                                                                     POTENTIAL REALIZABLE VALUE
                         NUMBER OF    % OF TOTAL                      AT ASSUMED RATE OF STOCK
                         SECURITIES    OPTIONS   EXERCISE              APPRECIATION FOR OPTION
                         UNDERLYING   GRANTED TO  PRICE                        TERM(1)
                          OPTIONS     EMPLOYEES    PER    EXPIRATION ---------------------------
NAME                      GRANTED      IN 1997    SHARE      DATE         5%            10%
----                     ----------   ---------- -------- ---------- ------------- -------------
Wayland R. Hicks........  350,000(2)     38.7%    $10.00   11/13/07  $   2,201,131 $   5,578,099
                           50,000(2)      5.5%    $15.00   11/13/07         64,447       546,871
                           50,000(2)      5.5%    $20.00   11/13/07            --        296,871

--------
(1) These amounts are based on calculations at hypothetical 5% and 10% compounded annual appreciation rates prescribed by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.
(2) These options are not currently vested. These options will vest one-third in November 1998, one-third in November 1999 and one-third in November 2000. These options were granted pursuant to the Company's 1997 Stock Option Plan.

                     VALUE OF OPTIONS AT DECEMBER 31, 1997

                         NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED IN-THE-
                             UNEXERCISED OPTIONS AT                   MONEY OPTIONS AT
NAME                            DECEMBER 31, 1997                     DECEMBER 31, 1997
----                     -------------------------------        --------------------------------
                          EXERCISABLE       UNEXERCISABLE        EXERCISABLE    UNEXERCISABLE
                         --------------    -----------------    -------------  -----------------
Wayland R. Hicks........               --               450,000            --   $       3,475,000

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with each of the executive officers of the Company. Certain information with regard to these agreements is set forth below.

  The agreements provide for base salary to be paid at a rate per annum as follows: Mr. Jacobs ($290,000), Mr. Hicks ($400,000), Mr. Milne ($190,000),
Mr. Nolan ($175,000), and Mr. Miner ($150,000). The base salary payable to Mr. Hicks is payable 50% in cash and 50% in Common Stock (valued at the average closing sales price of the Common Stock during all trading days in the calendar quarter preceding the quarter in which the payment is made). Shares of Common Stock issued to Mr. Hicks are subject to certain restrictions on transfer as described under "Principal Stockholders--Certain Agreements Relating to Securities Held by Officers." The base salary payable to Messrs. Jacobs and Milne is subject to possible upward annual adjustments based upon changes in a designated cost of living index. The agreements do not provide for mandatory bonuses. However, the agreements provide that in addition to the compensation specifically provided for, the Company may pay such salary increases, bonuses or incentive compensation as may be authorized by the Board of Directors. The agreements with Messrs. Jacobs and Milne provide for each such executive to receive an automobile allowance of at least $700 per month. The agreement with Mr. Hicks provides for the Company to reimburse him for certain relocation expenses up to a maximum of $100,000.

  The employment agreements with the following executives provide that the term shall automatically renew so that at all times the balance of the terms will not be less than the period hereinafter specified with respect to such executive: Mr. Jacobs (five years), Mr. Milne (five years), Mr. Nolan (three years) and Mr. Miner (three years). The employment agreement with Mr. Hicks provides for a term extending until November 2000. Under each of the agreements, the Company or the employee may at any time terminate the agreement, with or without cause, provided that if the Company terminates the agreement, the Company is required to make severance payments to the extent described in the following paragraph.

  The employment agreements with Messrs. Jacobs and Milne provide that the executive is entitled to severance benefits in the event that (i) his employment agreement is terminated by the Company without Cause (as defined in the employment agreement), (ii) the executive terminates his employment agreement for Good Reason (as defined in the employment agreement) or because of a breach by the Company of its obligations thereunder, (iii) his employment is terminated as a result of death or (iv) the Company or the executive terminates the employment agreement due to the disability of the executive. The severance benefits include (i) a lump sum payment equal to five times the sum of the executive's annual base salary at the time of termination plus the highest annual bonus paid to the executive in the preceding three years and
(ii) the continuation of the executive's benefits for such specified period. The employment agreement with Mr. Hicks provides that the executive is entitled to a severance payment in the amount of $1 million in the event that his employment agreement is terminated by the Company without Cause (as defined in the employment agreement) or he terminates his employment for Good Reason (as defined in the employment agreement). The employment agreements with the other officers provide that the executive is entitled to severance benefits of up to three months' base salary in the event that the executive's employment agreement is terminated without Cause (as defined in the employment agreement). The employment agreements with Messrs. Jacobs and Milne provide that if any portion of the required severance payment to the executive constitutes an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), the executive is entitled to receive a payment sufficient on an after-tax basis to offset any excise tax payable by the executive pursuant to Section 4999 of the Code. Any payment constituting an "excess parachute payment" would not be deductible by the Company.

  Each of the agreements provides that all options at any time to be granted to the executive will automatically vest upon a change of control of the Company (as defined in the agreement).

  Pursuant to the employment agreement with Mr. Hicks, Mr. Hicks has been granted options to purchase an aggregate of 450,000 shares of Common Stock. For information concerning these options, see "--Compensation of Certain Officers."

  The agreement with Mr. Hicks provides that at each annual meeting of the stockholders of the Company, which occurs during the term of the agreement and at which Mr. Hicks' term as director would be scheduled to expire, the Company will nominate Mr. Hicks for re-election as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  At the time the employment agreements with Messrs. Jacobs and Milne were approved by the Board of Directors, the sole members of the Board were Messrs. Jacobs and Milne. No compensation committee interlocks with other companies have existed.

STOCK OPTION PLAN

  The Board of Directors has adopted the Company's 1997 Stock Option Plan (the "Stock Option Plan") which provides for the granting of options to purchase not more than an aggregate of 5,000,000 shares of Common Stock. Some or all of such options may be "incentive stock options" within the meaning of the Code. All officers, directors and employees of the Company and other persons who perform services on behalf of the Company are eligible to participate in the Stock Option Plan. Each option granted pursuant to the Stock Option Plan must provide for an exercise price per share that is at least equal to the fair market value per share of Common Stock on the date of grant. No options may be granted under the Stock Option Plan after August 31, 2007. The Company has heretofore granted under the Stock Option Plan options to purchase an aggregate of 931,333 shares of Common Stock (including the options granted to Mr. Hicks as described under "--Employment Agreements"). These options have a weighted average exercise price of $13.06 per share.

  The Stock Option Plan provides that it is to be administered by the Board of Directors (or by a committee appointed by the Board). The Board of Directors (or any such committee) has full power and authority to interpret the provisions, and supervise the administration, of the Stock Option Plan. The Board of Directors (or any such committee) determines, subject to the provisions of the Stock Option Plan, to whom options shall be granted, the number of shares of Common Stock subject to an option, whether an option shall be incentive or non-qualified, the exercise price of each option (which may not be less than the fair market value on the date of grant), the period during which each option may be exercised and the other terms and conditions of each option.

                            PRINCIPAL STOCKHOLDERS

GENERAL

  The table below and the notes thereto set forth as of the date of this Prospectus certain information concerning the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the Company's Common Stock by (i) each director and executive officer of the Company and
(ii) all executive officers and directors of the Company as a group. Except as indicated in the table, the Company does not know of any stockholder that is the beneficial owner of more than 5% of the outstanding Common Stock of the Company. For purposes of the table, each executive officer is deemed to be the beneficial owner of all shares of Common Stock that may be acquired upon the exercise of the Warrants held by such officer. The Warrants are currently exercisable at an exercise price of $10.00 per share (representing an aggregate exercise price of $61.4 million, assuming the exercise of all Warrants held by executive officers).

                           NUMBER OF SHARES OF
                              COMMON STOCK       PERCENT OF COMMON STOCK OWNED(2)
                              BENEFICIALLY       --------------------------------
NAME                           OWNED(1)(2)       BEFORE OFFERINGS AFTER OFFERINGS
----                       -------------------   ---------------- ---------------
Bradley S. Jacobs........      15,000,100(3)(4)        50.5%           42.6%
Wayland R. Hicks.........         100,000(5)              *               *
John N. Milne............       2,142,857(6)            8.4%            6.9%
Michael J. Nolan.........         857,244(7)            3.4%            2.8%
Robert P. Miner..........         428,571(8)            1.7%            1.4%
Ronald M. DeFeo..........          22,000(9)              *               *
Richard J. Heckmann......          40,000(10)             *               *
Gerald Tsai, Jr..........         310,000(11)           1.3%            1.0%
All executive officers
 and directors as a group
 (8 persons).............      18,900,772(12)          61.1%           51.9%

--------
 *Less than 1%.
(1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2) In certain cases, includes securities owned by one or more entities controlled by the named holder.
(3) Consists of 10,000,100 outstanding shares and 5,000,000 shares issuable upon the exercise of currently exercisable Warrants.
(4) Mr. Jacobs has certain rights relating to the disposition of the shares and Warrants owned by each of the other officers of the Company (as described below under "--Certain Agreements Relating to Securities Held by Officers"). By virtue of such rights, Mr. Jacobs is deemed to share beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of the shares owned by the other officers of the Company. The shares that the table indicates are owned by Mr. Jacobs do not include the shares with respect to which Mr. Jacobs is deemed to share beneficial ownership as aforesaid. Including such shares, Mr. Jacobs is deemed the beneficial owner of an aggregate of 19,128,672 shares of Common Stock (comprised of 12,785,814 outstanding shares and 6,342,858 shares issuable upon the exercise of outstanding Warrants).
(5) Does not include 450,000 shares issuable upon the exercise of options (which are not currently exercisable) granted to Mr. Hicks. See "Management--Compensation of Certain Officers." Also does not include any shares that the Company is required to pay Mr. Hicks as part of his base salary as described under "Management--Employment Agreements."

(6) Consists of 1,428,571 outstanding shares and 714,286 shares issuable upon the exercise of currently exercisable Warrants.
(7) Consists of 571,529 outstanding shares and 285,715 shares issuable upon the exercise of currently exercisable Warrants.
(8) Consists of 285,714 outstanding shares and 142,857 shares issuable upon the exercise of currently exercisable Warrants.
(9) Consists of 2,000 outstanding shares and 20,000 shares issuable upon the exercise of currently exercisable options.
(10) Consists of 20,000 outstanding shares and 20,000 shares issuable upon the exercise of currently exercisable options.
(11) Consists of 290,000 outstanding shares and 20,000 shares issuable upon exercise of outstanding options.
(12) Consists of 12,697,914 outstanding shares, 6,142,858 shares issuable upon the exercise of currently exercisable Warrants (which Warrants provide for an exercise price of $10.00 per share, representing an aggregate exercise price of $61.4 million assuming exercise of all the Warrants held by executive officers), and 60,000 shares issuable upon the exercise of currently exercisable options.

CERTAIN AGREEMENTS RELATING TO SECURITIES HELD BY OFFICERS

  Prior to the Company's initial public offering, the officers of the Company purchased Common Stock (and in certain cases Warrants) from the Company in private placements, as described under "Management--Capital Contributions by Officers of Directors." All shares of Common Stock and Warrants purchased by the officers of the Company prior to the Company's initial public offering (and any shares of Common Stock acquired upon exercise of such Warrants) are referred to as the "Private Placement Securities."

  Each officer of the Company (other than Mr. Jacobs and Mr. Hicks) has entered into an agreement with the Company and Mr. Jacobs that provides that
(i) if Mr. Jacobs sells any Private Placement Securities that he beneficially owns in a commercial, non-charitable transaction, then Mr. Jacobs is required to use his best efforts to sell (and has the right to sell subject to certain exceptions) on behalf of such officer a pro rata portion of such officer's Private Placement Securities at then prevailing prices, and (ii) except for sales that may be required to be made as aforesaid, the officer shall not (without the prior written consent of the Company) sell or otherwise dispose of the Private Placement Securities owned by such officer (subject to certain exceptions for charitable gifts). The foregoing provisions of the agreements terminate in September or October 2002.

  Each officer of the Company (other than Mr. Jacobs and Mr. Hicks) has also agreed pursuant to such agreements that the Company, in its sole discretion, may (i) prior to September 1, 2005, repurchase the Private Placement Securities owned by such officer in the event that such officer breaches any agreement with the Company or acts adversely to the interest of the Company and (ii) repurchase such Private Placement Securities without any cause (provided that such repurchase right without cause will lapse with respect to one-third of the securities on the first, second and third anniversaries of the date of such agreements). The amount to be paid by the Company in the event of a repurchase will be equal to the amount originally paid by such officer for such securities plus an amount representing a 10% annual return on such amount. See "Management--Capital Contributions by Officers and Directors" for information concerning the amounts paid by such officers of the Company for the Private Placement Securities owned by them.

  Mr. Hicks has agreed that (i) he will not transfer any Private Placement Securities purchased by him until November 1998 and (ii) he will not transfer any shares of Common Stock that are hereafter issued to him as compensation pursuant to his employment agreement for a one-year period following the date of issuance. See "Management--Employment Agreements."

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). As of the date of this Prospectus, there are 24,718,808 shares of Common Stock outstanding. After giving effect to the Offerings, there will be 30,218,808 shares of Common Stock outstanding (31,043,808 if the Underwriters' over-allotment option is exercised in full). As of the date of this Prospectus, there are no shares of Preferred Stock outstanding or reserved for issuance.

  The following description of the Company's capital stock is a summary of the material terms of such stock. The following does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Certificate of Incorporation and By-laws.

COMMON STOCK

  The holders of shares of Common Stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders. Each stockholder may exercise such vote either in person or by proxy. Stockholders are not entitled to cumulate their votes for the election of directors, which means that, subject to such rights as may be granted to the holders of shares of Preferred Stock, if any, the holders of more than 50% of the outstanding shares of Common Stock are able to elect all of the directors to be elected by holders of shares of Common Stock and the holders of the remaining shares of Common Stock will not be able to elect any director. Subject to such preferences to which holders of shares of Preferred Stock, if any, may be entitled, the holders of outstanding shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of outstanding shares of Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution to stockholders, subject to the prior rights on liquidation of creditors and to preferences, if any, to which holders of shares of Preferred Stock, if any, may be entitled. The holders of outstanding shares of Common Stock do not have any preemptive, subscription, redemption or sinking fund rights. The outstanding shares of Common Stock are, and the shares issued in the Offerings will upon issuance and sale as contemplated hereby be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

  The Company is authorized by its Certificate of Incorporation to issue up to 5,000,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations, including dividend rights, voting rights, conversion privileges, redemption rights, liquidation rights and/or sinking fund rights, as may from time to time be determined by the Board of Directors of the Company. Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and limitations with respect thereto, is required to be filed with the Secretary of State of the State of Delaware. The effect of having such Preferred Stock authorized is that the Company's Board of Directors alone, within the bounds and subject to the federal securities laws and the Delaware General Corporation Law (the "Delaware law"), may be able to authorize the issuance of Preferred Stock, which may adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock may also have the effect of delaying or preventing a change in control of the Company.

WARRANTS, OPTIONS AND CONVERTIBLE NOTE

  There are currently outstanding warrants to purchase an aggregate of 6,519,058 shares of Common Stock. Such warrants provide for a weighted average exercise price of $10.12 per share.

  There are currently outstanding options to purchase an aggregate of 931,333 shares of Common Stock. These options provide for exercise prices ranging from $10.00 to $30.00 per share, with the weighted average exercise price being $13.06 per share. Of these options, options to purchase an aggregate of 60,000 shares of Common Stock are currently exercisable and options to purchase 871,333 shares of Common Stock will become exercisable in installments over specified periods.

  A portion of the consideration paid by the Company for one of the Acquired Companies consisted of a $300,000 convertible note, which note is convertible into Common Stock at a conversion price equal to $16.20 per share.

TRANSFER AGENT AND REGISTRAR

  American Stock Transfer & Trust Company serves as transfer agent and registrar for the Common Stock.

                     CERTAIN CHARTER AND BY-LAW PROVISIONS

  The following brief description of certain provisions of the Company's Certificate of Incorporation (the "Certificate") and By-laws does not purport to be complete and is subject in all respects to the provisions of the Certificate and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

CLASSIFIED BOARD OF DIRECTORS

  The Certificate provides that the Board shall be divided into three classes and that the number of directors in each class shall be as nearly equal as is possible based upon the number of directors constituting the entire Board. The Certificate effectively provides that the term of office of the first class will expire at the annual meeting of stockholders following the date of this Prospectus, the term of office of the second class will expire at the second annual meeting of stockholders following the date of this Prospectus, and the term of office of the third class will expire at the third annual meeting of stockholders following the date of this Prospectus. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

  The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board. Such a delay may help ensure that the Company's directors, if confronted by a third party attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders. However, such classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Board could thus increase the likelihood that incumbent directors will retain their positions.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

  The Certificate provides that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors comprising the entire Board will be fixed from time to time by action of not less than a majority of the directors then in office. If the number of directors is at any time fixed at three or greater, then thereafter in no event shall such number be less than three or more than nine, unless approved by action of not less than two-thirds of the directors then in office. In addition, the Certificate provides that, subject to any rights of holders of Preferred Stock, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board resulting from death, resignation, retirement, disqualification or removal of directors or any other cause may be filled only by the Board (and not by the stockholders unless there are no directors in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Accordingly, the Board could prevent any stockholder from enlarging the Board and filling the new directorships with such stockholder's own nominees.

  Under the Delaware law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The Certificate provides that directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

  The provisions of the Certificate governing the number of directors, their removal and the filling of vacancies may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company, or of attempting to change the composition or policies of the Board, even though such attempts might be beneficial to the Company or its stockholders. These provisions of the Certificate could thus increase the likelihood that incumbent directors retain their positions.

LIMITATION ON SPECIAL MEETINGS; NO STOCKHOLDER ACTION BY WRITTEN CONSENT

  The Certificate and the By-laws provide that (subject to the rights, if any, of holders of any class or series of Preferred Stock then outstanding) (i) only a majority of the Board of Directors or the chief executive officer will be able to call a special meeting of stockholders; (ii) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board of Directors; and (iii) stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board, except at an annual meeting.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER
PROPOSALS

  The By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

  The Stockholder Notice Procedure provides that, subject to the rights of any holders of Preferred Stock, only persons who are nominated by or at the direction of the Board, any committee appointed by the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board, any committee appointed by the Board, or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting must be received by the Company not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, then the 15th day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made).

  Under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate a person for election as director must contain certain information about the nominating stockholder and the proposed nominee. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder. If the Chairman or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

  By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure affords the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure also provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board, provides the Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

  Although the By-laws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

CERTAIN PROVISIONS RELATING TO POTENTIAL CHANGE OF CONTROL

  The Certificate authorizes the Board and any committee of the Board to take such action as it may determine to be reasonably necessary or desirable to encourage any person or entity to enter into negotiations with the Board and management regarding any transaction which may result in a change of control of the Company, or to contest or oppose any such transaction which the Board determines to be unfair, abusive or otherwise undesirable to the Company, its business, assets, properties or stockholders. The Board or any such committee is specifically authorized to adopt plans or to issue securities of the Company including plans, rights, options, capital stock, notes, debentures or other debt securities, which securities may be exchangeable or convertible into cash or other securities on such terms and conditions as the Board or any such committee determines. In addition, the Board or such committee of the Board may provide that any holder or class of holders of such designated securities will be treated differently than all other security holders in respect of the terms, conditions, provisions and rights of such securities.

  The existence of this authority or the actions which may be taken by the Board pursuant thereto are intended to give the Board flexibility in order to act in the best interests of stockholders in the event of a potential change of control transaction. Such provisions may, however, deter potential acquirors from proposing unsolicited transactions not approved by the Board and might enable the Board to hinder or frustrate such a transaction if proposed.

LIMITATION OF LIABILITY OF DIRECTORS

  The Certificate provides that a director will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware law, which concerns unlawful payments of dividends, stock purchases or redemptions or
(iv) for any transaction from which the director derived an improper personal benefit. If the Delaware law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware law as so amended.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Certificate contains provisions requiring the affirmative vote of the holders of at least 66 2/3% of the voting power of the Voting Stock to amend certain provisions of the Certificate (including the provisions discussed above relating to the size and classification of the Board, replacement and/or removal of directors, action by written consent, special stockholder meetings, the authorization for the Board to take steps to encourage or oppose, as the case may be, transactions which may result in a change of control of the Company, and limitation of the liability of directors) or to amend any provision of the By-laws by action of stockholders following the Offerings. These provisions make it more difficult for stockholders to make changes in the Certificate and the By-laws, including changes designed to facilitate the exercise of control over the Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon exercise of warrants or options), or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Stock. The number of outstanding shares of Common Stock available for sale in the public market will be limited by the lock-up agreements described below. Subject to such agreements, upon completion of the Offerings, substantially all of the Company's outstanding shares of Common Stock (and all shares that may hereafter be issued upon the exercise of outstanding warrants) will either be freely tradeable without restriction under the Securities Act or pursuant to a shelf registration statement previously filed by the Company.

  The Company and all of its officers and directors (who hold an aggregate of 13,262,414 shares of Common Stock) have agreed not to sell or otherwise dispose of any shares of Common Stock (including shares that may be acquired upon the exercise of currently exercisable warrants) for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch & Co., on behalf of the Underwriters (except that the Company may issue shares as consideration for acquisitions, provided that the Company may not issue in excess of 750,000 shares for acquisitions unless the recipients of any excess shares agree to be subject to the foregoing lock-up agreement with respect to such excess shares). In addition, the holder of 318,712 shares of Common Stock has agreed not to sell or otherwise dispose of such shares until June 1998 without the prior written consent of Merrill Lynch & Co. Furthermore, the Company has agreed not to waive any existing lock-up agreements between the Company and its stockholders, for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch & Co., on behalf of the Underwriters. Such existing lock-up agreements prohibit the sale or transfer of an aggregate of 2,901,705 shares, without the prior written consent of the Company. Such existing lock-up agreements lapse in December 1998 (with respect to 733,670 shares), January 1999 (with respect to 400,584 shares), December 1999 (with respect to 728,671 shares), and December 2000 (with respect to 1,038,780 shares). In addition, an aggregate of 404,291 shares of Common Stock not subject to lock-up agreements and not covered by the Company's shelf registration statement are "restricted securities" under Rule 144 under the Securities Act and may not be sold except if registered pursuant to the Securities Act or if an exemption from registration is available. See "Underwriting."

               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

  The following is a general discussion of certain United States federal income and estate tax considerations with respect to the ownership and disposition of Common Stock applicable to Non-U.S. Holders who hold the Common Stock as a capital asset within the meaning of Section 1221 of the Code. In general, a "Non-U.S. Holder" is any holder other than (i) a citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or of any state, (iii) an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. This discussion is based on current law, which is subject to change (possibly with retroactive effect), and is for general information only. This discussion does not address aspects of United States federal taxation other than income and estate taxation and does not address all aspects of income and estate taxation or any aspects of state, local or non-United States taxes, nor does it consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder. In addition, persons that hold the Common Stock through "hybrid entities" may be subject to special rules and may not be entitled to the benefits of a U.S. income tax treaty. ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

  For purposes of the discussion below, dividends and gain on the sale, exchange or other disposition of Common Stock will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty country resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

DIVIDENDS

  In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate of the gross amount (or a lower rate prescribed by an applicable income tax treaty) unless the dividends are U.S. trade or business income. Dividends that are U.S. trade or business income generally will not be subject to United States withholding tax if the Non-U.S. Holder files certain forms, including Internal Revenue Service Form 4224, with the payor of the dividend, and generally will be subject to United States federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). To determine the applicability of a tax treaty providing for a lower rate of withholding under the currently effective United States Treasury Department regulations (the "Current Regulations"), dividends paid to an address in a foreign country are presumed to be paid to a resident of that country absent knowledge to the contrary.

  Under United States Treasury Department regulations issued on October 6, 1997 (the "Final Regulations") generally effective for payments made after December 31, 1998, a Non-U.S. Holder (including in certain cases of Non-U.S. Holders that are fiscally transparent entities, the owner or owners of such entity) will be required to provide to the payor certain documentation that such Non-U.S. Holder (or the owner or owners of such fiscally transparent entities) is a foreign person in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty. In addition, if the Common Stock ceases to be actively traded, then a Non-U.S. Holder claiming the benefits of a treaty may also be required to provide a U.S. taxpayer identification number, a certificate of residence in the foreign country (or other acceptable proof of such residence). Under the Final Regulations, persons claiming that dividends are U.S. trade or business income will generally be required to provide a Form W-8, including a taxpayer identification number, certifying that the income is U.S. trade or business income.

GAIN ON SALE OR OTHER DISPOSITION OF COMMON STOCK

  In general, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of such holder's shares of Common Stock unless (i) the gain is U.S. trade or business income, if; (ii) the Non-U.S. Holder is an individual who holds shares of Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition, and certain other tests are met; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the U.S. tax law applicable to former citizens and residents of the United States; or (iv) the Company is or has been a United States real property holding corporation (a "USRPHC") for United States federal income tax purposes (which the Company does not believe that it is or is likely to become) at any time within the shorter of the five year period preceding such disposition or such Non-U.S. Holder's holding period. If the Company were or were to become a USRPHC at any time during this period, gains realized upon a disposition of Common Stock by a Non-U.S. Holder which did not directly or indirectly own more than 5% of the Common Stock during this period generally would not be subject to United States federal income tax, provided that the Common Stock is regularly traded on an established securities market.

ESTATE TAX

  Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise, and therefore may be subject to United States federal estate tax.

BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

  The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

  Under the Current Regulations, United States backup withholding tax (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting requirements (other than those discussed above under "--Dividends") generally will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States. Backup withholding and information reporting generally will apply, however, to dividends paid on shares of Common Stock to a Non-U.S. Holder at an address in the United States, if such holder fails to establish an exemption or to provide certain other information to the payor.

  Under the Current Regulations, the payment of proceeds from the disposition of Common Stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption. The payment of proceeds from the disposition of Common Stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting except as noted below. In the case of proceeds from a disposition of Common Stock paid to or through a non-U.S. office of a broker that is (i) a United States person, (ii) a "controlled foreign corporation" for United States federal income tax purposes, or (iii) a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder (and the broker has no actual knowledge to the contrary).

  Under the Final Regulations, the payment of dividends or the payment of proceeds from the disposition of Common Stock to a Non-U.S. Holder may be subject to information reporting and backup withholding unless such recipient provides to the payor certain documentation as to its status as a Non-U.S. Holder or otherwise establishes an exemption.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a U.S. purchase agreement (the "U.S. Purchase Agreement") among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Deutsche Morgan Grenfell Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Smith Barney Inc. (together, the "U.S. Underwriters") and concurrently with the sale of 1,100,000 shares of Common Stock to the International Managers (as defined below), the Company has agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below at the public offering price less the underwriting discount set forth on the cover page of this Prospectus.

                 U.S. UNDERWRITER                              NUMBER OF SHARES
                 ----------------                              ----------------
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated...................................
      Deutsche Morgan Grenfell Inc. ..........................
      Donaldson, Lufkin & Jenrette Securities Corporation.....
      Smith Barney Inc. ......................................
                                                                  ---------
           Total..............................................    4,400,000
                                                                  =========

  The Company has also entered into an international purchase agreement (the "International Purchase Agreement") with Merrill Lynch International, Donaldson, Lufkin & Jenrette International, Morgan Grenfell & Co. Limited and Smith Barney Inc. (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 4,400,000 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers severally have agreed to purchase from the Company, an aggregate of 1,100,000 shares of Common Stock. The offering price per share and the total underwriting discount per share of Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

  In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. The closings with respect to the sale of shares of Common Stock to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

  The U.S. Underwriters have advised the Company that they propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such
price less a concession not in excess of $   per share of Common Stock. The
U.S. Underwriters may allow, and such dealers may reallow, a discount not in
excess of $   per share of Common Stock on sales to certain other dealers.
After the shares of Common Stock are released for sale to the public, the public offering price, concession and discount may be changed.

  The Company has granted an option to the U.S. Underwriters exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 660,000 additional shares of Common Stock at the public offering price set forth on the cover page of the Prospectus, less the underwriting discount. The U.S. Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Company also has granted an option to the International Managers, exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 165,000 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

  The Company and all its executive officers and directors (who hold an aggregate of 13,262,414 shares of Common Stock) have agreed, subject to certain exceptions, not to directly or indirectly (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (b) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch & Co. on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. The foregoing agreement will not limit a stockholder's ability to transfer shares in a private placement or to pledge shares, provided that the transferee or pledgee agrees to be bound by such agreement. The foregoing agreement also will not limit the Company's ability to (i) grant stock options under the 1997 Stock Option Plan, (ii) issue shares as consideration for acquisitions (provided that the Company may not issue in excess of 750,000 shares for acquisitions unless the recipients of such excess shares agree to be subject to the foregoing lock-up with respect to such excess shares), (iii) file a shelf registration statement with respect to the possible resale of outstanding shares of Common Stock or shares of Common Stock that may be acquired upon exercise of outstanding warrants (provided that no sales may be made under such registration statement during the 180-day lock-up period),
(iv) file a registration statement with respect to Common Stock or other securities to be issued as consideration for an acquisition or with respect to the potential resale of shares issued as consideration for an acquisition (provided that no sales may be made pursuant to such registration statement except to the extent permitted by clause (ii) above) or (v) file a registration statement registering the shares that may be issued pursuant to options granted or to be granted under the 1997 Stock Option Plan.

  The Company has also agreed not to waive any existing lock-up agreements between the Company and its stockholders, without the prior written consent of Merrill Lynch & Co. on behalf of the Underwriters, for a period of 180 days after the date of this Prospectus. This effectively prohibits the holders of an aggregate of 2,901,705 shares of Common Stock from selling or otherwise disposing of any such shares for a period of 180 days after the date of this Prospectus, without the prior written consent of Merrill Lynch & Co., on behalf of the Underwriters. See "Shares Eligible For Future Sale."

  The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

  The Company has agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including certain liabilities under the Securities Act.

  Certain of the Underwriters have from time to time provided, and may in the future provide, certain investment banking and advisory services to the Company for which services such Underwriters received customary compensation. The Underwriters may in the future provide additional investment banking and advisory services to the Company.

  Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S. Underwriters may reduce that short position by purchasing Common Stock in the open market. The U.S. Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The U.S. Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Underwriters purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Offerings will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York, and Ehrenreich Eilenberg Krause & Zivian LLP, New York, New York. Certain legal matters in connection with the Offerings will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

  The financial statements of United Rentals, Inc. at December 31, 1997 and for the period from August 14, 1997 (Inception) to December 31, 1997, the financial statements of J&J Rental Services, Inc. at December 31, 1996 and October 22, 1997 and for each of the two years in the period ended December 31, 1996, the six months ended June 30, 1997 and for the period from July 1, 1997 to October 22, 1997, the financial statements of Bronco Hi-Lift, Inc. at December 31, 1996 and October 24, 1997 and for each of the two years in the period ended December 31, 1996 and for the period from January 1, 1997 to October 24, 1997, and the financial statements of Mission Valley Rentals, Inc. at June 30, 1996 and 1997 and for the years then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of A&A Tool Rentals & Sales, Inc. and subsidiary as of October 19, 1997, October 31, 1996, and 1995, and for the period from November 1, 1996 to October 19, 1997 and for the years ended October 31, 1996 and 1995, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of MERCER Equipment Company appearing in this Prospectus have been audited by Webster Duke & Co., independent auditors, as set forth in their reports thereon included elsewhere herein and in the Registration Statement of which this Prospectus is a part, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of Coran Enterprises, Inc. (dba A-1 Rents) and Monterey Bay Equipment Rental, Inc., appearing in this Prospectus and Registration Statement, have been audited by Grant Thornton LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of BNR Group of Companies as of March 31, 1996 and 1997 and for the years ended March 31, 1996 and 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The audited financial statements of Access Rentals, Inc., and Subsidiary and Affiliate included in this Registration Statement have been included herein in reliance on the report of Battaglia, Andrews & Moag, P.C., independent certified public accountants, 210 East Main Street, Batavia, New York 14020, for the periods indicated, given on the authority of that firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-1 (together with all amendments thereto, the "Registration Statement"), under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at the principal office of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Midwest Regional Office of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the Northeast Regional office of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1204, Washington, D.C. 20549, at prescribed rates.

  The Company is subject to the informational and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files periodic reports, proxy statements, and other information with the Commission. Such periodic reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at the principal office of the Commission in Washington, D.C., and at the Commission's regional offices at the addresses stated above. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at the address stated above. The Common Stock is listed on the New York Stock Exchange (the "NYSE"), and the Registration Statement and such reports, proxy statements and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                              PAGE
                                                                                              ----
  I. Pro Forma Consolidated Financial Statements of United Rentals, Inc.
        Introduction.........................................................................   F-4
        Pro Forma Consolidated Balance Sheets--December 31, 1997 (unaudited).................   F-5
        Pro Forma Consolidated Statements of Operations for the Year Ended December 31, 1997
           (unaudited).......................................................................   F-6
        Notes to Pro Forma Consolidated Financial Statements.................................   F-7
 II. Consolidated Financial Statements of United Rentals, Inc.
        Report of Independent Auditors.......................................................   F-9
        Consolidated Balance Sheet--December 31, 1997........................................  F-10
        Consolidated Statement of Operations for the period from August 14, 1997
         (Inception) to December 31, 1997....................................................  F-11
        Consolidated Statement of Stockholders' Equity for the period from August 14, 1997
         (Inception) to December 31, 1997....................................................  F-12
        Consolidated Statement of Cash Flows for the period from August 14, 1997
         (Inception) to December 31, 1997....................................................  F-13
        Notes to Consolidated Financial Statements...........................................  F-14
 III. Consolidated and Combined Financial Statements of Access Rentals, Inc. and subsidiary and affiliate
        Report of Independent Accountants....................................................  F-21
        Consolidated and Combined Balance Sheets--March 31, 1996 and 1997 and December 31,
         1997 (unaudited)....................................................................  F-22
        Consolidated and Combined Statements of Income for the Years Ended September 30, 1994
         and 1995, for the Six Months Ended March 31, 1996, for the Year Ended March 31, 1997
         and for the Nine Months Ended December 31, 1996 and 1997 (unaudited)................  F-23
        Consolidated and Combined Statement of Stockholders' Equity for the Years Ended
         September 30, 1994 and 1995, for the Six Months Ended March 31, 1996, for the Year
         Ended March 31, 1997 and for the Nine Months Ended December 31, 1997 (unaudited)....  F-24
        Consolidated and Combined Statements of Cash Flows for the Years Ended September 30,
         1994 and 1995, for the Six Months Ended March 31, 1996, for the Year Ended March 31,
         1997 and for the Nine Months Ended December 31, 1996 and 1997 (unaudited)...........  F-25
        Notes to Financial Statements........................................................  F-26
 IV. Combined Financial Statements of BNR Group of Companies
        Report of Independent Auditors.......................................................  F-35
        Combined Balance Sheets--March 31, 1996 and 1997 and December 31, 1997 (unaudited)...  F-36
        Combined Statements of Earnings for the Years Ended March 31, 1996 and 1997 and for
         the Nine Months Ended December 31, 1996 and 1997 (unaudited)........................  F-37
        Combined Statements of Stockholders' Equity for the Years Ended March 31, 1996 and
         1997 and for the Nine Months Ended December 31, 1997 (unaudited)....................  F-38
        Combined Statements of Cash Flows for the Years Ended March 31, 1996 and 1997 and for
         the Nine Months Ended December 31, 1996 and 1997 (unaudited)........................  F-39
        Notes to Combined Financial Statements...............................................  F-40

                                                                           PAGE
                                                                           ----
 V. Financial Statements of Mission Valley Rentals, Inc.
     Report of Independent Auditors......................................  F-49
     Balance Sheets--June 30, 1996 and 1997 and December 31, 1997
      (unaudited)........................................................  F-50
     Statements of Operations for the Years Ended June 30, 1996 and 1997
      and for the Six Months Ended December 31, 1996 and 1997
      (unaudited)........................................................  F-51
     Statements of Stockholders' Equity for the Years Ended June 30, 1996
      and 1997 and for the Six Months Ended December 31, 1997
      (unaudited)........................................................  F-52
     Statements of Cash Flows for the Years Ended June 30, 1996 and 1997
      and the Six Months Ended December 31, 1996 and 1997 (unaudited)....  F-53
     Notes to Financial Statements.......................................  F-54
 VI. Financial Statements of MERCER Equipment Company
     Independent Auditor's Report........................................  F-60
     Balance Sheets--December 31, 1996 and October 24, 1997..............  F-61
     Statements of Income and Retained Earnings for the Years Ended
      December 31, 1995 and 1996 and for the period from January 1, 1997 to October 24, 1997................................................  F-62
     Statements of Cash Flows for the Years Ended December 31, 1995 and
      1996 and for the period from January 1, 1997 to October 24, 1997...  F-63
     Notes to Financial Statements.......................................  F-64
 VII. Consolidated Financial Statements of A&A Tool Rentals & Sales,
  Inc. and subsidiary
     Report of Independent Auditors......................................  F-69
     Consolidated Balance Sheets--October 31, 1995 and 1996 and October
      19, 1997 and July 31, 1997 (unaudited).............................  F-70
     Consolidated Statements of Operations for the Years Ended October
      31, 1995 and 1996 and for the period from November 1, 1996 to
      October 19, 1997 and for the Nine Months Ended July 31, 1996 and
      1997 (unaudited)...................................................  F-71
     Consolidated Statements of Stockholders' Equity for the Years Ended
      October 31, 1995 and 1996 and for the period from November 1, 1996 to October 19, 1997 ...............................................  F-72
     Consolidated Statements of Cash Flows for the Years Ended October
      31, 1995 and 1996 and for the period from November 1, 1996 to
      October 19, 1997 and for the Nine Months Ended July 31, 1996 and
      1997 (unaudited)...................................................  F-73
     Notes to Consolidated Financial Statements..........................  F-74
 VIII. Financial Statements of J&J Rental Services, Inc.
     Report of Independent Auditors......................................  F-81
     Balance Sheets--December 31, 1996 and October 22, 1997 .............  F-82
     Statements of Income for the Years Ended December 31, 1995 and 1996,
      for the Six Months Ended June 30, 1997 and for the period from July
      1, 1997 to October 22, 1997........................................  F-83
     Statements of Stockholders' Equity and Partners' Capital for the
      Years Ended December 31, 1995 and 1996 and for the Six Months Ended
      June 30, 1997 and for the period from July 1, 1997 to October 22,
      1997...............................................................  F-84
     Statements of Cash Flows for the Years Ended December 31, 1995 and
      1996, for the Six Months Ended June 30, 1997 and for the period from July 1, 1997 to October 22, 1997..............................  F-85
     Notes to Financial Statements.......................................  F-86

                                                                           PAGE
                                                                           -----
 IX. Combined Financial Statements of Coran Enterprises, Inc. dba A-1
     Rents and Monterey Bay Equipment Rental, Inc.
     Report of Independent Certified Public Accountants..................  F-93
     Combined Statements of Earnings for the Years Ended December 31,
      1995 and 1996 and for the period from January 1, 1997 to October
      24, 1997 ..........................................................  F-94
     Combined Statements of Stockholders' Equity for the Years Ended De-
      cember 31, 1995 and 1996 and for the period from January 1, 1997 to
      October 24, 1997 ..................................................  F-95
     Combined Statements of Cash Flows for the Years Ended December 31,
      1995 and 1996 and for the period from January 1, 1997 to October
      24, 1997 ..........................................................  F-96
     Notes to Combined Financial Statements..............................  F-97
 X. Financial Statements of Bronco Hi-Lift, Inc.
     Report of Independent Auditors......................................  F-99
     Balance Sheets--December 31, 1996 and October 24, 1997 .............  F-100
     Statements of Income for the Years Ended December 31, 1995 and 1996
      and for the period from January 1, 1997 to October 24, 1997........  F-101
     Statements of Stockholders' Equity for the Years Ended December 31,
      1995 and 1996 and for the period from January 1, 1997 to October
      24, 1997...........................................................  F-102
     Statements of Cash Flows for the Years Ended December 31, 1995 and
      1996 and for the period from January 1, 1997 to October 24, 1997...  F-103
     Notes to Financial Statements.......................................  F-104

                             UNITED RENTALS, INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  The accompanying unaudited pro forma consolidated balance sheets of the Company as of December 31, 1997 give effect to the 14 acquisitions completed by the Company subsequent to such date and the financing of each such acquisition, as if all such transactions had occurred on December 31, 1997.

  The accompanying unaudited pro forma consolidated statements of operations of the Company for the year ended December 31, 1997 give effect to the acquisition of each of the Acquired Companies, the financing of each such acquisition and all issuances of Common Stock after the beginning of such period, as if all such transactions had occurred at the beginning of the period.

  The pro forma consolidated financial statements are based upon certain assumptions and estimates which are subject to change. These statements are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

  The pro forma consolidated financial statements should be read in conjunction with the Company's historical Consolidated Financial Statements and related Notes included elsewhere in this Prospectus.

                             UNITED RENTALS, INC.

                     PRO FORMA CONSOLIDATED BALANCE SHEETS

                               DECEMBER 31, 1997
                                  (UNAUDITED)

                           UNITED        ACCESS      BNR GROUP   MISSION VALLEY    OTHER      PRO FORMA        PRO FORMA
                        RENTALS, INC. RENTALS, INC. OF COMPANIES RENTALS, INC.  ACQUISITIONS ADJUSTMENTS      CONSOLIDATED
                        ------------- ------------- ------------ -------------- ------------ ------------     ------------
ASSETS
Cash and cash equiva-
lents.................  $ 68,607,528   $   362,817  $    25,306    $  505,541   $   790,724  $(70,241,916)(a) $     50,000
Accounts receivable,
net...................     7,494,636    10,557,474    5,096,644       721,252     4,845,519                     28,715,525
Inventory.............     3,827,446     2,511,326    1,593,190        88,965     3,195,914                     11,216,841
Rental equipment,
net...................    33,407,561    63,636,491    9,246,449     5,667,659    23,446,880     3,484,574 (b)  138,889,614
Property and
equipment, net........     2,272,683     5,386,167      738,032       138,343     2,173,323    (1,458,522)(c)    9,250,026
Intangible assets,
net...................    50,533,736     2,212,368                    765,841         2,537    78,113,841 (d)  131,628,323
Prepaid expenses and
other assets..........     2,966,822     3,934,801       60,147       165,599       399,387                      7,526,756
                        ------------   -----------  -----------    ----------   -----------  ------------     ------------
   Total Assets.......  $169,110,412   $88,601,444  $16,759,768    $8,053,200   $34,854,284  $  9,897,977     $327,277,085
                        ============   ===========  ===========    ==========   ===========  ============     ============
LIABILITIES AND STOCK-
HOLDERS' EQUITY
Liabilities
 Accounts payable.....  $  5,697,830   $ 7,160,756  $ 1,456,996    $  805,462   $ 2,307,716                   $ 17,428,760
 Debt.................     1,074,474    51,505,595    7,575,767     5,536,280    20,884,135  $(77,318,869)(e)  117,245,829
                                                                                              107,988,447 (f)
 Accrued expenses and
 other
 liabilities..........     4,608,077     7,821,732    5,016,579       181,461     1,792,387                     19,420,236
                        ------------   -----------  -----------    ----------   -----------  ------------     ------------
   Total liabilities..    11,380,381    66,488,083   14,049,342     6,523,203    24,984,238    30,669,578      154,094,825
                        ------------   -----------  -----------    ----------   -----------  ------------     ------------
Stockholders' equity
 Common stock.........       238,991        10,000       58,315         1,000        40,837      (110,152)(g)      247,039
                                                                                                    8,048 (h)
 Additional paid-in
 capital..............   157,457,418    (1,101,494)                                 223,824       877,670 (g)  172,901,599
                                                                                               15,444,181 (h)
 Retained earnings
 (deficit)............        33,622    23,204,855    2,652,111     1,528,997     9,605,385   (36,991,348)(g)       33,622
                        ------------   -----------  -----------    ----------   -----------  ------------     ------------
   Total stockholders'
   equity.............   157,730,031    22,113,361    2,710,426     1,529,997     9,870,046   (20,771,601)     173,182,260
                        ------------   -----------  -----------    ----------   -----------  ------------     ------------
   Total liabilities
   and stockholders'
   equity.............  $169,110,412   $88,601,444  $16,759,768    $8,053,200   $34,854,284  $  9,897,977     $327,277,085
                        ============   ===========  ===========    ==========   ===========  ============     ============

  The accompanying notes are an integral part of these pro forma consolidated financial statements

                             UNITED RENTALS, INC.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                      UNITED       MERCER      A&A TOOL                      CORAN
                     RENTALS,     EQUIPMENT   RENTALS AND   J & J RENTAL  ENTERPRISES,    BRONCO        ACCESS      BNR GROUP
                       INC.        COMPANY    SALES, INC.  SERVICES, INC.     INC.     HI-LIFT, INC. RENTALS, INC. OF COMPANIES
                    -----------  -----------  -----------  -------------- ------------ ------------- ------------- ------------
Revenues
 Equipment
 rentals........... $ 7,018,564  $ 6,891,972  $ 6,022,196    $6,368,023    $6,743,497   $4,330,000    $42,316,423  $ 9,402,842
 Sales of
 equipment and
 merchandise and
 other revenue.....   3,614,834    8,181,440    5,424,246       703,413       974,713    1,091,176      9,942,738   14,612,355
                    -----------  -----------  -----------    ----------    ----------   ----------    -----------  -----------
   Total revenues..  10,633,398   15,073,412   11,446,442     7,071,436     7,718,210    5,421,176     52,259,161   24,015,197
Cost of revenues
 Cost of equipment
 rentals,
 excluding
 depreciation......   3,203,009    2,300,062    2,583,884     2,992,384     3,764,346      374,845     12,415,655    4,662,325
 Rental equipment
 depreciation......   1,038,947    1,428,312    1,465,586     1,531,357     1,328,193      660,598      8,480,016    1,588,710
 Cost of sales and
 other operating
 expenses..........   2,580,162    6,602,793    4,775,637       373,500       257,838      673,163      8,861,832   10,360,520
                    -----------  -----------  -----------    ----------    ----------   ----------    -----------  -----------
   Total cost of
   revenues........   6,822,118   10,331,167    8,825,107     4,897,241     5,350,377    1,708,606     29,757,503   16,611,555
                    -----------  -----------  -----------    ----------    ----------   ----------    -----------  -----------
Gross profit.......   3,811,280    4,742,245    2,621,335     2,174,195     2,367,833    3,712,570     22,501,658    7,403,642
Selling, general
and administrative
expenses...........   3,311,669    3,245,256    2,178,383     1,500,395     1,768,439    2,353,924     10,439,727    5,402,206
Non-rental
depreciation and
amortization.......     262,102      114,654      124,648        86,272        15,370       85,707      1,354,639      104,486
                    -----------  -----------  -----------    ----------    ----------   ----------    -----------  -----------
Operating income...     237,509    1,382,335      318,304       587,528       584,024    1,272,939     10,707,292    1,896,950
Interest expense...     454,072      686,512      642,478       559,000       170,183      229,154      3,700,559      501,428
Other (income)
expense, net.......    (270,701)    (147,362)    (120,047)      (37,724)            0      (29,938)      (809,146)           0
                    -----------  -----------  -----------    ----------    ----------   ----------    -----------  -----------
Income before
provision for
income taxes.......      54,138      843,185    (204,127)        66,252       413,841    1,073,723      7,815,879    1,395,522
Provision for
income taxes.......      20,516                    15,270        98,000       276,383                   2,744,691      458,302
                    -----------  -----------  -----------    ----------    ----------   ----------    -----------  -----------
Net income......... $    33,622  $   843,185  $  (219,397)   $  (31,748)   $  137,458   $1,073,723    $ 5,071,188  $   937,220
                    ===========  ===========  ===========    ==========    ==========   ==========    ===========  ===========
Basic Earnings per
share.............. $      0.00
                    ===========
Diluted Earnings
per share.......... $      0.00
                    ===========
                    MISSION VALLEY    OTHER       PRO FORMA       PRO FORMA
                    RENTALS, INC.  ACQUISITIONS  ADJUSTMENTS     CONSOLIDATED
                    -------------- ------------- --------------- ------------
Revenues
 Equipment
 rentals...........   $7,852,751   $27,969,883                   $124,916,151
 Sales of
 equipment and
 merchandise and
 other revenue.....      764,920    16,534,376                     61,844,211
                    -------------- -------------                 ------------
   Total revenues..    8,617,671    44,504,259                    186,760,362
Cost of revenues
 Cost of equipment
 rentals,
 excluding
 depreciation......    3,436,601    13,661,213                     49,394,324
 Rental equipment
 depreciation......    1,746,340     6,095,559   $(4,096,853)(a)   21,266,765
 Cost of sales and
 other operating
 expenses..........      517,661    11,877,557       (57,068)(b)   46,823,595
                    -------------- ------------- --------------- ------------
   Total cost of
   revenues........    5,700,602    31,634,329    (4,153,921)     117,484,684
                    -------------- ------------- --------------- ------------
Gross profit.......    2,917,069    12,869,930     4,153,921       69,275,678
Selling, general
and administrative
expenses...........    3,062,607     9,067,353    (4,840,243)(c)   38,212,809
                                                     723,093 (d)
Non-rental
depreciation and
amortization.......       31,695       420,339     2,490,386 (e)    5,090,298
                    -------------- ------------- --------------- ------------
Operating income...     (177,233)    3,382,238     5,780,685       25,972,571
Interest expense...      433,972     1,839,226    (8,210,984)(f)    8,888,757
                                                   7,883,157 (g)
Other (income)
expense, net.......      (61,269)     (222,768)            0      (1,698,955)
                    -------------- ------------- --------------- ------------
Income before
provision for
income taxes.......     (549,936)    1,765,780     6,108,512       18,782,769
Provision for
income taxes.......      (72,801)      645,613     3,301,860 (h)    7,487,834
                    -------------- ------------- --------------- ------------
Net income.........   $ (477,135)  $ 1,120,167   $ 2,806,652     $ 11,294,935
                    ============== ============= =============== ============
Basic Earnings per
share..............                                              $       0.46
                                                                 ============
Diluted Earnings
per share..........                                              $       0.43
                                                                 ============

  The accompanying notes are an integral part of these pro forma consolidated financial statements

                             UNITED RENTALS, INC.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND

  United Rentals, Inc. was formed in September 1997 for the purpose of creating a large geographically diversified equipment rental company in the United States and Canada. The Company commenced equipment rental operations in October 1997 by acquiring six established companies and acquired 14 additional companies in the first two months of 1998. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and other individuals. The Company also engages in related activities such as selling used rental equipment, acting as a distributor for certain new equipment, and selling related merchandise and parts.

2. HISTORICAL FINANCIAL STATEMENTS

  The historical financial data presented in these pro forma consolidated financial statements represent the financial position and results of operations of (i) the Company as of December 31, 1997 and for the period from inception to December 31, 1997 and (ii) the 14 acquisitions completed by the Company subsequent to December 31, 1997, as of and for the year ended December 31, 1997. The results of operations for the year ended December 31, 1997 also includes the results of operations of each Initial Acquired Company for the period from January 1, 1997 through the date in October 1997 on which such Initial Acquired Company was acquired by the Company. Such data is derived from the respective financial statements of such companies.

  The historical financial statements of the BNR Group of Companies are stated in Canadian dollars and prepared in accordance with Canadian generally accepted accounting principles. The historical financial data for the BNR Group of Companies presented in these pro forma consolidated financial statements reflect the translation of these statements into US dollars and have been adjusted to conform to US generally accepted accounting principles.

3. ACQUISITIONS

  Since its formation, the Company has completed a total of 20 acquisitions. These include the acquisition of the six Initial Acquired Companies in October 1997 and the acquisition of 14 additional companies (the "1998 Acquired Companies") in the first two months of 1998.

  The aggregate consideration paid by the Company for the Initial Acquired Companies (the "1997 Acquisition Consideration") was $57.7 million and consisted of approximately $53.6 million in cash, 318,712 shares of Common Stock (subject to possible adjustment as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Consideration Paid for Acquired Companies") and a $300,000 convertible note.

  The aggregate consideration paid by the Company for the 1998 Acquired Companies (the "1998 Acquisition Consideration") was $116.4 million and consisted of approximately $100.9 million in cash, 804,875 shares of Common Stock, and warrants to purchase an aggregate of 30,000 shares of Common Stock.

  Based upon management's preliminary estimates, it is estimated that the carrying value of the assets and liabilities of the 1998 Acquired Companies approximates fair value, with the exception of rental equipment and other property and equipment, which required adjustments to reflect fair market value. The following table presents the allocation of purchase prices of each of the 1998 Acquired Companies:

                           ACCESS      BNR GROUP
                          RENTALS,        OF       MISSION VALLEY    OTHER        COMBINED
                            INC.       COMPANIES   RENTALS, INC.  ACQUISITIONS     TOTAL
                         -----------  -----------  -------------- ------------  ------------
Purchase price.......... $46,488,114  $15,490,704   $16,695,545   $37,689,360   $116,363,723
Net assets acquired.....  22,113,361    2,710,426     1,529,997     9,870,046     36,223,830
Fair value adjustments:
  Rental equipment......    (909,859)   1,061,690      (299,048)    3,631,791      3,484,574
  Property and
   equipment............  (1,136,167)     (38,032)       11,657      (295,980)    (1,458,522)
                         -----------  -----------   -----------   -----------   ------------
Intangibles recognized.. $26,420,779  $11,756,620   $15,452,939   $24,483,503    $78,113,841
                         ===========  ===========   ===========   ===========   ============

4. PRO FORMA ADJUSTMENTS

  Balance sheet adjustments:

  a. Records the portion of the 1998 Acquisition Consideration and debt repayment paid from available cash on hand.

  b. Adjusts the carrying value of rental equipment to fair market value.

  c. Adjusts the carrying value of property and equipment to fair market value.

  d. Records the excess of the 1998 Acquisition Consideration over the estimated fair value of net assets acquired.

  e. Records the repayment of certain indebtedness of the 1998 Acquired
     Companies.

  f. Records the portion of the 1998 Acquisition Consideration and debt repayment funded by borrowing under the Company's Credit Facility.

  g. Records the elimination of the stockholders' equity of the 1998 Acquired Companies.

  h. Records the portion of the 1998 Acquisition Consideration paid in the form of Common Stock and warrants.

  Statement of operations adjustments:

  a. Adjusts the depreciation of rental equipment and other property and equipment based upon adjusted carrying values utilizing the following lives (subject to a salvage value ranging from 0 to 10%):

       Rental equipment.............................................. 2-9 years
       Other property and equipment.................................. 2-15 years

  b. Adjusts the method of accounting for inventory at one of the Acquired Companies from the LIFO method to the FIFO method.
  c. Adjusts the compensation to former owners and executives of the Acquired Companies to current levels of compensation.
  d. Adjusts the lease expense for real estate utilized by the Acquired Companies to current lease agreements.
  e. Records the amortization of the excess of cost over net assets acquired attributable to the acquisitions of the Acquired Companies using an estimated life of 40 years.
  f. Eliminates interest expense related to the outstanding indebtedness of the Acquired Companies which was repaid by the Company.
  g. Records interest expense relating to the portion of the 1997 Acquisition Consideration and 1998 Acquisition Consideration funded through borrowing under the Company's Credit Facility using a rate per annum of 7.3%.
  h. Records a provision for income taxes at an estimated rate of 40%.

5. EARNINGS PER SHARE

  Earnings per share is calculated by dividing the net income by the weighted average shares outstanding during the period. The weighted average outstanding shares during the period is calculated as follows:

      Basic:
      Shares outstanding at December 31, 1997.......................  23,899,119
      Shares issued for acquisitions................................     804,875
                                                                      ----------
                                                                      24,703,994
                                                                      ==========
      Dilutive:
      Shares outstanding at December 31, 1997.......................  23,899,119
      Shares issued for acquisitions................................     804,875
      Common stock equivalents (based on the initial public offering
       price of $13.50 per share)...................................   1,792,942
                                                                      ----------
                                                                      26,496,936
                                                                      ==========

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
United Rentals, Inc.

  We have audited the accompanying consolidated balance sheet of United Rentals, Inc. as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows from August 14, 1997 (Inception) to December 31, 1997. These financial statements are the responsibility of the management of United Rentals, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Rentals, Inc. at December 31, 1997, and the results of its operations and its cash flows from August 14, 1997 (Inception) to December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
January 30, 1998

                              UNITED RENTALS, INC.

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1997

                              ASSETS
Cash and cash equivalents......................................... $ 68,607,528
Accounts receivable, net of allowance for doubtful accounts of
 $1,161,000.......................................................    7,494,636
Inventory.........................................................    3,827,446
Prepaid expenses and other assets.................................    2,966,822
Rental equipment, net.............................................   33,407,561
Property and equipment, net.......................................    2,272,683
Intangible assets, net of accumulated amortization of $241,000....   50,533,736
                                                                   ------------
                                                                   $169,110,412
                                                                   ============
               LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable................................................ $  5,697,830
  Debt............................................................    1,074,474
  Deferred taxes..................................................      198,249
  Accrued expenses and other liabilities..........................    4,409,828
                                                                   ------------
    Total liabilities.............................................   11,380,381
Commitments and contingencies
Stockholders' equity:
  Preferred stock--$.01 par value, 5,000,000 shares authorized, no
   shares issued and outstanding..................................          --
  Common stock--$.01 par value, 75,000,000 shares authorized,
   23,899,119 shares issued and outstanding.......................      238,991
  Additional paid-in capital......................................  157,457,418
  Retained earnings...............................................       33,622
                                                                   ------------
    Total stockholders' equity....................................  157,730,031
                                                                   ------------
                                                                   $169,110,412
                                                                   ============


                            See accompanying notes.

                              UNITED RENTALS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                AUGUST 14, 1997 (INCEPTION) TO DECEMBER 31, 1997

Revenues:
  Equipment rentals............................................... $ 7,018,564
  Sales of rental equipment.......................................   1,011,071
  Sales of new equipment, merchandise and other revenues..........   2,603,763
                                                                   -----------
Total revenues....................................................  10,633,398
Cost of revenues:
  Cost of equipment rentals, excluding depreciation...............   3,203,209
  Depreciation of rental equipment................................   1,038,747
  Cost of rental equipment sales..................................     527,523
  Cost of new equipment and merchandise sales and other operating
   costs..........................................................   2,052,639
                                                                   -----------
Total cost of revenues............................................   6,822,118
                                                                   -----------
Gross profit......................................................   3,811,280
Selling, general and administrative expenses......................   3,311,669
Non-rental depreciation and amortization..........................     262,102
                                                                   -----------
Operating income..................................................     237,509
Interest expense..................................................     454,072
Other (income) expense............................................    (270,701)
                                                                   -----------
Income before provision for income taxes..........................      54,138
Provision for income taxes........................................      20,516
                                                                   -----------
Net income........................................................ $    33,622
                                                                   ===========
Basic earnings per share.......................................... $      0.00
                                                                   ===========
Diluted earnings per share........................................ $      0.00
                                                                   ===========


                            See accompanying notes.

                              UNITED RENTALS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

               AUGUST 14, 1997 (INCEPTION) TO DECEMBER 31 , 1997

                                         COMMON STOCK
                                      -------------------  ADDITIONAL
                                        NUMBER              PAID-IN    RETAINED
                                      OF SHARES   AMOUNT    CAPITAL    EARNINGS
                                      ---------- -------- ------------ --------
Balance, August 14, 1997 (Incep-
 tion)...............................        --  $    --  $        --  $   --
  Issuance of common stock and war-
   rants............................. 23,899,119  238,991  157,457,418
  Net income.........................                                   33,622
                                      ---------- -------- ------------ -------
Balance, December 31, 1997........... 23,899,119 $238,991 $157,457,418 $33,622
                                      ========== ======== ============ =======



                            See accompanying notes.

                              UNITED RENTALS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                AUGUST 14, 1997 (INCEPTION) TO DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
Net income.......................................................  $     33,622
Adjustments to reconcile net income to net cash provided by oper-
 ating activities:
  Depreciation and amortization..................................     1,300,849
  Gain on sale of rental equipment...............................      (483,548)
  Deferred taxes.................................................        (2,204)
  Changes in operating assets and liabilities:
    Accounts receivable..........................................       609,529
    Inventory....................................................       631,484
    Prepaid expenses and other assets............................      (755,545)
    Accounts payable.............................................       281,056
    Accrued expenses and other liabilities.......................      (512,507)
                                                                   ------------
      Net cash provided by operating activities..................     1,102,736
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of rental equipment....................................    (1,886,533)
Purchases of property and equipment..............................      (819,557)
Proceeds from sales of rental equipment..........................     1,011,071
In-process acquisition costs.....................................      (128,523)
Purchase of other companies......................................   (51,451,634)
                                                                   ------------
      Net cash used in investing activities......................   (53,275,176)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock and warrants, net of
 issuance costs..................................................   154,788,110
Proceeds from debt...............................................    35,000,000
Repayment of debt................................................   (68,222,252)
Payment of debt financing costs..................................      (785,890)
                                                                   ------------
      Net cash provided by financing activities..................   120,779,968
                                                                   ------------
Net increase in cash and cash equivalents........................    68,607,528
Cash and cash equivalents at beginning of period.................           --
                                                                   ------------
      Cash and cash equivalents at end of period.................  $ 68,607,528
                                                                   ============
Supplemental disclosure of cash flow information:
  Cash paid for interest.........................................  $    446,559
                                                                   ============
Supplemental schedule of non cash investing and financing
 activities:
  The Company acquired the net assets and assumed certain
   liabilities of other companies as follows:
    Assets, net of cash acquired.................................  $ 98,876,932
    Liabilities assumed..........................................   (43,300,749)
    Less:
      Amounts paid in common stock...............................    (3,824,549)
      Amount paid through issuance of convertible note...........      (300,000)
                                                                   ------------
  Net cash paid..................................................  $ 51,451,634
                                                                   ============


                            See accompanying notes.

                             UNITED RENTALS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

  United Rentals, Inc. (together with its subsidiaries the "Company") was incorporated in August 1997 for the purpose of creating a large, geographically diversified equipment rental company in the United States and Canada. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and others. The Company also engages in related activities such as selling used rental equipment, acting as a distributor for certain new equipment and selling related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheet is presented on an unclassified basis.

  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash Equivalents

  The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

 Inventory

  Inventory consists of equipment, tools, parts, fuel and related supply items. Inventory is stated at the lower of average weighted cost or market.

 Rental Equipment

  Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The range of useful lives estimated by management for rental equipment is two to ten years. Rental equipment is depreciated to a salvage value of zero to ten percent of cost. Rental equipment having a cost of $500 or less is expensed at the time of purchase. Ordinary maintenance and repair costs are charged to operations as incurred.

 Revenue Recognition

  Revenue related to the sale of equipment is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The range of useful lives estimated by management for property and equipment is two to ten years. Ordinary maintenance and repair costs are charged to operations as incurred.

 Intangible Assets

  Intangible assets consist of the excess of cost over the value of identifiable net assets of businesses acquired and are being amortized on a straight line basis over their estimated useful lives of forty years.

 Fair Value of Financial Instruments

  The carrying amounts reported in the balance sheet for accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of notes payable is determined using current interest rates for similar instruments as of December 31, 1997 and approximates the carrying value of these notes due to the fact that the underlying instruments include provisions to adjust note balances and interest rates to approximate fair market value.

 Advertising Expense

  The Company expenses the cost of advertising as incurred. The Company incurred $146,000 in advertising costs for the period August 14, 1997 (Inception) to December 31, 1997.

                             UNITED RENTALS, INC.

 Income Taxes

  The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

 Stock-Based Compensation

  The Company accounts for its stock based compensation arrangements under the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." Since stock options will be granted by the Company with exercise prices at or greater than the fair value of the shares at the date of grant, no compensation expense will be recognized.

 Computation of Earnings Per Share

  Earnings per share is calculated under the provisions of recently issued Statement 128, Earnings Per Share. Common Stock issued for consideration below the initial public offering price ("IPO price") of $13.50 per share at which shares were sold in the Company's initial public offering (the "IPO"), and stock options and warrants granted with exercise prices below the IPO price per share during the twelve months preceding the date of the initial filing of the registration statement for the IPO are included in the calculation of common equivalent shares at the IPO price per share.

 Impact of Recently Issued Accounting Standards

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is required to adopt the provisions of these Statements in fiscal year 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a primary financial statement. The Company is currently evaluating the reporting formats recommended under this Statement. SFAS No. 131 establishes a new method by which companies will report operating segment information. This method is based on the manner in which management organizes the segments within a company for making operating decisions and assessing performance. The Company continues to evaluate the provisions of SFAS No. 131 and, upon adoption, the Company may report operating segments.

                             UNITED RENTALS, INC.

3. ACQUISITIONS

  During October 1997, the Company purchased all of the outstanding stock of the following six equipment rental companies for the indicated consideration:

      COMPANY                                                      CONSIDERATION
      -------                                                      -------------
      A & A Tool Rentals and Sales, Inc...........................  $ 8,593,520
      Bronco High-Lift, Inc.......................................    7,949,568
      Coran Enterprises, Inc......................................   15,264,337
      J & J Rental Services, Inc..................................    3,824,549
      Mercer Equipment Company....................................   14,933,242
      Rent-It Center, Inc.........................................    6,400,000

  All of the consideration paid for the acquisitions was in cash, with the exception of Rent-It Center, Inc. which included a $300,000 convertible note and J & J Rental Services, Inc. where all of the consideration was paid through the issuance of 318,712 shares of the Company's Common Stock. These shares are subject to adjustment so that their value will equal $3.8 million based upon the average daily closing price of the Company's Common Stock during the 60 day period beginning December 18, 1997. Contingent consideration is due on the J & J Rental Services, Inc. acquisition based upon a percentage of revenues up to a maximum of $2.8 million.

  These acquisitions have been accounted for as purchases and, accordingly, the results of their operations have been included in the Company's results of operations from their respective acquisition dates. The purchase prices have been allocated to the assets acquired and liabilities assumed based on their respective fair values at their respective acquisition dates. Contingent purchase price is capitalized when earned and amortized over the remaining life of the related asset.

  The Company has not completed its valuation of the 1997 purchases and the purchase price allocations are subject to change when additional information concerning asset and liability valuations are completed.

  The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the years ended December 31, 1997 and 1996 as though each acquisition described above was made on January 1, for each of the periods.

                                                           1997        1996
                                                        ----------- -----------
   Revenues............................................ $59,832,952 $51,889,258
   Net income..........................................   2,607,127   3,462,371
   Basic earnings per share............................ $      0.16 $      0.22
   Diluted earnings per share.......................... $      0.14 $      0.20

  The unaudited pro forma results are based upon certain assumptions and estimates which are subject to change. These results are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

4. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consists of the following:

   Rental equipment................................................ $34,444,129
   Less accumulated depreciation...................................  (1,036,568)
                                                                    -----------
   Rental equipment, net........................................... $33,407,561
                                                                    ===========

                             UNITED RENTALS, INC.

5. PROPERTY AND EQUIPMENT

  A summary of property and equipment is as follows:

   Furniture, fixtures and office equipment........................ $2,294,277
   Less accumulated depreciation...................................    (21,594)
                                                                    ----------
   Property and equipment, net..................................... $2,272,683
                                                                    ==========

6. DEBT

  Debt consists of the following:

   Subordinated convertible notes.................................. $  500,000
   Equipment notes, interest at 7.0% to 10.6%, payable in various
    monthly installments through 2001, secured by equipment........    574,474
                                                                    ----------
   Total debt...................................................... $1,074,474
                                                                    ==========

  The Company's credit facility with a group of financial institutions, for which Bank of America National Trust and Savings Association acts as agent, enables the Company to borrow up to $155 million on a revolving basis (the "Credit Facility"). The facility terminates on October 8, 2000, at which time all outstanding indebtedness is due. Up to $10 million of the Credit Facility is available in the form of letters of credit. Borrowings under the Credit Facility accrue interest, at the Company's option, at either (a) the Floating Rate (which is equal to the greater of (i) the Federal Funds Rate plus 0.5% and (ii) Bank of America's reference rate, in each case, plus a margin ranging from 0% to 0.25% per annum) or (b) the Eurodollar Rate (which is equal to Bank of America's reserve adjusted eurodollar rate plus a margin ranging from 1.5% to 2.5% per annum). As of December 31, 1997, there was no outstanding indebtedness under the Credit Facility. The Credit Facility contains certain covenants that require the Company to, among other things, satisfy certain financial tests relating to: (a) maintenance of minimum net worth, (b) the ratio of debt to net worth, (c) interest coverage ratio, (d) the ratio of funded debt to cash flow, and (e) the ratio of senior debt to tangible assets. The Credit Facility also contains certain covenants that restrict the Company's ability to, among other things, (i) incur additional indebtedness,
(ii) permit liens to attach to its assets, (iii) enter into operating leases requiring payments in excess of specified amounts, (iv) declare or pay dividends or make other restricted payments with respect to its equity securities (including the Common Stock) or subordinated debt, (v) sell assets,
(vi) make acquisitions unless certain financial conditions are satisfied, and
(vii) engage in any line of business other than the equipment rental industry. The Credit Facility provides that the failure by any two of certain of its executive officers to continue to hold executive positions with the Company for a period of 30 consecutive days constitutes an event of default under the Credit Facility unless replacement officers satisfactory to the lenders are appointed. The Credit Facility is also subject to other customary events of default. The Credit Facility is secured by substantially all of the assets of United Rentals, Inc. and by the stock and assets of its subsidiaries.

  The subordinated convertible notes consists of two notes; $300,000 in principal bearing interest at 7% per annum and $200,000 in principal bearing interest at 7 1/2% per annum. The $200,000 note was converted into 14,814 shares of Common Stock during January 1998. The $300,000 note is repayable in equal quarterly installments of principal and interest through October, 2002, is convertible into the Company's Common Stock at a conversion rate of $16.20 per share and is subordinated to the Company's Credit Facility.

                             UNITED RENTALS, INC.

  Maturities of the Company's debt for each of the next five years at December 31, 1997 are as follows:

   1998.............................................................. $  244,260
   1999..............................................................    340,916
   2000..............................................................    239,020
   2001..............................................................    181,676
   2002..............................................................     68,602
                                                                      ----------
                                                                      $1,074,474
                                                                      ==========

7. INCOME TAXES

  The provision for federal and state income taxes is as follows:

   Current State....................................................... $22,720
   Deferred State......................................................   3,041
   Deferred Federal....................................................  (5,245)
                                                                        -------
                                                                        $20,516
                                                                        =======

  A reconciliation of the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before provision for income taxes is as follows:

   Computed tax benefit at statutory tax rate.......................... $18,407
   Increase in tax benefit:
     Tax-exempt interest income........................................ (91,971)
     Non-deductible expense............................................  77,078
     State income taxes, net of Federal benefit........................  17,002
                                                                        -------
                                                                        $20,516
                                                                        =======

  The components of deferred income tax assets are as follows:

   Accrual liabilities.............................................. $  957,619
   Net operating loss carryforward..................................    313,719
   Property & equipment.............................................     43,908
                                                                     ----------
                                                                     $1,315,246
                                                                     ==========

  The components of deferred income tax liabilities are as follows:

   Intangibles and other............................................... $633,132
                                                                        ========

  The Company has net short-term deferred tax assets in the amount of $880,363, which are reported in the balance sheet in prepaid expenses and other assets.

  The Company has net operating loss carryforwards ("NOLs") of $845,681 for income tax purposes that expire in 2012.

                             UNITED RENTALS, INC.

8. CAPITAL STOCK

  Preferred Stock: The Company's board of directors has the authority to designate 5,000,000 shares of $.01 par value preferred stock in series, to establish as to each series the designation and number of shares to be issued and the rights, preferences, privileges and restrictions of the shares of each series, and to determine the voting powers, if any, of such shares. At December 31, 1997, the Company's Board of Directors had not designated any shares.

  As of December 31, 1997 there are outstanding warrants to purchase an aggregate of 6,344,058 shares of Common Stock. Each warrant provides for an exercise price of $10.00 per share and may be exercised at any time until September 12, 2007.

  The Board of Directors has adopted the Company's 1997 Stock Option Plan (the "Stock Option Plan") which provides for the granting of options to purchase not more than an aggregate of 5,000,000 shares of Common Stock. All officers, employees and others who render services to the Company are eligible to participate in the Stock Option Plan. Each option granted pursuant to the Stock Option Plan must provide for an exercise price per share that is at least equal to the fair market value per share of Common Stock on the date of grant. No options may be granted under the Stock Option Plan after August 21, 2007. The exercise price of each option, the period during which each option may be exercised and the other terms and conditions of each option are determined by the Board of Directors (or by a committee appointed by the Board).

  During 1997, 904,583 options to purchase shares of the Company's Common Stock were granted and remain outstanding at December 31, 1997. The weighted average exercise price per share of such options was $12.76. Such options had exercise prices ranging from $10 to $30 per share. Of such options, 818,583 provided for an exercise price per share in the range of $10.00 to $19.99 (the weighted average exercise price and weighted average remaining life of the options in this range being $11.84 and 9.9 years, respectively) and 86,000 provided for an exercise price per share in the range of $20.01 to $30.00 (the weighted average exercise price and weighted average remaining life of the options in this range being $21.51 and 9.9 years, respectively).

  The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income. Had compensation cost for the Company's stock option plans been determined pursuant to Financial Accounting Standards Board Statement No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have differed. The Black-Scholes option pricing model estimates fair value of options using subjective assumptions which can materially affect fair value estimates and, therefore, do not necessarily provide a single measure of fair value of options. Using the Black-Scholes option pricing model and a risk-free interest rate of 5.8%, a volatility factor for the market price of the Company's Common Stock of .315 and a weighted-average expected life of options of approximately three years, the Company's net loss, basic earnings per share and diluted earnings per share would have been $(43,731), $0.00 and $0.00, respectively. For purposes of these pro forma disclosures, the estimated fair value of options is amortized over the options' vesting period. Since the number of options granted and their fair value may vary significantly from year to year, the pro forma compensation expense in future years may be materially different.

  At December 31, 1997 there are 6,344,058 shares of Common Stock reserved for the exercise of warrants, 5,000,000 shares of Common Stock reserved for issuance pursuant to options granted, and that may be granted in the future, under the Company's 1997 Stock Option Plan and 33,332 shares of Common Stock reserved for the future conversion of convertible debt.

                             UNITED RENTALS, INC.

9. EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share:

Numerator:
  Net income....................................................... $    33,622
                                                                    ===========
Denominator:
  Denominator for basic earnings per share--weighted-average shares..........................................................  16,319,193
  Effect of dilutive securities:
   Employee stock options..........................................     116,061
   Warrants........................................................   1,736,899
                                                                    -----------
  Dilutive potential common shares
   Denominator for diluted earnings per share--adjusted weighted-
    average shares.................................................  18,172,173
                                                                    ===========
Basic earnings per share........................................... $      0.00
                                                                    ===========
Diluted earnings per share......................................... $      0.00
                                                                    ===========

10. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company leases rental equipment, real estate and certain office equipment under operating leases. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Future minimum lease payments, by year and in the aggregate, for noncancellable operating leases with initial or remaining terms of one year or more are as follows at December 31, 1997:

   1998.............................................................. $2,676,494
   1999..............................................................  1,860,615
   2000..............................................................  1,213,003
   2001..............................................................  1,155,995
   2002..............................................................    816,400
   Thereafter........................................................  1,929,430
                                                                      ----------
                                                                      $9,651,937
                                                                      ==========

  Rent expense under non-cancellable operating leases for the period August 14, 1997 (Inception) to December 31, 1997 was $524,752.

11. SUBSEQUENT EVENTS

  Subsequent to December 31, 1997, the Company completed the acquisition of 14 equipment rental companies (the "Acquisitions") and the aggregate consideration paid by the Company for the Acquisitions was $116.4 million and consisted of approximately $100.9 million in cash, 804,875 shares of Common Stock and warrants to purchase 30,000 shares of Common Stock. The Company funded a portion of the cash consideration for these acquisitions with cash on hand and the balance with borrowings under the Credit Facility.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholder of Access Rentals, Inc.

  We have audited the accompanying consolidated balance sheet of Access Rentals, Inc., and subsidiary as of March 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended September 30, 1994 and 1995, and the six months ended March 31, 1996. We have also audited the combined balance sheet of Access Rentals, Inc., and subsidiary and affiliate as of March 31, 1997, and the related combined statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Access Rentals, Inc., and subsidiary and affiliate as of March 31, 1996 and 1997, and results of their operations and cash flows for the years ended September 30, 1994 and 1995, the six months ended March 31, 1996 and the year ended March 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Battaglia, Andrews & Moag, P.C.
Batavia, New York
January 22, 1998

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

                    CONSOLIDATED AND COMBINED BALANCE SHEETS

                                          MARCH 31,    MARCH 31,    DECEMBER
                                            1996         1997       31, 1997
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
                 ASSETS
                 ------
Cash.................................... $   284,228  $   399,196  $   362,817
Accounts receivable, net................   3,319,859    5,173,046    9,482,265
Unbilled receivables....................          --           --    1,075,209
Inventory...............................   2,013,125    1,835,687    2,511,326
Rental equipment, net...................  30,865,058   49,551,170   63,636,491
Property and equipment, net.............   2,625,564    4,599,576    5,386,167
Due from related party..................   1,121,814    1,860,102    2,071,971
Prepaid expenses and other assets.......   1,221,482    1,896,518    1,286,100
Deferred tax asset......................     458,908      937,585      576,730
Intangibles.............................          --    1,375,005    2,212,368
                                         -----------  -----------  -----------
    Total assets........................ $41,910,038  $67,627,885  $88,601,444
                                         ===========  ===========  ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
  ------------------------------------
Liabilities:
  Accounts payable, accrued expenses and
   other liabilities.................... $ 3,128,407  $ 3,601,707  $ 7,160,756
  Deferred tax liability................   4,675,199    6,350,541    7,821,732
  Debt..................................  19,109,094   39,782,237   51,505,595
                                         -----------  -----------  -----------
    Total liabilities...................  26,912,700   49,734,485   66,488,083
Commitments and contingencies
Stockholders' equity:
  Common stock, $1 par value; 10,000
   shares authorized, 300, 300 and
   10,000 shares issued and outstanding
   for each respective year.............         300          300       10,000
  Additional paid-in capital............       4,500        4,500        4,500
  Note receivable from stockholder......    (420,040)    (515,606)  (1,105,994)
  Retained earnings.....................  15,426,922   18,411,049   23,278,389
  Equity adjustment for foreign currency
   translation..........................     (14,344)      (6,843)     (73,534)
                                         -----------  -----------  -----------
    Total stockholders' equity..........  14,997,338   17,893,400   22,113,361
                                         -----------  -----------  -----------
    Total liabilities and stockholders'
     equity............................. $41,910,038  $67,627,885  $88,601,444
                                         ===========  ===========  ===========

                            See accompanying notes.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

                 CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

                                YEAR ENDED          SIX MONTHS                   NINE MONTHS ENDED
                               SEPTEMBER 30,           ENDED     YEAR ENDED        DECEMBER 31,
                          ------------------------   MARCH 31,    MARCH 31,   ------------------------
                             1994         1995         1996         1997         1996         1997
                          -----------  -----------  -----------  -----------  -----------  -----------
                                                                              (UNAUDITED)  (UNAUDITED)
Revenues:
 Equipment rentals......  $15,804,754  $18,382,243  $10,405,814  $30,615,602  $21,391,478  $33,092,299
 Sales of equipment and
  parts.................    4,731,889    9,426,936    3,629,373    8,963,128    9,279,272   10,258,882
                          -----------  -----------  -----------  -----------  -----------  -----------
 Total revenues.........   20,536,643   27,809,179   14,035,187   39,578,730   30,670,750   43,351,181
Cost of revenues:
 Cost of rentals
  excluding
  depreciation..........    4,867,059    6,129,103    3,870,961    9,937,663    7,341,151    9,819,143
 Depreciation, equipment
  rentals...............    2,825,381    3,405,797    2,139,726    6,509,012    4,701,737    6,672,741
 Cost of equipment and
  parts.................    3,468,073    7,115,826    2,703,494    6,494,156    5,200,774    7,568,450
                          -----------  -----------  -----------  -----------  -----------  -----------
 Total cost of revenues.   11,160,513   16,650,726    8,714,181   22,940,831   17,243,662   24,060,334
                          -----------  -----------  -----------  -----------  -----------  -----------
Gross profit............    9,376,130   11,158,453    5,321,006   16,637,899   13,427,088   19,290,847
Selling, general and
 administrative
 expenses...............    4,414,362    5,394,286    2,329,997    8,747,215    6,261,115    7,953,627
Non-rental depreciation.      489,084      532,659      283,206      946,382      658,899    1,067,156
                          -----------  -----------  -----------  -----------  -----------  -----------
 Operating income.......    4,472,684    5,231,508    2,707,803    6,944,302    6,507,074   10,270,064
Interest expense........      673,532    1,147,616      682,394    2,604,066    1,821,607    2,918,100
Other (income), net.....     (220,289)    (250,421)    (295,443)    (605,215)    (363,828)    (567,759)
                          -----------  -----------  -----------  -----------  -----------  -----------
 Income before provision
  for income taxes and
  cumulative effect of
  change in accounting
  principle.............    4,019,441    4,334,313    2,320,852    4,945,451    5,049,295    7,919,723
Provision for income
 taxes..................    1,661,994    1,819,455    1,122,851    1,786,724    2,016,066    2,974,033
                          -----------  -----------  -----------  -----------  -----------  -----------
 Income before
  cumulative effect of
  change in accounting
  principle.............    2,357,447    2,514,858    1,198,001    3,158,727    3,033,229    4,945,690
Cumulative effect of
 change in method of
 accounting for taxes...       46,325           --           --           --           --           --
                          -----------  -----------  -----------  -----------  -----------  -----------
 Net income.............  $ 2,403,772  $ 2,514,858  $ 1,198,001  $ 3,158,727  $ 3,033,229  $ 4,945,690
                          ===========  ===========  ===========  ===========  ===========  ===========


                            See accompanying notes.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

          CONSOLIDATED AND COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                                                        NOTE
                           COMMON STOCK   ADDITIONAL RECEIVABLE                             FOREIGN
                          --------------   PAID-IN      FROM      TREASURY    RETAINED     CURRENCY
                          SHARES AMOUNT    CAPITAL   STOCKHOLDER    STOCK     EARNINGS    TRANSLATION
                          ------ -------  ---------- -----------  ---------  -----------  -----------
Balance at October 1,
 1993...................       6 $ 4,800    $   --   $  (128,069) $(200,000) $ 9,775,310   $     --
 Prior period
  adjustment............                                                        (265,019)
                          ------ -------    ------   -----------  ---------  -----------   --------
Balance, October 1, as
 restated...............       6   4,800        --      (128,069)  (200,000)   9,510,291         --
 Retroactive retirement
  of treasury stock.....                                            200,000     (200,000)
 Retroactive effect of
  stock split...........     294  (4,500)    4,500
 Advances on note
  receivable from
  stockholder, net......                                (199,179)
 Net income.............                                                       2,403,772
                          ------ -------    ------   -----------  ---------  -----------   --------
Balance at September 30,
 1994...................     300     300     4,500      (327,248)        --   11,714,063         --
 Advances on note
  receivable from
  stockholder, net......                                 (44,180)
 Net income.............                                                       2,514,858     (5,557)
                          ------ -------    ------   -----------  ---------  -----------   --------
Balance at September 30,
 1995...................     300     300     4,500      (371,428)        --   14,228,921     (5,557)
 Advances on note
  receivable from
  stockholder, net......                                 (48,612)
 Net income.............                                                       1,198,001     (8,787)
                          ------ -------    ------   -----------  ---------  -----------   --------
Balance at March 31,
 1996...................     300     300     4,500      (420,040)        --   15,426,922    (14,344)
 Advances on note
  receivable from
  stockholder, net......                                (105,566)
 Affiliate owner
  contributions.........                                  10,000
 Affiliate owner
  distributions.........                                                        (174,600)
 Net income.............                                                       3,158,727      7,501
                          ------ -------    ------   -----------  ---------  -----------   --------
Balance at March 31,
 1997...................     300     300     4,500      (515,606)        --   18,411,049     (6,843)
 Issuance of common
  stock (unaudited).....   9,700   9,700                                          (9,700)
 Advances on note
  receivable from
  stockholder, net
  (unaudited)...........                                (590,388)
 Affiliate owner
  distributions
  (unaudited)...........                                                         (68,650)
 Net income (unaudited).                                                       4,945,690    (66,691)
                          ------ -------    ------   -----------  ---------  -----------   --------
Balance at December 31,
 1997 (unaudited).......  10,000 $10,000    $4,500   $(1,105,994) $      --  $23,278,389   $(73,534)
                          ====== =======    ======   ===========  =========  ===========   ========


                            See accompanying notes.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

                               YEAR ENDED                                         NINE MONTHS ENDED
                              SEPTEMBER 30,        SIX MONTHS    YEAR ENDED         DECEMBER 31,
                         ------------------------  ENDED MARCH   MARCH 31,    --------------------------
                            1994         1995       31, 1996        1997          1996          1997
                         -----------  -----------  -----------  ------------  ------------  ------------
                                                                              (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income............. $ 2,403,772  $ 2,514,858  $ 1,198,001  $  3,158,727  $  3,033,229  $  4,945,690
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
 Depreciation and
  amortization..........   3,314,465    3,938,456    2,422,932     7,583,689     5,446,164     7,898,802
 Deferred income taxes..     672,080      676,782      667,412     1,151,456     1,048,873     1,835,040
 Gain on sales of
  equipment.............    (778,327)  (1,274,170)    (533,974)   (1,543,192)   (1,064,927)   (1,767,358)
 Cumulative effect of
  change in method of
  accounting for income
  taxes.................     (46,325)          --           --            --            --            --
 Change in assets and
  liabilities:
  Increase (decrease)
   in:
   Accounts receivable,
    net.................  (1,163,341)     (43,024)     670,789    (1,853,187)   (3,004,185)   (4,309,219)
   Unbilled receivables.          --           --           --            --            --    (1,075,209)
   Inventory............     (91,367)    (357,333)    (741,329)      177,438      (393,457)     (675,639)
   Prepaid expenses and
    other assets........    (740,966)     (92,290)     179,547      (584,753)      111,402       560,606
  Increase (decrease)
   in:
   Accounts payable,
    accrued expenses and
    other liabilities...     213,105      949,842      402,186       473,300       129,992     3,559,049
                         -----------  -----------  -----------  ------------  ------------  ------------
    Total adjustments...   1,379,324    3,798,263    3,067,563     5,404,751     2,273,862     6,026,072
    Net cash provided by
     operating
     activities.........   3,783,096    6,313,121    4,265,564     8,563,478     5,307,091    10,971,762
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Proceeds from the sale
  of property and
  equipment.............   2,715,240    4,498,860    3,511,441     5,223,214     3,662,918     6,076,640
 Purchase of property
  and equipment.........  (2,497,803)  (4,978,090)  (3,789,714)   (3,146,679)     (333,516)   (5,572,825)
 Advances on loan
  receivable--
  stockholder...........    (304,436)    (248,462)     (99,555)     (389,594)     (293,310)     (697,153)
 Repayments on loan
  receivable--
  stockholder...........     105,257      204,282       50,943       284,028       158,829       106,765
 Advances on loan
  receivable--related
  party.................     (13,000)          --     (531,466)     (759,690)     (358,798)     (246,543)
 Repayments on loan
  receivable--related
  party.................      10,174        7,128        3,673        21,402        15,401        34,674
 Advances on note
  receivable............          --      (48,322)          --       (77,851)           --            --
 Repayments on note
  receivable............    (126,668)       3,283        2,554         6,255         4,632        31,128
 Acquisition of
  subsidiary............          --     (866,700)          --            --            --            --
 Payments for
  intangibles...........          --           --           --    (1,521,984)   (1,521,984)     (977,583)
                         -----------  -----------  -----------  ------------  ------------  ------------
   Net cash provided by
    (used by) investing
    activities..........    (111,236)  (1,428,021)    (852,124)     (360,899)    1,334,172    (1,244,897)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Affiliate owner
  distributions.........          --           --           --      (174,600)           --       (68,650)
 Affiliate owner
  contributions.........          --           --           --        10,000        10,000            --
 Borrowings on debt
  obligations...........     161,297      736,330    2,083,097    23,048,203    16,018,625    22,959,059
 Principal payments on
  debt obligations......  (3,932,202)  (5,601,158)  (5,234,451)  (30,978,715)  (22,599,866)  (32,586,962)
                         -----------  -----------  -----------  ------------  ------------  ------------
   Net cash used by
    financing
    activities..........  (3,770,905)  (4,864,828)  (3,151,354)   (8,095,112)   (6,571,241)   (9,696,553)
Equity translation......          --       (5,557)      (8,787)        7,501         7,569       (66,691)
                         -----------  -----------  -----------  ------------  ------------  ------------
Net increase (decrease)
 in cash................     (99,045)      14,715      253,299       114,968        77,591       (36,379)
CASH--BEGINNING OF
 PERIOD.................     115,259       16,214       30,929       284,228       284,228       399,196
                         -----------  -----------  -----------  ------------  ------------  ------------
CASH--END OF PERIOD..... $    16,214  $    30,929  $   284,228  $    399,196  $    361,819  $    362,817
                         ===========  ===========  ===========  ============  ============  ============

                            See accompanying notes.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

                         NOTES TO FINANCIAL STATEMENTS

  FOR THE YEARS ENDED SEPTEMBER 30, 1994 AND 1995, AND AS OF AND FOR THE SIX
                                 MONTHS ENDED
        MARCH 31, 1996 AND AS OF AND FOR THE YEAR ENDED MARCH 31, 1997
    (THE INFORMATION AS OF DECEMBER 31, 1997 AND FOR THE NINE MONTHS ENDED
                   DECEMBER 31, 1996 AND 1997 IS UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND COMBINATION

  The accompanying financial statements include the financial statements of Access Rentals, Inc. (the "Parent"), Access Lift Equipment, Inc. (the "Subsidiary") which was acquired in February 1995 and Reinhart Leasing LLC (the "Affiliate"). The Affiliate, which has common ownership to the Parent, was formed on June 26, 1996.

  The accompanying financial statements include the financial statements of the Parent for the years ended September 30, 1994 and 1995, as of and for the six months ended March 31, 1996, as of and for the year ended March 31, 1997 and as of December 31, 1997 and for the nine months ended December 31, 1996 and 1997 and the financial statements of the Subsidiary for the seven months ended September 30, 1995, as of and for the three months ended December 31, 1995 (included in the financial statements for the six months ended March 31, 1996), as of and for the year ended December 31, 1996 (included in the financial statements for the year ended March 31, 1997) and the nine months ended December 31, 1996 and 1997. The consolidated financial statements have been combined with the financial statements of the Affiliate for the six months ended December 31, 1996 (included in the financial statements for the nine months ended December 31, 1996) as of and for the nine months ended March 31, 1997 and as of and for the nine months ended December 31, 1997. All material intercompany transactions and balances have been eliminated in consolidation and combination.

BUSINESS

  Access Rentals, Inc. and Subsidiary (the Company) rents, sells and repairs aerial personnel lift equipment primarily to companies in the manufacturing and construction industries. Sales and rentals primarily occur in areas where the Company maintains offices, such as the states of New York, Minnesota, Tennessee, Indiana, New Jersey, Pennsylvania, Connecticut, South Carolina, Florida, Washington and in and around Toronto, Canada. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheet is presented on an unclassified basis.

  Reinhart Leasing, LLC rents and sells aerial personnel lift equipment solely to Access Rentals, Inc.

INTERIM FINANCIAL STATEMENTS

  The accompanying balance sheet at December 31, 1997, and the statements of income, stockholders' equity and cash flows for the nine month periods ended December 31, 1996 and 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consists solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

ACCOUNTS RECEIVABLE

  It is the Company's policy to present accounts receivable net of an allowance for uncollectible accounts. At March 31, 1996 and 1997 and December 31, 1997, the balance of the allowance for uncollectible accounts amounted to $103,028, $228,885 and $380,000, respectively.

INVENTORY

  Inventory consists of equipment and vehicles purchased for resale and equipment parts purchased for repairs and resale. Equipment is valued at the lower of cost or market, based on specific identification, and parts are valued using the average cost method.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

  Inventory amounted to:

                                                    MARCH 31,
                                             -----------------------  DECEMBER
                                                1996        1997      31, 1997
                                             ----------- ----------- -----------
                                                                     (UNAUDITED)
      Equipment for resale.................. $ 1,371,741 $   368,723 $   842,295
      Parts.................................     641,384   1,466,964   1,669,031
                                             ----------- ----------- -----------
        Total............................... $ 2,013,125 $ 1,835,687 $ 2,511,326
                                             =========== =========== ===========

RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated six-year useful life with a 10% salvage value.

PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost and is being depreciated using the straight-line and declining balance methods over the estimated useful lives of the respective assets.

  The cost of normal maintenance and repairs is charged to expense as incurred, whereas expenditures which materially extend property lives are capitalized. When depreciable property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

RENTAL REVENUE

  Rental revenue is recorded as earned under the operating method.

ADVERTISING COSTS

  The Company advertises primarily through trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expenses amounted to approximately $7,706, $11,349, $6,717, $10,395, $6,454 and $26,982, for the years ended September 30, 1994 and 1995, six months ended March 31, 1996, year ended March 31, 1997, and nine months ended December 31, 1996 and 1997, respectively.

OTHER ASSETS/AMORTIZATION

  During the year ended March 31, 1997 and the nine months ended December 31, 1997, the Company acquired assets of two companies. The acquisitions resulted in goodwill and covenants not-to-compete amounting to approximately $1,777,500 and $700,000, respectively, which are being amortized using the straight-line method over 15 years and 5 years, respectively. Total amortization expense amounted to $128,295, $85,528 and $158,905 for the year ended March 31, 1997 and the nine months ended December 31, 1996 and 1997, respectively.

INCOME TAXES

  The provision for income tax is based on earnings reported for financial statement purposes, adjusted for transactions that do not enter into the computation of income taxes payable. The Parent, Subsidiary and Affiliate file separate tax returns. The Parent files tax returns in the United States and the Subsidiary files tax returns in Canada. The Affiliate is a limited liability company taxed as a partnership; therefore the members are taxed individually on the income of the Affiliate and a provision for taxes has not been made in the financial statements.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

CONCENTRATION OF CREDIT RISK

  Credit is granted to substantially all of the Parent's customers throughout the United States and the Subsidiary's customers throughout Canada. Management feels that adequate reserves for potential credit losses are maintained.

FOREIGN CURRENCY TRANSLATION

  The Company conducts business through a subsidiary located in Canada. The Company regards the local currency of the subsidiary to be its functional currency; consequently, translation gains and losses of the foreign subsidiary are accumulated and reported as a separate component of stockholders' equity. Transaction gains and losses that arise from exchange rate fluctuations on the transactions denominated in a currency other than the local functional currency are included in the results of operations.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. This affects the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

NOTE 2--RENTAL EQUIPMENT

RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consisted of the following:

                                                   MARCH 31,
                                            -----------------------  DECEMBER
                                               1996        1997      31, 1997
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
Rental equipment........................... $43,896,291 $66,007,890 $84,098,558
Less accumulated depreciation..............  13,031,233  16,456,720  20,462,067
                                            ----------- ----------- -----------
Rental equipment, net...................... $30,865,058 $49,551,170 $63,636,491
                                            =========== =========== ===========

PROPERTY AND EQUIPMENT

  Property and equipment and related accumulated depreciation consisted of the following:

                                                    MARCH 31,
                                              --------------------- DECEMBER 31,
                                                 1996       1997        1997
                                              ---------- ---------- ------------
                                                                    (UNAUDITED)
Land......................................... $  182,969 $  182,969  $  182,969
Buildings and improvements...................    949,741  1,346,619   1,779,975
Office and shop equipment....................    833,209  1,341,605   1,387,020
Transportation equipment.....................  2,573,492  4,425,156   5,393,695
Less accumulated depreciation................  1,913,847  2,696,773   3,357,492
                                              ---------- ----------  ----------
Property and equipment, net.................. $2,625,564 $4,599,576  $5,386,167
                                              ========== ==========  ==========

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

NOTE 3--NET INVESTMENT IN SALES-TYPE LEASES

  The Company leases some of its rental equipment to customers under sales-type leases. The following summarizes the net investment in sales-type leases which are included in prepaid and other assets on the balance sheet:

                                                     MARCH 31,
                                                ------------------- DECEMBER 31,
                                                  1996      1997        1997
                                                --------- --------- ------------
                                                                    (UNAUDITED)
Total minimum lease payments to be received.... $ 418,679 $ 573,127  $ 716,961
Less unearned interest income..................    26,950    38,773     39,627
                                                --------- ---------  ---------
Net investment in sales-type leases............ $ 391,729 $ 534,354  $ 677,334
                                                ========= =========  =========

NOTE 4--DEBT

  Debt consists of the following:

                                                  MARCH 31,
                                           ----------------------- DECEMBER 31,
                                              1996        1997         1997
                                           ----------- ----------- ------------
                                                                   (UNAUDITED)
Lines-of-credit..........................  $ 2,130,195 $ 3,788,341 $ 3,828,370
Present value of capital lease
 obligations.............................    3,436,191   8,465,249  16,104,886
Various installment obligations
 collateralized by rental and
 transportation equipment. These notes
 bear interest ranging from 6%-9.8%, with
 repayment periods ranging from two to
 five years..............................   12,030,127  18,913,002  23,965,117
Term loan payable to a bank, monthly
 payments of $50,500 including interest
 at 7.84%, maturing July, 2006.
 Collateralized by rental equipment......      270,413   2,217,572   1,887,211
Term loan payable to a bank, requiring
 monthly principle payments of $79,511,
 plus interest at the prime rate plus
 1.75%, or the sum of the LIBOR on the
 request day plus 1.75% (7.3125% at
 March 31, 1997), maturing July 2002. The
 loan is collateralized by rental
 equipment of the Affiliate..............           --   5,088,735   4,325,469
Term loan payable to a bank, quarterly
 principal payments of $46,021, plus
 interest at 6%, maturing July 1999.
 Collateralized by rental equipment of
 the Parent..............................      598,268     414,186     276,124
Subsidiary revolving term loan payable to
 a bank, monthly principal payments
 totaling Canadian $39,455, plus interest
 at Canadian prime rate plus 0.5%, (5.25%
 at March 31, 1997), maturing June 2000.
 Collateralized by equipment of
 Subsidiary and guaranteed by the
 Parent..................................      608,502     878,339   1,116,680
Mortgage payable to third-party lender,
 monthly payments of $1,750 including
 interest at 9%, maturing January 1998.
 Collateralized by real property at 45
 Center Street, Batavia, New York........       35,398      16,813       1,738
                                           ----------- ----------- -----------
    Total debt...........................  $19,109,094 $39,782,237 $51,505,595
                                           =========== =========== ===========

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

BANK LINES-OF-CREDIT

  The Parent has revolving bank lines-of-credit amounting to $5,000,000 (increased to $6,000,000 on September 1, 1997), which are payable on demand, with interest due monthly at rates varying from 7.50% to 8.00% as of March 31, 1997. The agreements are collateralized by equipment and receivables of the Parent. The outstanding balance on these lines-of-credit agreements amounted to $3,788,341 at March 31, 1997.

  The Parent also has revolving term lines-of-credit available from various lending institutions which aggregate $63,700,000 as of March 31, 1997. The Company pays interest on the outstanding balances of these agreements at rates which ranged from 6.65% to 9.8% at March 31, 1997.

  The Subsidiary has a $500,000 (Canadian denomination) revolving line-of-credit available for operating cash requirements and a $2,400,000 (Canadian denomination) term line-of-credit available to finance up to 75% of the cost of equipment acquisitions. The operating line-of-credit is payable on demand, with interest due monthly at the Canadian prime rate of interest plus 0.25%, (5.00% at March 31, 1997). There was not an outstanding balance on the operating line-of-credit agreement as of March 31, 1997. Advances on the equipment line-of-credit are payable over 36 or 48 months, with interest due monthly at Canadian prime plus 0.50%, (5.25% at March 31, 1997). The outstanding balance on the equipment line-of-credit agreement was $878,339 (United States denomination) as of March 31, 1997. The line-of-credit agreements are collateralized by accounts receivable and personal property of the Subsidiary and are guaranteed by the Parent.

  Current maturities of long-term debt for each of the five years subsequent to March 31, 1997 are as follows:

                                                           CAPITAL
                                                DEBT        LEASE
                                             OBLIGATIONS OBLIGATIONS TOTAL DEBT
                                             ----------- ----------- -----------
      1998.................................. $12,274,967 $2,283,984  $14,558,951
      1999..................................   7,097,078  2,168,855    9,265,933
      2000..................................   5,099,954  1,869,131    6,969,085
      2001..................................   3,002,236  1,379,399    4,381,635
      2002..................................   1,811,547    896,077    2,707,624
      Thereafter............................   2,031,206  1,492,772    3,523,978
                                             ----------- ----------  -----------
      Total payments........................  31,316,988 10,090,218   41,407,206
      Less interest amount..................          --  1,624,969    1,624,969
                                             ----------- ----------  -----------
        Total debt.......................... $31,316,988 $8,465,249  $39,782,237
                                             =========== ==========  ===========

CAPITAL LEASE OBLIGATIONS

  The Company and Affiliate lease rental equipment under various agreements classified as capital leases based on the provisions of Statement of Financial Accounting Standards No. 13. The economic substance of the leases is that the Company is financing the acquisition of the equipment through the leases and, accordingly, they are recorded in the Company's assets and liabilities. These assets are stated on the balance sheet at their capitalized cost, less accumulated depreciation, of $4,115,887, $9,091,782 and $16,275,311 as of
March 31, 1996 and 1997 and December 31, 1997, respectively.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

NOTE 5--OPERATING LEASES

  The Company leases building, shop and office space, and rental equipment under various long-term and short-term operating lease agreements. Rent expense under the agreements for the years ended September 30, 1994 and 1995, six months ended March 31, 1996, year ended March 31, 1997, and nine months ended December 31, 1996 and 1997 amounted to $328,892, $334,504, $174,189,
$825,229, $758,883 and $1,086,219, respectively.

  The total future minimum rental payments required for noncancellable operating leases as of March 31, 1997 are as follows:

      1998........................................................... $  513,782
      1999...........................................................    342,859
      2000...........................................................    363,925
      2001...........................................................    267,697
      2002...........................................................    410,846
      Thereafter.....................................................     80,785
                                                                      ----------
          Total...................................................... $1,979,894
                                                                      ==========

NOTE 6--PROVISIONS FOR INCOME TAXES

  The Company has provided for income tax based on consolidated net income. Income tax expense is allocated to the Parent and Subsidiary based on the tax liability and expense relating to the respective taxing authorities.

  The provision for income taxes, calculated according to SFAS No. 109, "Accounting for Income Taxes", amounted to:

                              YEAR ENDED       SIX MONTHS                 NINE MONTHS ENDED
                             SEPTEMBER 30,        ENDED    YEAR ENDED       DECEMBER 31,
                         ---------------------  MARCH 31,   MARCH 31,  -----------------------
                            1994       1995       1996        1997        1996        1997
                         ---------- ---------- ----------- ----------- ----------- -----------
                                                                       (UNAUDITED) (UNAUDITED)
Current:
  Federal income tax.... $  651,914 $  844,075 $   336,022 $   495,887 $  699,193  $   835,885
  State income tax......    338,000    296,054     114,774      93,415    268,000      301,000
Canadian business tax...        --       2,544       4,643      45,966        --         2,108
                         ---------- ---------- ----------- ----------- ----------  -----------
    Total current.......    989,914  1,142,673     455,439     635,268    967,193    1,138,993
Deferred:
  Federal income tax....    577,859    455,576     336,121     866,666    849,733    1,320,725
  State income tax......     94,221     89,206     268,291     194,174     64,000      378,575
Canadian business tax...        --     132,000      63,000      90,616    135,140      135,740
                         ---------- ---------- ----------- ----------- ----------  -----------
    Total deferred......    672,080    676,782     667,412   1,151,456  1,048,873    1,835,040
                         ---------- ---------- ----------- ----------- ----------  -----------
    Total provision for
     income taxes....... $1,661,994 $1,819,455 $ 1,122,851 $ 1,786,724 $2,016,066  $ 2,974,033
                         ========== ========== =========== =========== ==========  ===========

  Deferred taxes are recorded based on differences between the financial statement and tax basis of assets and liabilities. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE were the result of book and tax depreciation and revenue recognition timing differences, allowance for uncollectible accounts, net operating loss carryforwards of the Subsidiary and certain tax credits.

  The Subsidiary has remaining Canadian net operating loss (NOL) carryforwards of approximately $415,000 as of March 31, 1997 and December 31, 1997. The NOL carryforwards begin to expire in 1998 and will be completely expired in 2001.

  Application of statutory tax rates to combined pretax income will not be representative of the provision for income taxes. As previously disclosed, the income of the Affiliate is taxed individually at the member level.

NOTE 7--RELATED PARTY TRANSACTIONS

  Officer Loan--The chief executive officer and a stockholder maintains a floating loan with the Company. This loan is charged when personal expenditures are paid by the Company on behalf of the officer. A loan agreement exists between the parties, in which the Company charges interest of 8.5% on the average outstanding balance. The terms provide for the officer to make regular, periodic payments to reduce the outstanding balance. The balance outstanding at March 31, 1996 and 1997 and December 31, 1997 amounted to $420,040, $515,606 and $1,105,994, respectively. The amounts at March 31, 1997 and December 31, 1997 have been reduced in combination by the Affiliate's capital account.

  Loan Receivable--The Company has a loan receivable which represents cash advances made to companies owned by an employee and the stockholders. The Company charges interest on these loans at an annual rate of 8%. The balance outstanding at March 31, 1996 and 1997 and December 31, 1997 amounted to $1,121,814, $1,860,102 and $2,071,971, respectively.

  Operating Lease Agreement--The Company leases shop, warehouse space and aircraft from companies owned by an employee and the stockholders. The Company also leases rental equipment from the Affiliate, the effect of which has been eliminated in the combination of the financial statements. The leases are on a month to month basis and require monthly payments of $41,000 for the shop and warehouse space and $250,000 ($325,000 as of September 1, 1997) for rental equipment. The terms of the equipment lease with the Affiliate were modified during the nine months ended December 1997.

  Sale/Leaseback of Property--On March 31, 1996, the Company sold four buildings to a company owned by the stockholders for $1,725,000. Management estimated that the market value of the property approximated the net book value. The property is provided for in the operating lease, as disclosed above.

NOTE 8--CASH FLOW DISCLOSURE INFORMATION

  For the years ended September 30, 1994 and 1995, six months ended March 31, 1996, year ended March 31, 1997, and nine months ended December 31, 1996 and 1997, total interest paid amounted to $660,902, $1,132,222, $676,546,
$2,005,464, $1,447,752 and $2,120,907, respectively.

  For the years ended September 30, 1994 and 1995, six months ended March 31, 1996, year ended March 31, 1997, and nine months ended December 31, 1996 and 1997, total taxes paid amounted to $887,760, $1,516,861, $584,371, $1,045,652,
$791,179 and $298,321, respectively.

  During the years ended September 30, 1994 and 1995, six months ended March 31, 1996, year ended March 31, 1997, and nine months ended December 31, 1996 and 1997, the Company and Affiliate purchased

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

$7,368,661, $7,127,810, $7,968,504, $28,603,655, $27,336,255 and $21,237,266,
respectively, of equipment which was financed.

NOTE 9--RETIREMENT PLANS

  The Parent maintains a defined contribution retirement plan for non-union employees. The plan qualifies as a deferred compensation plan under Section 401(k) of the Internal Revenue Code. Company contributions are based on a 100% match of the employees' elective deferral up to 4%.

  The Parent also contributes to defined benefit pension plans for employees covered under six union contracts, Locals #15C, #103, #138, #542C, #825 and #832 of the International Union of Operating Engineers. A full description of the membership, benefits and employer and employee obligations to contribute to these plans are described in the Summary Plan Description and Annual Reports of the plans.

  The actuarial information needed to determine the liabilities and provide the current disclosure information necessary under FASB No. 87 was unavailable. Consequently, the financial statements for the years ended September 30, 1994 and 1995, six months ended March 31, 1996, year ended March 31, 1997 and nine months ended December 1996 and 1997, do not reflect the financial position, results of operations and expanded disclosures in accordance with FASB No. 87.

  The Subsidiary maintains a non-contributory pension plan, whereby the Subsidiary contributes 4% of employee compensation to the plan. In addition, the Subsidiary will contribute a 100% match of the employees' elective deferral up to a maximum of 2%.

  The cost of the plans for the years ended September 30, 1994 and 1995, six months ended March 31, 1996, the year ended March 31, 1997, and the nine months ended December 31, 1996 and 1997, amounted to approximately $151,669, $192,541, $110,857, $329,712, $149,568 and $162,150, respectively.

NOTE 10--COMMITMENTS AND CONTINGENCIES

  Access Rentals, Inc. (Parent) guarantees debt obligations of the Subsidiary, Access Lift Equipment, Inc., the Affiliate, Reinhart Leasing, LLC, and another related company owned by the stockholders.

  At December 31, 1997, the Company had outstanding purchase orders for equipment in the amount of $4,240,564.

NOTE 11--CHANGE IN METHOD OF ACCOUNTING AND PRIOR YEAR ADJUSTMENT

  The accompanying consolidated financial statements for the fiscal year ended September 30, 1994 have been retroactively restated as a result of management's change in method of accounting for rental income. In years prior to the change, the Company recorded revenue for the entire rental period of a contract upon billing. The change in accounting policy removes the portion of rental billings pertaining to periods subsequent to the reporting period. The effect of the restatement resulted in a $265,019 decrease to retained earnings at September 30, 1993.

               ACCESS RENTALS, INC. AND SUBSIDIARY AND AFFILIATE

  A restatement of the September 30, 1994 consolidated statement of income is summarized as follows:

                                                             AS
                                                         PREVIOUSLY
                                                          REPORTED   AS RESTATED
                                                         ----------- -----------
Rental income..........................................  $14,730,347 $15,804,754
Income before taxes and cumulative effect of change in
 accounting principle..................................    4,127,869   4,019,441
Provision for income taxes.............................    1,715,048   1,661,994
Income before cumulative effect of change in accounting
 principle.............................................    2,412,821   2,357,447
Cumulative effect of change in method of accounting for
 income taxes..........................................       46,325      46,325
Net income.............................................  $ 2,459,146 $ 2,403,772

NOTE 12--ACQUISITION OF SUBSIDIARY

  Effective February 26, 1995, the Company acquired 100% of the outstanding common stock of Access Lift Equipment, Inc., formerly Upright of Canada, Inc., for approximately $920,000.

  The acquisition, accounted for in accordance with Accounting Principles Board (APB) Opinion No. 16--Business Combinations, using the purchase method of accounting, has resulted in the inclusion of the operating results of the Subsidiary, from the date of acquisition, in the financial statements of the Company.

NOTE 13--STOCKHOLDERS' EQUITY

  On December 30, 1997, Access Rentals, Inc. (Parent) retired 6 shares of treasury stock then issued its remaining 194 common shares with no par value.

  Also, on December 30, 1997, Access Rentals, Inc. (Parent) amended its certificate of incorporation to increase the number of authorized shares from 200 common with no par value to 100 Class A Voting common shares with a par value of $1 and 9,900 Class B Non-voting common shares with a par value of $1, effecting a stock split of 50 shares of new stock for each share of stock.

  The retirement of treasury stock and the stock split were given retroactive effect in the accompanying financial statements.

  At December 31, 1997 the following common stock shares were authorized, issued and outstanding:

      Class A Voting, $1 par value.......................................    100
      Class B Non-voting, $1 par value...................................  9,900
                                                                          ------
          Total shares................................................... 10,000
                                                                          ======

NOTE 14--SUBSEQUENT EVENTS

  On September 1, 1997, the Company and Affiliate acquired certain assets of a company engaged in primarily the same business as Access Rentals, Inc., with operations in Florida. The purchase price, including the covenant not-to-compete, amounted to approximately $4,988,850, for which the same amount of debt was incurred.

  During January 1998, the Company sold all real estate owned by the Company to a related party company. The sales price was determined based upon appraisals and approximated $605,000.

  On January 21, 1998, the Company, Affiliate and stockholders entered into a stock purchase agreement with United Rentals, Inc. (URI). Under the terms of the stock purchase agreement, URI purchased all of the issued and outstanding capital stock of the Company and substantially all of the assets of the Affiliate. Also, as part of the transaction all of the stock of Access Lift Equipment, Inc. (Subsidiary) was sold by Access Rentals, Inc., to United Rentals of Canada, Inc., a wholly-owned subsidiary of URI.

NOTE 15--RECLASSIFICATIONS

  Certain reclassifications have been made to previously issued financial statements in order to conform them to current classifications.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors BNR Group of Companies

  We have audited the combined balance sheets of BNR Group of Companies as at March 31, 1996 and 1997 and the combined statements of earnings, stockholders' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these combined financial statements present fairly, in all material respects, the combined financial position of BNR Group of Companies as at March 31, 1996 and 1997 and the results of their operations and their cash flows for the years then ended in accordance with generally accepted accounting principles in Canada.

  Generally accepted accounting principles in Canada vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for the years ended March 31, 1996 and 1997 and stockholders' equity as at March 31, 1996 and March 31, 1997 to the extent summarized in note 14 to the combined financial statements.

                                          /s/ KPMG
Chartered Accountants

Waterloo, Canada
February 3, 1998

                             BNR GROUP OF COMPANIES

                            COMBINED BALANCE SHEETS
                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

                                            MARCH 31,   MARCH 31,  DECEMBER 31,
                                              1996        1997         1997
                                            ---------  ----------- ------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash.................................... $    45,817 $    62,471 $    36,157
  Trade accounts receivable (note 2)......   3,807,908   4,692,084   7,281,959
  Inventories.............................   1,744,367   1,897,021   2,276,311
  Income taxes recoverable................         --       81,808         --
  Prepaid expenses........................     116,844     128,343      85,937
                                           ----------- ----------- -----------
                                             5,714,936   6,861,727   9,680,364
Rental equipment (note 3).................   8,668,609  10,593,547  13,211,100
Fixed assets (note 4).....................     731,864     716,381   1,054,482
                                           ----------- ----------- -----------
                                           $15,115,409 $18,171,655 $23,945,946
                                           =========== =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank indebtedness (note 5).............. $   120,373 $   469,860 $ 1,469,042
  Short-term borrowings (note 5)..........   1,428,176   1,407,830   1,752,252
  Accounts payable........................   1,950,163   1,957,643   2,081,720
  Accrued liabilities.....................     946,688     686,351     433,945
  Income taxes payable....................      67,618         --      475,417
  Current portion of long-term debt (note
   6).....................................   1,618,749   2,390,758   3,233,715
                                           ----------- ----------- -----------
                                             6,131,767   6,912,442   9,446,091
Long-term debt (note 6)...................   2,250,744   3,467,720   4,369,061
Redeemable shares (note 7)................   4,534,975   4,424,975   4,424,975
Deferred income taxes.....................     681,518     975,570   1,385,392
Stockholders' equity:
  Share capital (note 8)..................      83,319      83,319      83,319
  Retained earnings.......................   1,433,086   2,307,629   4,237,108
                                           ----------- ----------- -----------
                                             1,516,405   2,390,948   4,320,427
                                           ----------- ----------- -----------
                                           $15,115,409 $18,171,655 $23,945,946
                                           =========== =========== ===========


            See accompanying notes to combined financial statements.

                             BNR GROUP OF COMPANIES

                        COMBINED STATEMENTS OF EARNINGS
                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

                                                       NINE MONTHS  NINE MONTHS
                               YEAR ENDED  YEAR ENDED     ENDED        ENDED
                                MARCH 31,   MARCH 31,  DECEMBER 31, DECEMBER 31,
                                  1996        1997         1996         1997
                               ----------  ----------  ------------ ------------
                                                       (UNAUDITED)  (UNAUDITED)
Revenues:
  Rental revenue.............  $ 9,286,562 $10,873,631 $ 9,333,864  $11,481,757
  Sales of equipment, parts
   and supplies..............   12,276,498  15,829,146  12,292,494   15,836,495
  Other......................      847,000     788,306     682,980      757,443
                               ----------- ----------- -----------  -----------
                                22,410,060  27,491,083  22,309,338   28,075,695
Cost of revenues:
  Cost of equipment rentals,
   excluding equipment rental
   depreciation..............    4,352,621   5,277,966   4,103,508    5,282,162
  Depreciation on rental
   equipment.................    1,609,690   1,936,254   1,451,671    1,715,542
  Cost of sales, equipment,
   parts and supplies........    8,883,214  11,818,715   9,303,777   11,832,825
                               ----------- ----------- -----------  -----------
                                14,845,525  19,032,935  14,858,956   18,830,529
                               ----------- ----------- -----------  -----------
Gross profit.................    7,564,535   8,458,148   7,450,382    9,245,166
Selling, general and adminis-
 tration.....................    5,728,380   6,386,710   4,528,911    5,623,444
Non-rental depreciation......       71,748      78,354      56,903      123,246
                               ----------- ----------- -----------  -----------
Operating earnings...........    1,764,407   1,993,084   2,864,568    3,498,476
Interest expense.............      565,106     691,559     514,503      517,347
                               ----------- ----------- -----------  -----------
Earnings before income taxes.    1,199,301   1,301,525   2,350,065    2,981,129
Income taxes (note 9):
  Current....................      245,436     132,930     480,220      637,328
  Deferred...................      118,677     294,052     288,251      409,822
                               ----------- ----------- -----------  -----------
                                   364,113     426,982     768,471    1,047,150
                               ----------- ----------- -----------  -----------
Net earnings.................  $   835,188 $   874,543 $ 1,581,594  $ 1,933,979
                               =========== =========== ===========  ===========


            See accompanying notes to combined financial statements.

                             BNR GROUP OF COMPANIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

                                                  SHARE   RETAINED
                                                 CAPITAL  EARNINGS     TOTAL
                                                 ------- ----------  ----------
Balances, at March 31, 1995..................... $83,319 $  597,898  $  681,217
Net earnings....................................     --     835,188     835,188
                                                 ------- ----------  ----------
Balances, at March 31, 1996.....................  83,319  1,433,086   1,516,405
Net earnings....................................     --     874,543     874,543
                                                 ------- ----------  ----------
Balances, at March 31, 1997.....................  83,319  2,307,629   2,390,948
Net earnings (unaudited)........................     --   1,933,979   1,933,979
Dividends (unaudited)...........................     --      (4,500)     (4,500)
                                                 ------- ----------  ----------
Balances, at December 31, 1997 (unaudited)...... $83,319 $4,237,108  $4,320,427
                                                 ======= ==========  ==========




            See accompanying notes to combined financial statements.

                             BNR GROUP OF COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS
                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

                                                       NINE MONTHS   NINE MONTHS
                             YEAR ENDED   YEAR ENDED      ENDED         ENDED
                              MARCH 31,    MARCH 31,   DECEMBER 31,  DECEMBER 31,
                                1996         1997          1996          1997
                             ----------   ----------   ------------  ------------
                                                       (UNAUDITED)   (UNAUDITED)
Cash flows from operating
 activities:
Net earnings...............  $   835,188  $   874,543  $ 1,581,594   $ 1,933,979
Items not involving cash:
  Depreciation and amorti-
   zation..................    1,681,438    2,014,608    1,508,574     1,838,788
  Gain on disposal of
   rental equipment........     (639,271)    (839,394)    (725,213)     (764,999)
  Gain on disposal of fixed
   assets..................      (44,016)         --           --            --
  Deferred income taxes....      118,677      294,052      288,251       409,822
Change in operating assets:
  Accounts receivable......     (894,464)    (884,176)  (2,814,394)   (2,589,875)
  Inventories..............     (613,126)    (152,654)    (186,602)     (379,290)
  Prepaid expenses.........      (63,687)     (11,499)       3,516        42,406
  Accounts payable.........      408,768        7,480     (209,735)      124,077
  Accrued liabilities......      387,747     (260,337)    (600,645)     (252,406)
  Income taxes.............        9,712     (149,426)     338,842       557,225
                             -----------  -----------  -----------   -----------
                               1,186,966      893,197     (815,812)      919,727
Cash flows from investing
 activities:
  Purchase of rental equip-
   ment....................   (5,523,247)  (7,355,356)  (6,419,981)   (7,976,473)
  Proceeds on disposal of
   rental equipment........    2,900,664    4,333,558    3,489,908     4,408,377
  Purchase of fixed assets.      (91,794)     (62,871)     (50,489)     (461,347)
  Proceeds on disposal of
   fixed assets............       52,648          --           --            --
                             -----------  -----------  -----------   -----------
                              (2,661,729)  (3,084,669)  (2,980,562)   (4,029,443)
Cash flows from financing
 activities:
  Net advance (repayment)
   of bank indebtedness....       23,618      349,487    1,256,010       344,422
  Net borrowings
   (repayment) on short-
   term borrowings.........      188,093      (20,346)     338,414       999,182
  Borrowings on long-term
   debt....................    2,172,871    2,894,173    3,066,515     2,998,826
  Payments on long-term
   debt....................     (673,795)    (905,188)    (783,925)   (1,254,528)
  Repayment of shareholder
   loans...................      (41,180)         --           --            --
  Issuance of share capi-
   tal.....................       69,520          --           --            --
  Dividends................          --           --           --         (4,500)
  Redemption of Class B
   special shares..........     (229,725)    (110,000)    (110,000)          --
                             -----------  -----------  -----------   -----------
                               1,509,402    2,208,126    3,767,014     3,083,402
                             -----------  -----------  -----------   -----------
Increase (decrease) in
 cash......................       34,639       16,654      (29,360)      (26,314)
Cash, beginning of period..       11,178       45,817       45,817        62,471
                             -----------  -----------  -----------   -----------
Cash, end of period........  $    45,817  $    62,471  $    16,457   $    36,157
                             ===========  ===========  ===========   ===========
Supplemental Schedule of
 Cash Flow Information:
  Cash paid during the pe-
   riod for interest.......  $   565,106  $   691,559  $   514,503   $   517,347
  Cash paid during the pe-
   riod for income taxes...      231,521      332,816      183,030       143,383
                             ===========  ===========  ===========   ===========

            See accompanying notes to combined financial statements.

                            BNR GROUP OF COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

                            MARCH 31, 1996 AND 1997
(The information as at December 31, 1997 and for the nine months ended December 31, 1996 and 1997 is unaudited)

1. SIGNIFICANT ACCOUNTING POLICIES:

 (a)  Basis of presentation:

  The accompanying combined financial statements are presented in accordance with accounting principles generally accepted in Canada (Canadian GAAP).

  The combined financial statements include the accounts of BNR Equipment Limited (BNR Kitchener), 754643 Ontario Limited (BNR Ottawa), 650310 Ontario Limited (BNR Barrie), 766903 Ontario Inc. (BNR Owen Sound) and BNR Equipment, Inc. (BNR Amherst).

  As more fully described in note 15, on January 22, 1998, all of the aforementioned companies were acquired by United Rentals, Inc. in a single common transaction and, accordingly, these financial statements have been prepared on a combined basis.

  Each of the companies rents and sells industrial supplies and power equipment. All significant intercompany accounts and transactions have been eliminated on combination.

  These financial statements are prepared on the basis of their predecessor historical costs and do not include any adjustments that may result on the acquisition of the BNR Group of Companies by United Rentals, Inc. as more fully described in note 15.

 (b) Interim financial statements:

  The accompanying combined balance sheets and statements of stockholders' equity at December 31, 1997 and the combined statements of earnings, stockholders' equity and cash flows for the nine month periods ended December 31, 1996 and 1997 are unaudited and have been prepared on a basis that is consistent with the audited combined financial statements included herein. In the opinion of management, such unaudited combined financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

 (c) Revenue recognition:

  Revenue related to the sale of industrial supplies and power equipment is recognized at the point of sale. Revenue related to the rental of industrial power equipment is recognized ratably over the contract term. The companies generally rent equipment under short-term agreements of one month or less.

 (d) Inventories:

  Inventories consisting primarily of power tools, industrial supplies and power equipment are valued at the lower of cost (first-in, first-out basis) and net realizable value.

 (e) Foreign currency translation:

  Monetary assets and liabilities of the companies, which are denominated in foreign currencies, are translated into Canadian dollars at exchange rates prevailing at the balance sheet date. Exchange gains and losses resulting from the translation of these amounts are reflected in the combined statement of earnings in the period in which they occur.

                            BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)


 (f) Rental equipment, fixed assets and depreciation:

  Rental equipment and fixed assets are stated at acquisition cost. Depreciation is provided using the following methods and annual rates:

       ASSET                                                    BASIS       RATE
       -----                                                    -----       ----
   Rental equipment...................................... Declining balance  15%
   Buildings............................................. Declining balance   5%
   Office and shop equipment............................. Declining balance  20%
   Signs................................................. Declining balance  20%
   Vehicles.............................................. Declining balance  20%
   Parking lot........................................... Declining balance   8%
   Leasehold improvements................................     Straight-line  20%

 (g) Deferred income taxes:

  The companies account for income taxes on the deferred tax allocation method. Under this method, timing differences between reported and taxable income result in provisions for taxes not currently payable. Such timing differences arise principally as a result of claiming depreciation and other amounts for tax purposes at amounts differing from those charged to income.

 (h) Use of estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. TRADE ACCOUNTS RECEIVABLE:

  Trade accounts receivable are net of allowances for doubtful accounts of $nil at March 31, 1996, $68,966 at March 31, 1997 and $215,591 at December 31,
1997.

3. RENTAL EQUIPMENT:

                                             MARCH 31,   MARCH 31,  DECEMBER 31,
                                               1996        1997         1997
                                            ----------- ----------- ------------
                                                                    (UNAUDITED)
   Rental equipment........................ $18,335,170 $22,133,208 $26,466,262
   Less accumulated depreciation...........   9,666,561  11,539,661  13,255,162
                                            ----------- ----------- -----------
                                            $ 8,668,609 $10,593,547 $13,211,100
                                            =========== =========== ===========

                            BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

4. FIXED ASSETS:

                                              MARCH 31,  MARCH 31,  DECEMBER 31,
                                                 1996       1997        1997
                                              ---------- ---------- ------------
                                                                    (UNAUDITED)
   Land.....................................  $  201,600 $  201,600  $  201,600
   Buildings................................     617,977    617,977     623,066
   Office and shop equipment................     319,208    337,252     363,774
   Signs....................................      17,426     19,163      23,884
   Vehicles.................................      53,020     53,020     388,361
   Parking lot..............................         --       7,560      26,448
   Leasehold improvements...................     145,646    181,176     251,962
                                              ---------- ----------  ----------
                                               1,354,877  1,417,748   1,879,095
   Less accumulated depreciation and amorti-
    zation..................................     623,013    701,367     824,613
                                              ---------- ----------  ----------
                                              $  731,864 $  716,381  $1,054,482
                                              ========== ==========  ==========

5. BANK INDEBTEDNESS AND SHORT-TERM BORROWINGS:

  Bank indebtedness and short-term borrowings bear interest rates between prime plus .50% to prime plus .75% and are secured by a general assignment of book debts, security agreement over all inventories, first collateral mortgages and demand debenture over land and buildings, a fixed charge and a chattel mortgage over certain equipment and an assignment of fire insurance over buildings and equipment.

6. LONG-TERM DEBT:

                                            MARCH 31,  MARCH 31,  DECEMBER 31,
                                               1996       1997        1997
                                            ---------- ---------- ------------
                                                                  (UNAUDITED)
   Bank loans, various term loans with
    combined monthly payments of $123,078
    (as at December 31, 1997) including
    interest ranging from prime plus 1% to
    prime plus 1.75% due from 1998 through
    2001. Collateralized by certain
    equipment and fixed assets............  $1,662,704 $2,406,572 $2,021,641
   Lien notes, various notes with combined
    monthly payments of $300,956 (as at
    December 31, 1997) including interest
    ranging from prime plus 1.25% to prime
    plus 2%, due from 1998 through 2001.
    Collateralized by specific equipment .   2,136,540  3,288,692   5,062,094
   Other notes, various notes with
    combined monthly payments of $26,106
    (as at December 31, 1997) including
    interest ranging from 2.9% to 10%, due
    from 1998 through 2000. Collateralized
    by specific equipment and vehicles....      70,249    163,214     519,041
                                            ---------- ----------  ----------
                                             3,869,493  5,858,478   7,602,776
   Current portion of long-term debt......   1,618,749  2,390,758   3,233,715
                                            ---------- ----------  ----------
                                            $2,250,744 $3,467,720  $4,369,061
                                            ========== ==========  ==========

                             BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)


6. LONG-TERM DEBT (CONTINUED):

  Annual principal payments over each of the next four years are as follows:

                               MARCH 31,  DECEMBER 31,
                                 1997         1997
                              ----------- ------------
                                          (UNAUDITED)
             1998............ $ 2,390,758 $ 3,233,715
             1999............   1,878,097   2,696,223
             2000............   1,280,955   1,448,045
             2001............     308,668     224,793
                              ----------- -----------
                              $ 5,858,478 $ 7,602,776
                              =========== ===========

7. REDEEMABLE SHARES:

                               MARCH 31,         MARCH 31,       DECEMBER 31,
                                 1996              1997              1997
                           ----------------- ----------------- -----------------
                                                                  (UNAUDITED)
                              #        $        #        $        #        $
                           ------- --------- ------- --------- ------- ---------
   BNR EQUIPMENT LIMITED (BNR
    KITCHENER)
   Authorized:
    Unlimited number of
     Class A special
     shares, non-voting,
     redeemable
    Unlimited number of
     Class B special
     shares, non-voting,
     redeemable
   Issued:
    Class B special
     shares..............  875,975   875,975 765,975   765,975 765,975   765,975
   754643 ONTARIO LIMITED (BNR
    OTTAWA)
   Authorized:
    Unlimited number of
     special shares, non-
     voting, redeemable
   Issued:
    Special shares.......  159,000   159,000 159,000   159,000 159,000   159,000
   650310 ONTARIO LIMITED (BNR
    BARRIE)
   Authorized:
    Unlimited number of
     Class C special
     shares, non-voting,
     redeemable
     Unlimited number of
     Class D special
     shares, non-voting,
     redeemable
   Issued:
    Class C special
     shares..............    1,000 2,315,000   1,000 2,315,000   1,000 2,315,000
    Class D special
     shares..............  185,000   185,000 185,000   185,000 185,000   185,000
   766903 ONTARIO INC. (BNR OWEN
    SOUND)
    Authorized:
    Unlimited number of
     Class C special
     shares, non-voting,
     redeemable
   Issued:
    Class C special
     shares..............    1,000 1,000,000   1,000 1,000,000   1,000 1,000,000
                                   ---------         ---------         ---------
                                   4,534,975         4,424,975         4,424,975
                                   =========         =========         =========

                            BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)

7. REDEEMABLE SHARES (CONTINUED)

  (a) Certain of the BNR Group of Companies have issued special shares, Class B special shares and Class D special shares which are redeemable at the holders option at $1 per share. Under Canadian generally accepted accounting principles, these shares are presented as liabilities in the combined financial statements at their redemption amounts.

  (b) Certain of the BNR Group of Companies have issued Class C special shares which are redeemable at the holders option at a fixed amount which is in excess of their stated capital amounts. Under Canadian generally accepted accounting principles, these Class C special shares are presented as liabilities in the combined financial statements at their redemption amounts. The excess of their redemption amounts over their paid-up capital amounts of $3,314,990 has been charged to retained earnings.

  (c) The special shares, Class B special shares, Class C special shares and Class D special shares have no fixed redemption date and are redeemable at the option of the holder. Dividends on these shares are discretionary. In the event of liquidation, dissolution, or wind up of the companies, holders of these shares are entitled to receive, in priority to all other classes, an amount equal to the redemption amount plus any declared and unpaid dividends.

  (d) Between May 8, 1995 and January 18, 1996, BNR Equipment Limited (BNR Kitchener) redeemed 229,725 Class B special shares for $229,725.

  Between April 18, 1996 and July 15, 1996, BNR Equipment Limited (BNR Kitchener) redeemed 110,000 Class B special shares for $110,000.

                             BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)


8. SHARE CAPITAL:

                                   MARCH 31,    MARCH 31,   DECEMBER 31,
                                      1996         1997         1997
                                  ------------ ------------ ------------
                                                            (UNAUDITED)
                                    #     $      #     $      #     $
                                  ----- ------ ----- ------ ----- ------
BNR EQUIPMENT LIMITED (BNR
 KITCHENER)
Authorized:
  Unlimited number of common
   shares
Issued:
  Common shares.................  6,000 13,693 6,000 13,693 6,000 13,693
754643 ONTARIO LIMITED (BNR OT-
 TAWA)
Authorized:
  Unlimited number of common
   shares
Issued:
  Common shares.................    100    100   100    100   100    100
650310 ONTARIO LIMITED (BNR
 BARRIE)
Authorized:
  Unlimited number of Class A
   common shares................
  Unlimited number of Class B
   convertible common shares
Issued:
  Class B convertible common
   shares.......................    600      1   600      1   600      1
766903 ONTARIO INC. (BNR OWEN
 SOUND)
Authorized:
  Unlimited number of Class A
   common shares................
  Unlimited number of Class B
   convertible common shares
Issued:
  Class B convertible common
   shares.......................  1,000      5 1,000      5 1,000      5
BNR EQUIPMENT INC. (BNR AMHERST)
Authorized:
  Unlimited number of common
   shares
Issued:
  Common shares.................    100 69,520   100 69,520   100 69,520
                                        ------       ------       ------
                                        83,319       83,319       83,319
                                        ======       ======       ======

  The Class B convertible common shares are convertible into an equivalent number of Class A common shares for no additional consideration.

                            BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)


9. INCOME TAXES:

  The effective income tax rate differs from the statutory rate that would be obtained by applying the combined basic federal, state and provincial tax rate to earnings before income taxes. These differences result from the following items:

                                  MARCH 31, MARCH 31, DECEMBER 31, DECEMBER 31,
                                    1996      1997        1996         1997
                                  --------- --------- ------------ ------------
                                                      (UNAUDITED)  (UNAUDITED)
   Combined basic federal, state
    and provincial tax rate.....     44.6%    44.6%       44.6%        44.6%
   Increase (decrease) in income
    tax rate resulting from:
   Tax reductions to certain
    private companies...........    (12.0)    (9.9)      (11.3)       (10.0)
   Other permanent differences..     (2.2)    (1.9)        (.6)          .5
                                    -----     ----       -----        -----
   Effective income tax rate....     30.4%    32.8%       32.7%        35.1%
                                    =====     ====       =====        =====

10. COMMITMENTS:

  The companies are committed to payments under operating leases for equipment, vehicles and buildings. Annual payments over each of the next five years are as follows:

                               MARCH 31,  DECEMBER 31,
                                  1997        1997
                               ---------- ------------
                                          (UNAUDITED)
             1998............  $  789,000  $  620,000
             1999............     446,000     522,000
             2000............     275,000     361,000
             2001............     122,000     238,000
             2002............      54,000     148,000
                               ----------  ----------
                               $1,686,000  $1,889,000
                               ==========  ==========

11. FINANCIAL INSTRUMENTS:

  The carrying value of the companies' trade accounts receivable, bank indebtedness, accounts payable, accrued liabilities, short-term borrowings and redeemable shares approximate their fair values due to their demand nature or relatively short periods to maturity.

  The fair value of the companies' long-term debt have been determined to be equal to their carrying values, as the current financing arrangements represent the borrowing rate presently available to the companies for loans with similar terms and maturities.

12. RELATED PARTY TRANSACTIONS:

  (a) The companies rent certain premises from officers and stockholders of the companies.

  The following are the amounts that have been expensed in each of the periods:

             March 31, 1997.................. $202,081
             December 31, 1997 (unaudited)...  164,498

  (b) Included in note 10 are operating lease commitments with a company controlled by certain stockholders:

  The following are the amounts that have been expensed in each of the periods:

             March 31, 1997................... $57,523
             December 31, 1997 (unaudited)....  57,391

                            BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)


13. NATURE OF OPERATIONS AND SEGMENT INFORMATION:

  The companies only significant activity is the rental and sale of industrial supplies and power equipment. Geographically segmented information is as follows:

                                     CANADA             UNITED STATES                TOTAL
                                    MARCH 31,             MARCH 31,                MARCH 31,
                             ----------------------- ---------------------  -----------------------
          YEAR ENDED            1996        1997       1996        1997        1996        1997
   ------------------------  ----------- ----------- ---------  ----------  ----------- -----------
   Revenues................  $21,812,899 $24,746,282 $ 597,161  $2,744,801  $22,410,060 $27,491,083
   Operating earnings
    (loss).................    1,922,641   1,996,754  (158,234)     (3,670)   1,764,407   1,993,084
   Identifiable net assets.    1,307,530   1,821,554   208,875     569,394    1,516,405   2,390,948

                                            CANADA    UNITED STATES    TOTAL
                                         DECEMBER 31, DECEMBER 31,  DECEMBER 31,
                                         ------------ ------------- ------------
             NINE MONTHS ENDED               1997         1997          1997
   ------------------------------------- ------------ ------------- ------------
                                         (UNAUDITED)   (UNAUDITED)  (UNAUDITED)
   Revenues............................. $24,447,526   $3,628,169   $28,075,695
   Operating earnings...................   3,137,274      361,202     3,498,476
   Identifiable net assets..............   3,251,422    1,069,005     4,320,427

14. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

  The companies follow Canadian generally accepted accounting principles which are different in some respects from those applicable in the United States.

  (a) Since redemption of the shares described in note 7 is outside the control of the companies, the shares are classified as liabilities under Canadian GAAP. For U.S. GAAP purposes, such redeemable shares can be classified outside stockholders' equity and below liabilities. This classification difference has no impact on net income or stockholders' equity for U.S. GAAP purposes.

  (b) The income tax provision is based on the deferral method and adjustments are generally not made for changes in income tax rates. Under U.S. GAAP, deferred tax liabilities are measured using the enacted tax rate expected to apply to taxable income in the periods in which the deferred tax liability is expected to be settled.

  The deferred income tax liability under U.S. GAAP as compared to Canadian GAAP consists of the following temporary differences:

                                                YEAR       YEAR    NINE MONTHS
                                               ENDED      ENDED       ENDED
                                             MARCH 31,  MARCH 31,  DECEMBER 31,
                                                1996       1997        1997
                                             ---------- ---------- ------------
                                                                   (UNAUDITED)
   Rental Equipment and Fixed Assets--
   Tax depreciation in excess of book
    depreciation--
    For U.S. GAAP........................... $1,257,257 $1,518,790  $1,833,228
    For Canadian GAAP.......................    681,518    975,570   1,385,392

  (c) The following table presents a reconciliation of net earnings from Canadian GAAP to U.S. GAAP:

                                    YEAR       YEAR    NINE MONTHS  NINE MONTHS
                                    ENDED      ENDED      ENDED        ENDED
                                  MARCH 31,  MARCH 31, DECEMBER 31, DECEMBER 31,
                                    1996       1997        1996         1997
                                  ---------  --------- ------------ ------------
                                                       (UNAUDITED)  (UNAUDITED)
   Net earnings under Canadian
    GAAP......................... $835,188   $874,543   $1,581,594   $1,933,979
   Income tax adjustment under
    the asset and liability
    method.......................  (66,853)    32,519       56,922       95,384
                                  --------   --------   ----------   ----------
   Net earnings under U.S. GAAP.. $768,335   $907,062   $1,638,516   $2,029,363
                                  ========   ========   ==========   ==========

                            BNR GROUP OF COMPANIES

                    (AMOUNTS EXPRESSED IN CANADIAN DOLLARS)


14. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

  (d) The following table presents stockholders' equity under U.S. GAAP:

                                              YEAR        YEAR     NINE MONTHS
                                             ENDED       ENDED        ENDED
                                           MARCH 31,   MARCH 31,   DECEMBER 31,
                                              1996        1997         1997
                                           ----------  ----------  ------------
                                                                   (UNAUDITED)
   Stockholders' equity under Canadian
    GAAP.................................. $1,516,405  $2,390,948   $4,320,427
   Income tax adjustment under the asset
    and liability method..................   (575,739)   (543,220)    (447,836)
   Stockholders' equity under U.S. GAAP...    940,666   1,847,728    3,872,591

15. SUBSEQUENT EVENT:

  On January 22, 1998, all of the outstanding capital stock was acquired by United Rentals, Inc. All of the shares described in note 7 and all of the shares described in note 8, except for the shares of the U.S. company BNR Equipment, Inc. (BNR Amherst) were cancelled and these Canadian companies of the BNR Group of Companies amalgamated with United Rentals of Canada, Inc. on January 30, 1998. Subsequent to December 31, 1997 and prior to the acquisition by United Rentals, Inc., land and buildings with a carrying value of approximately $500,000 were acquired by certain of the BNR Group of Companies' stockholders for cash of $665,000 which was used by the companies to repay the companies' debt. At the same time, the companies entered into operating lease agreements with the stockholders with respect to these land and buildings.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Mission Valley Rentals, Inc.

  We have audited the balance sheets of Mission Valley Rentals, Inc. as of June 30, 1996 and 1997 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mission Valley Rentals, Inc. at June 30, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
January 23, 1998

                          MISSION VALLEY RENTALS, INC.

                                 BALANCE SHEETS

                                                    JUNE 30
                                             --------------------- DECEMBER 31,
                                                1996       1997        1997
                                             ---------- ---------- ------------
                                                                   (UNAUDITED)
                   ASSETS
                   ------
Cash........................................ $  144,491 $  527,922  $  505,541
Accounts receivable, net....................    470,736    662,006     721,252
Inventory...................................     37,539     58,949      88,965
Rental equipment, net.......................  3,004,111  5,158,789   5,667,659
Property and equipment, net.................    124,597    155,001     138,343
Prepaid expenses and other assets...........     34,850    180,875     165,599
Intangible assets, net......................               776,003     765,841
                                             ---------- ----------  ----------
    Total assets............................ $3,816,324 $7,519,545  $8,053,200
                                             ========== ==========  ==========
    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------
Liabilities:
  Accounts payable, accrued expenses and
   other liabilities........................ $  246,536 $  404,689  $  805,462
  Income taxes payable......................     53,303                (54,283)
  Debt......................................  1,512,074  5,102,143   5,536,280
  Deferred income taxes.....................    188,774    319,869     235,744
                                             ---------- ----------  ----------
    Total liabilities.......................  2,000,687  5,826,701   6,523,203
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value and $1.00
   stated value, 10,000 shares authorized,
   1,000 issued and outstanding at June 30,
   1996 and 1997, and December 31, 1997.....      1,000      1,000       1,000
  Retained earnings.........................  1,814,637  1,691,844   1,528,997
                                             ---------- ----------  ----------
    Total stockholders' equity..............  1,815,637  1,692,844   1,529,997
                                             ---------- ----------  ----------
    Total liabilities and stockholders'
     equity................................. $3,816,324 $7,519,545  $8,053,200
                                             ========== ==========  ==========


                            See accompanying notes.

                          MISSION VALLEY RENTALS, INC.

                            STATEMENTS OF OPERATIONS

                                                          SIX MONTHS ENDED
                                 YEAR ENDED JUNE 30          DECEMBER 31
                                ----------------------  ----------------------
                                   1996        1997        1996        1997
                                ----------  ----------  ----------  ----------
                                                             (UNAUDITED)
Revenues:
  Equipment rentals...........  $4,851,942  $6,798,752  $3,365,276  $4,419,275
  Sales of rental equipment...      96,987     413,481     346,540      74,642
  Sales of parts and supplies.     399,156     558,034     264,193     329,496
                                ----------  ----------  ----------  ----------
    Total revenues............   5,348,085   7,770,267   3,976,009   4,823,413
Cost of revenues:
  Cost of equipment rentals,
   excluding depreciation.....   1,893,655   2,876,589   1,392,173   1,952,185
  Depreciation of rental
   equipment..................     738,229   1,599,457     586,675     733,558
  Cost of rental equipment
   sales......................      61,810     413,481     346,540      55,168
  Cost of sales of parts and
   supplies...................     214,802     377,047     153,444     171,949
                                ----------  ----------  ----------  ----------
    Total cost of revenues....   2,908,496   5,266,574   2,478,832   2,912,860
                                ----------  ----------  ----------  ----------
Gross profit..................   2,439,589   2,503,693   1,497,177   1,910,553
Selling, general and
 administrative expenses......   1,640,442   2,222,524   1,086,303   1,926,386
Non-rental depreciation.......      25,355      30,154      15,117      16,658
                                ----------  ----------  ----------  ----------
Operating income (loss).......     773,792     251,015     395,757     (32,491)
Interest expense..............     139,925     390,047     171,923     215,848
Other (income), net...........     (58,767)    (62,016)    (31,956)    (31,209)
                                ----------  ----------  ----------  ----------
Income (loss) before provision
 (benefit) for income taxes        692,634     (77,016)    255,790    (217,130)
Provision (benefit) for income
 taxes........................     299,259      45,777      64,295     (54,283)
                                ----------  ----------  ----------  ----------
Net income (loss).............  $  393,375  $ (122,793) $  191,495  $ (162,847)
                                ==========  ==========  ==========  ==========


                            See accompanying notes.

                          MISSION VALLEY RENTALS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       COMMON STOCK
                                                      --------------  RETAINED
                                                      SHARES AMOUNTS  EARNINGS
                                                      ------ ------- ----------
Balance at July 1, 1995.............................. 1,000  $1,000  $1,421,262
  Net income.........................................                   393,375
                                                      -----  ------  ----------
Balance at June 30, 1996............................. 1,000   1,000   1,814,637
  Net loss...........................................                  (122,793)
                                                      -----  ------  ----------
Balance at June 30, 1997............................. 1,000   1,000   1,691,844
  Net loss (unaudited)...............................                  (162,847)
                                                      -----  ------  ----------
Balance at December 31, 1997 (unaudited)............. 1,000  $1,000  $1,528,997
                                                      =====  ======  ==========



                            See accompanying notes.

                          MISSION VALLEY RENTALS, INC.

                            STATEMENTS OF CASH FLOWS

                                                           SIX MONTHS ENDED
                                    YEAR ENDED JUNE 30       DECEMBER 31
                                   ---------------------  -------------------
                                     1996        1997       1996      1997
                                   ---------  ----------  --------  ---------
                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES
Net income (loss)................. $ 393,375  $ (122,793) $191,495  $(162,847)
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating activities:
  Depreciation and amortization...   763,584   1,646,105   611,009    760,378
  Gain on equipment sales.........   (35,177)                         (19,474)
  Deferred taxes..................    81,859     131,318    87,014    (84,125)
  Changes in assets and
   liabilities:
  Increase in accounts receivable.   (81,581)   (191,270) (206,289)   (59,246)
  Increase in inventory...........   (10,437)    (21,410)  (48,417)   (30,016)
  (Decrease) increase in prepaid
   expenses and other assets......    50,884    (146,248) (104,458)    15,276
  Increase in accounts payable,
   accrued expenses and other
   liabilities....................   119,054     158,153    65,881    400,773
  (Decrease) increase in income
   taxes payable..................    53,303     (53,303)   10,992    (54,283)
                                   ---------  ----------  --------  ---------
Total adjustments.................   941,489   1,523,345   415,732    929,283
                                   ---------  ----------  --------  ---------
  Cash provided by operating
   activities..................... 1,334,864   1,400,552   607,227    766,436
CASH FLOWS FROM INVESTING
 ACTIVITIES
Purchase of rental equipment......  (388,116)
Proceeds from sale of rental
 equipment........................    96,987     413,481   346,540     74,642
                                   ---------  ----------  --------  ---------
  Cash provided by (used in)
   investing activities...........  (291,129)    413,481   346,540     74,642
CASH FLOWS FROM FINANCING
 ACTIVITIES
Principal payments on debt........  (957,424) (4,567,552) (741,982)  (863,459)
Principal payments on capital
 lease obligations................               (32,258)
Borrowings under credit facility..             3,169,208
                                   ---------  ----------  --------  ---------
  Cash used in financing
   activities.....................  (957,424) (1,430,602) (741,982)  (863,459)
                                   ---------  ----------  --------  ---------
Increase (decrease) in cash.......    86,311     383,431   211,785    (22,381)
  Cash balance at beginning of
   year...........................    58,180     144,491   144,491    527,922
                                   ---------  ----------  --------  ---------
  Cash balance at end of year..... $ 144,491  $  527,922  $356,276  $ 505,541
                                   =========  ==========  ========  =========

                            See accompanying notes.

                         MISSION VALLEY RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                            JUNE 30, 1996 AND 1997
           (THE INFORMATION AS OF DECEMBER 31, 1997 AND FOR THE SIX
             MONTHS ENDED DECEMBER 31, 1996 AND 1997 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Activity

  Mission Valley Rentals, Inc. (the "Company") rents, sells and repairs construction equipment for use by contractor, industrial and homeowner markets. The rentals are on a daily, weekly or monthly basis. The Company has four locations in Northern California and its principal market area is the entire Bay Area and the San Joaquin Valley. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheets are presented on an unclassified basis.

  On September 1, 1996, the Company acquired for $2,320,000 a substantial amount of rental equipment and fixed assets from Rental World, Inc. and assumed all operations. The Company utilized the funds available under its line of credit to finance the purchase. The acquisition has been accounted for as a purchase and, accordingly, at such date the Company recorded the assets acquired at their estimated fair values.

  The acquired assets have been recorded at their estimated fair value at the date of the acquisition of $1,527,503 with the excess purchase price of $792,497 being recorded as goodwill.

 Interim Financial Statements

  The accompanying balance sheet at December 31, 1997 and the statements of income, stockholders' equity and cash flows for the six-month periods ended December 31, 1996 and 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim period are not necessarily indicative of results for the full year.

 Inventory

  Inventory consists primarily of general replacement parts and fuel for the equipment and are stated at the lower of cost, determined under the first-in, first-out method, or market.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated five-year useful life with a 10% salvage value.

  Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from sales of equipment and cost of sales of equipment, respectively, in the statements of operations.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over estimated useful lives of 5 to 10 years.

                         MISSION VALLEY RENTALS, INC.

  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

 Intangible assets

  Intangible assets are recorded at cost and consist of goodwill, which is being amortized by the straight line method over its estimated useful life of forty years. Accumulated amortization at June 30, 1997 and December 31, 1997 is $16,494 and $26,656, respectively.

 Rental Revenue

  Rental revenue is recorded as earned under the operating method.

 Advertising Costs

  The Company advertises primarily through phone directories and the distribution of promotional items. All advertising costs are expensed as incurred. Advertising expenses amounted to approximately $63,800 and $104,500 in the years ended June 30, 1996 and 1997, respectively, and $52,000 and $42,000 for the six months ended December 31, 1996 and 1997, respectively.

 Income Taxes

  The Company uses the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Company maintains cash balances with a quality financial institution and, consequently, management believes funds maintained there are secure. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company's customer base and its credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consisted of the following:

                                                     JUNE 30
                                              --------------------- DECEMBER 31,
                                                 1996       1997        1997
                                              ---------- ---------- ------------
                                                                    (UNAUDITED)
      Rental equipment....................... $6,384,287 $9,793,816 $10,454,616
      Less accumulated depreciation..........  3,380,176  4,635,027   4,786,957
                                              ---------- ---------- -----------
      Rental equipment, net.................. $3,004,111 $5,158,789 $ 5,667,659
                                              ========== ========== ===========

                          MISSION VALLEY RENTALS, INC.

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                       JUNE 30
                                                  ----------------- DECEMBER 31,
                                                    1996     1997       1997
                                                  -------- -------- ------------
                                                                    (UNAUDITED)
      Furniture and fixtures..................... $237,744 $273,686   $273,686
      Leasehold improvements.....................  268,939  293,557    293,557
                                                  -------- --------   --------
                                                   506,683  567,243    567,243
      Less accumulated depreciation..............  382,086  412,242    428,900
                                                  -------- --------   --------
        Total.................................... $124,597 $155,001   $138,343
                                                  ======== ========   ========

5. DEBT AND CAPITAL LEASE OBLIGATIONS

  Debt and capital lease obligations consist of the following:

                                                    JUNE 30
                                             --------------------- DECEMBER 31,
                                                1996       1997        1997
                                             ---------- ---------- ------------
                                                                   (UNAUDITED)
Ingersoll-Rand--Various notes with combined
 monthly payments of $3,514 including
 interest from 7.9% to 10%.................  $   53,296 $  100,980  $  167,744
Clark Equipment Credit Co.--Various notes
 with combined monthly payments of $5,217
 including interest from 7.9% to 9.9%......      35,443    194,304     156,550
Fremont Bank--Various notes with combined
 monthly payments of $52,073 including
 interest from 8.75% to 9.35%..............     784,633  2,874,127   3,017,141
Ford Motor Credit--Various notes with
 combined monthly payments of $1,908
 including interest from 8.75% to 9.25%....      64,948    333,237     374,384
Ford New Holland--Various notes with
 combined monthly payments of $3,849
 including interest 10.5%..................     123,539     79,366      55,493
Orix Credit--Various notes with combined
 monthly payments of $3,864 including
 interest from 6.3% to 9.3%................      10,264     71,764      51,293
Case Credit--Various notes with combined
 monthly payments of $20,216 including
 interest from 7.7% to 7.9%................     209,397    567,827     486,188
Caterpillar Financial Services--Various
 notes with combined monthly payments of
 $3,615 including interest of 6.6%.........         --     150,936     133,994
Country Ford--Various leases with combined
 monthly payments of $6,685 including
 interest of 8.0%..........................         --     351,683     325,197
John Deere--Three notes with combined
 monthly payments of $3,038 including
 interest of 4.9%..........................      14,073     53,471      45,788
Associates--Various notes with combined
 monthly payments of $5,314 including
 interest from 7.5% to 8.98%...............     147,925    182,165     366,594
GMAC--One note with a monthly payment of
 $886 including interest of 9.99%..........         --      20,627      16,254
AEL Lease--Two notes with a combined
 monthly payment of $2,736 including
 interest of 8.25%.........................       3,244     40,705      82,129
M.E.L. Enterprises--One note with a monthly
 payment of $2,595 including interest of
 9.0%......................................      65,312     38,984      24,909
AT&T Finance Corp.--Three notes with a
 combined monthly payment of $4,028
 including interest of 7.35%...............         --         --      194,253
Other......................................         --      41,967      38,369
                                             ---------- ----------  ----------
                                             $1,512,074 $5,102,143  $5,536,280
                                             ========== ==========  ==========

                         MISSION VALLEY RENTALS, INC.

  Substantially all rental equipment collateralize the above notes.

  Subsequent to June 30, 1997, the Company paid $2,766,372 on certain amounts outstanding under the debt and capital lease agreements. The remaining balance of $2,335,771 is scheduled for payment in fiscal year 1998.

6. CAPITAL LEASES

  The Company leases certain rental equipment under leases accounted for as capital leases. The following is an analysis of the leased property.

                                                           JUNE 30  DECEMBER 31,
                                                             1997       1997
                                                           -------- ------------
                                                                    (UNAUDITED)
      Rental equipment.................................... $383,874   $383,874
      Less accumulated amortization.......................   39,688     59,688
                                                           --------   --------
        Net............................................... $344,186   $324,186
                                                           ========   ========

  Total depreciation expense on assets under capital leases was $39,688 and $20,000 in the year ended June 30, 1997 and for the six months ended December 31, 1997, respectively.

  The following is a schedule by years of future lease payments under capital leases together with the present value of the net minimum lease payments as of June 30, 1997:

      Year ended June 30, 1998........................................ $ 80,223
        1999..........................................................   80,233
        2000..........................................................   80,223
        2001..........................................................   80,223
        2002..........................................................   80,223
        Thereafter....................................................   33,426
                                                                       --------
      Net minimum lease payment.......................................  434,541
      Less amount representing interest...............................   82,858
                                                                       --------
      Present value of net minimum lease payments..................... $351,683
                                                                       ========

7. OPERATING LEASES

  The Company leases four store locations on long term leases. The Company is responsible for all operating expenses of the facilities including property taxes, assessments, insurance, repairs and maintenance.

  Rent expense under these leases totaled $216,725 and $334,725 for the years ended June 30, 1996 and 1997 and $166,363 and $169,963 for the six months ended December 31, 1996 and 1997, respectively. Under the lease agreements, aggregate rent is payable in monthly installments of approximately $28,560. Under certain lease agreements, the rent shall be increased annually to reflect the then current fair market rent for the premises, provided that each annual increase shall not exceed a specific percentage, as defined in the agreements, of the previous year's rental rate. Future minimum rent commitments are $342,725 each for years ended June 30, 1998 to June 30, 2004 and $217,563 and $21,000 for fiscal 2005 and 2006 respectively, provided there is no increase in fair market rent for the premises.

                         MISSION VALLEY RENTALS, INC.

8. INCOME TAXES

  The provision (benefit) for income taxes consists of the following:


                                               JUNE 30          DECEMBER 31
                                          -----------------  ------------------
                                            1996     1997      1996      1997
                                          -------- --------  --------  --------
                                                                (UNAUDITED)
Current:.
  Federal................................ $184,790 $(85,541) $(22,719) $ 29,842
  State..................................   32,610      --                  --
                                          -------- --------  --------  --------
                                           217,400  (85,541)  (22,719)   29,842
Deferred:.
  Federal................................   69,580  111,620    74,407   (71,507)
  State..................................   12,279   19,698    12,607   (12,618)
                                          -------- --------  --------  --------
                                            81,859  131,318    87,014   (84,125)
                                          -------- --------  --------  --------
  Total.................................. $299,259 $ 45,777  $ 64,295  $(54,283)
                                          ======== ========  ========  ========

Significant components of the Company's deferred tax liability at June 30, 1996 and 1997 and December 31, 1997 (unaudited) are as follows:

                              JUNE 30
                         ------------------  DECEMBER 31,
                           1996      1997        1997
                         --------  --------  ------------
                                             (UNAUDITED)
Difference in basis of
 accounting............. $(33,025) $(41,185)   $    --
Cumulative tax
 depreciation in excess
 of book................  188,774   319,869     235,744
                         --------  --------    --------
Deferred tax liability,
 net.................... $155,749  $278,684    $235,744
                         ========  ========    ========

  Deferred tax assets at June 30, 1996 and 1997, are included in prepaid expenses and other assets on the accompanying balance sheet.

9. SUPPLEMENTAL CASH FLOW INFORMATION

  For the years ended June 30, 1996 and 1997 and the six months ended December 31, 1996 and 1997, total interest paid was $139,925 and $367,561 and $171,923 and $238,334, respectively.

  For the years ended June 30, 1996 and 1997 and the six months ended December 31, 1996 and 1997, total taxes paid were $120,000 and $127,611 and $84,358 and
$ -- , respectively.

  For the years ended June 30, 1996 and 1997 and for the six months ended December 31, 1996 and 1997, the Company purchased $857,779, $3,844,300,
$3,156,404 and $1,297,596, respectively, of equipment which was financed.

  For the year ended June 30, 1997 and the six months ended December 31, 1996, the Company entered into capital lease agreements for rental equipment totaling $383,874.

10. EMPLOYEE BENEFIT PLAN

  On January 1, 1996, the Company established a defined contribution 401(k) retirement plan which covers substantially all full time employees. The employees may contribute up to 15% of their weekly gross pay. The Company matches 20% of the employees contribution. Effective September 1997, the Company's match

                         MISSION VALLEY RENTALS, INC.

increased to 70%. Company contributions to the plan were $7,674, $15,211, $7,807 and $33,159 for the years ended June 30, 1996 and 1997 and for the six month periods ended December 31, 1996 and 1997, respectively.

11. SUBSEQUENT EVENT

  On January 13, 1998, the Company entered into a stock purchase agreement with United Rentals, Inc. ("United"). Under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Company.

                         INDEPENDENT AUDITOR'S REPORT

MERCER Equipment Company:

  We have audited the accompanying balance sheets of MERCER Equipment Company as of December 31, 1996 and October 24, 1997 and the related statements of income and retained earnings and of cash flows for each of the two years in the period ended December 31, 1996, and for the period from January 1, 1997 to October 24, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MERCER Equipment Company as of December 31, 1996, and October 24, 1997 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 and for the period from January 1, 1997 to October 24, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Webster, Duke & Co. PA

Charlotte, North Carolina
January 21, 1998

                            MERCER EQUIPMENT COMPANY

                                 BALANCE SHEETS

                                                       DECEMBER 31, OCTOBER 24,
                                                       ------------ -----------
                                                           1996        1997
                                                       ------------ -----------
                        ASSETS
CURRENT ASSETS:
  Cash................................................ $   276,639  $    85,384
  Accounts receivable (less allowance for doubtful
   accounts: 1996-$182,425, 1997-$254,073)............   1,819,581    2,398,926
  Inventory (Notes 2, 5 and 8)........................   2,417,425    2,299,512
  Miscellaneous receivables...........................      16,604       29,508
  Prepaid expenses....................................          -        17,965
                                                       -----------  -----------
    Total current assets..............................   4,530,249    4,831,295
                                                       -----------  -----------
RENTAL EQUIPMENT (Notes 2, 5, 8, 9, 10 and 15):
  Rental equipment....................................  14,030,584   15,392,093
  Less accumulated depreciation.......................   3,717,218    4,322,744
                                                       -----------  -----------
    Rental equipment, net.............................  10,313,366   11,069,349
                                                       -----------  -----------
OTHER PROPERTY (Notes 2, 8 and 11):
  Other property......................................   1,003,079    1,091,365
  Less accumulated depreciation.......................     395,658      498,962
                                                       -----------  -----------
    Other property, net...............................     607,421      592,403
                                                       -----------  -----------
OTHER ASSETS (Note 13):
  Deposits and other assets...........................      68,639       42,889
  Notes receivable-officers...........................      69,980       67,453
                                                       -----------  -----------
    Total other assets................................     138,619      110,342
                                                       -----------  -----------
    TOTAL............................................. $15,589,655  $16,603,389
                                                       ===========  ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit (Note 4).............................         --           --
  Note payable-Bank (Note 4).......................... $   494,245  $ 5,017,953
  Short-term equipment notes (Note 5).................     189,528    3,619,830
  Notes payable-individuals (Notes 6 and 13)..........     609,000      142,000
  Current portion of long-term debt...................   2,253,562       56,411
  Current portion of capital leases...................     167,445       86,597
  Accounts payable....................................   2,161,340    3,174,282
  Accrued expenses....................................     140,361      254,444
                                                       -----------  -----------
    Total current liabilities.........................   6,015,481   12,351,517
                                                       -----------  -----------
LONG-TERM DEBT (Non-current Portion):
  Revolving credit note (Note 7)......................   2,430,000          --
  Notes payable to bank (Note 8)......................   1,513,000          --
  Notes payable on rental equipment (Note 9)..........   2,195,238          --
  Capital leases on rental equipment (Note 10)........     119,183      176,047
  Notes payable on other property.....................     138,543       82,208
                                                       -----------  -----------
    Total long-term debt..............................   6,395,964      258,255
                                                       -----------  -----------
STOCKHOLDERS' EQUITY:
  Common stock (Notes 2 and 12).......................     500,001      500,001
  Retained earnings (Note 8)..........................   2,678,209    3,493,616
                                                       -----------  -----------
    Total stockholders' equity........................   3,178,210    3,993,617
                                                       -----------  -----------
    TOTAL............................................. $15,589,655  $16,603,389
                                                       ===========  ===========

                       See notes to financial statements.

                            MERCER EQUIPMENT COMPANY

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                    PERIOD FROM JANUARY 1, 1997
                          YEAR ENDED DECEMBER 31,       TO OCTOBER 24, 1997
                          ------------------------  ---------------------------
                             1995         1996                 1997
                          -----------  -----------  ---------------------------
REVENUE:
  Sales of new
   equipment............. $ 2,479,358  $ 3,415,523          $3,709,356
  Sales of supplies and
   parts.................   1,558,273    2,067,403           1,831,345
                          -----------  -----------          ----------
    Total goods sold.....   4,037,631    5,482,926           5,540,701
  Sales of rental
   equipment.............     872,621    1,102,621           1,876,001
  Rental revenues........   4,950,614    7,380,137           6,891,972
  Service department
   revenues..............     357,039      488,216             764,738
                          -----------  -----------          ----------
    Total revenues.......  10,217,905   14,453,900          15,073,412
                          -----------  -----------          ----------
DIRECT COSTS OF REVENUE:
  Cost of goods sold.....   3,171,168    4,469,790           4,677,328
  Cost of rental
   equipment sold, net...     530,102      702,254           1,218,507
  Rental department
   expenses (including
   depreciation of
   $1,035,352, $1,492,131
   and $1,428,312).......   2,226,420    3,589,936           3,728,374
  Service department
   expenses..............     460,382      648,882             706,958
                          -----------  -----------          ----------
    Total direct costs of
     revenue.............   6,388,072    9,410,862          10,331,167
                          -----------  -----------          ----------
GROSS MARGIN.............   3,829,833    5,043,038           4,742,245
                          -----------  -----------          ----------
OPERATING EXPENSES:
  Sales expenses.........     752,722    1,386,812           1,345,705
  Administrative and
   general expenses......   1,930,124    2,247,556           2,014,205
                          -----------  -----------          ----------
    Total operating
     expenses............   2,682,846    3,634,368           3,359,910
                          -----------  -----------          ----------
MARGIN FROM OPERATIONS...   1,146,987    1,408,670           1,382,335
                          -----------  -----------          ----------
OTHER INCOME (EXPENSE):
  Miscellaneous income...      78,258      110,340             147,362
  Interest expense.......    (486,976)    (813,339)           (686,512)
                          -----------  -----------          ----------
    Total other income
     (expense)...........    (408,718)    (702,999)           (539,150)
                          -----------  -----------          ----------
NET INCOME...............     738,269      705,671             843,185
BEGINNING RETAINED
 EARNINGS................   1,450,936    2,045,871           2,678,209
                          -----------  -----------          ----------
    Total................   2,189,205    2,751,542           3,521,394
LESS DIVIDENDS PAID......     143,334       73,333              27,778
                          -----------  -----------          ----------
ENDING RETAINED
 EARNINGS................ $ 2,045,871  $ 2,678,209          $3,493,616
                          ===========  ===========          ==========

                       See notes to financial statements.

                            MERCER EQUIPMENT COMPANY

                            STATEMENTS OF CASH FLOWS

                                                                    PERIOD FROM
                                                                    JANUARY 1,
                                          YEAR ENDED DECEMBER 31,     1997 TO
                                          ------------------------  OCTOBER 24,
                                             1995         1996         1997
                                          -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................. $   738,269  $   705,671  $  843,185
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation and amortization........   1,117,783    1,610,918   1,542,966
    Cost of rental equipment sold, net...     530,102      702,254   1,218,507
    Cost of other property sold, net.....                   14,800
    Changes in assets and liabilities:
      Accounts receivable, net...........    (418,132)    (398,900)   (579,345)
      Inventory..........................    (900,532)    (325,339)    117,913
      Miscellaneous receivables..........      (5,437)      (4,065)    (12,904)
      Prepaid expenses...................                              (17,965)
      Other assets.......................     (16,000)     (24,239)     14,400
      Accounts payable...................     651,668      558,903     944,210
      Accrued expenses...................      29,098       24,329     114,083
                                          -----------  -----------  ----------
        Net cash provided by operating
         activities......................   1,726,819    2,864,332   4,185,050
                                          -----------  -----------  ----------
CASH FLOWS (TO) INVESTING ACTIVITIES:
  Purchase of rental equipment...........  (2,466,039)  (2,001,083) (1,601,703)
  Purchase of other property.............    (131,695)    (171,319)    (81,117)
  Increase in other asset................      (1,650)
                                          -----------  -----------  ----------
        Net cash (to) investing
         activities......................  (2,599,384)  (2,172,402) (1,682,820)
                                          -----------  -----------  ----------
CASH FLOWS FROM (TO) FINANCING
 ACTIVITIES:
  Repayments of notes receivable--
   officers..............................       2,264        3,019       2,527
  Repayments by stockholders.............                  220,602
  Loans to stockholders..................    (247,729)
  Repayments under line of credit........    (125,000)                  (8,792)
  Borrowings under line of credit........                                  --
  Repayments of short-term equipment
   notes.................................    (130,301)    (618,854)   (597,500)
  Repayments of notes payable--
   individuals...........................                  (52,500)   (491,000)
  Repayments of long term debt...........  (1,051,070)  (1,950,688) (1,794,942)
  Repayments of capital leases...........     (22,009)    (150,279)
  Net borrowings under note payable--
   bank..................................     465,200       29,045         --
  Borrowings under revolving credit
   note..................................   1,000,000    1,700,000     200,000
  Proceeds from bank loans...............   1,120,588
  Proceeds from notes payable
   individuals...........................     305,000       23,000      24,000
  Dividends paid.........................   (143,334 )     (73,333)    (27,778)
                                          -----------  -----------  ----------
        Net cash from (to) financing
         activities......................   1,173,609     (869,988) (2,693,485)
                                          -----------  -----------  ----------
NET INCREASE (DECREASE) IN CASH..........     301,044     (178,058)   (191,255)
BEGINNING CASH BALANCE...................     153,653      454,697     276,639
                                          -----------  -----------  ----------
ENDING CASH BALANCE...................... $   454,697  $   276,639  $   85,384
                                          ===========  ===========  ==========

                       See notes to financial statements

                           MERCER EQUIPMENT COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                 DECEMBER 31, 1995, 1996 AND OCTOBER 24, 1997

1. ORGANIZATION AND BUSINESS

  Organization--MERCER Equipment Company (MERCER) is a North Carolina corporation. For income tax purposes, it has elected treatment under Subchapter S of the Internal Revenue Code of 1986.

  Business--MERCER sells, rents, and repairs construction equipment, primarily to contractors, industry, utilities, and municipalities. MERCER operates two branches in the Charlotte, North Carolina area and one branch in Greensboro, North Carolina.

2. ACCOUNTING PRINCIPLES

  Basis of Accounting--MERCER prepares its financial statements on the accrual basis of accounting.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  Inventory--Inventory consists of new equipment and merchandise for resale and of parts for resale or repair of equipment.

  MERCER records inventory using the last-in, first-out (LIFO) cost assumptions. MERCER maintains separate LIFO pools for new equipment, merchandise, and parts; and uses government indices to determine the cost of LIFO layers.

  At December 31, 1996 and October 24, 1997, the difference between LIFO and first-in, first-out cost was $310,346 and $347,936 respectively.

  Rental Equipment--MERCER records rental equipment at cost and depreciates that cost using the straight-line method over 60 months (50 months for rental equipment purchased after December 31, 1995). MERCER estimates the salvage value on rental equipment to be 28% (50% for rental equipment purchased after December 31, 1995). (See Note 15).

  Other Property--MERCER records other property at cost and depreciates that cost using the straight-line method over lives of 5 or 7 years.

  Notes Receivable--Officers--At December 31, 1996, and October 24, 1997 the notes receivable from officers are due in monthly payments of $600, including principal and interest, for 15 years. At December 31, 1995, the notes receivable from officers were due in quarterly installments of $1,264, including principal and interest, for 14 years.

  Common Stock--MERCER has two classes of common stock: Class A common stock which has voting rights and Class B common stock which has no voting rights. The preferences, limitations, and relative rights of classes are the same except the nonvoting stock has no voting rights other than in those cases in which nonvoting stock is expressly granted voting rights under North Carolina law.

                           MERCER EQUIPMENT COMPANY

  At December 31, 1996 and October 24, 1997, the number of shares authorized and outstanding of each class of stock was as follows:

                                                          AUTHORIZED OUTSTANDING
                                                          ---------- -----------
   Class A, voting.......................................   25,000      16,667
   Class B, nonvoting....................................  175,000     150,000

  Rental Revenue--MERCER generally rents equipment under short-term agreements of one month or less and accounts for these agreements as operating leases.

  Lease Expense--MERCER leases its facilities and certain delivery vehicles under leases classified as operating leases. MERCER leases certain rental equipment and new equipment inventory under leases classified as capital leases.

  Income Taxes--MERCER has elected taxation under Subchapter S of the Internal Revenue Code of 1986 and its stockholders report the taxable income or loss of the company on their individual income tax returns. For income tax purposes, MERCER generally uses accelerated depreciation methods (without salvage value) and deducts bad debts as they are written off.

  Statement of Cash Flows--MERCER considers all instruments with a maturity of three months or less to be cash equivalents. MERCER paid interest expense and purchase various assets through incurrence of notes payable as follows:

                                                                    PERIOD FROM
                                                                    JANUARY 1,
                                               YEAR ENDED DECEMBER    1997 TO
                                                       31           OCTOBER 24,
                                                 1995       1996       1997
                                              ---------- ---------- -----------
Interest paid................................ $  464,090 $  807,169 $  683,596
Debt incurred to purchase:
  Inventory..................................    357,306     88,509
  Rental equipment...........................  2,300,291  2,530,234  1,801,029
  Fixed assets...............................    142,174    163,756      7,169

3. PURCHASE OF BUSINESS

  On September 29, 1995, MERCER acquired the branch retail operations of Builders Equipment & Tool Co., Inc. (BETCO) in a transaction accounted for as a purchase. The accompanying financial statements include the results of the Greensboro operation from that date. MERCER purchased substantially all of the resale and rental inventory and the fixed assets at the branch. The purchase price was $600,000. There were no intangible assets purchased nor are there any contingent payments or commitments.

4. NOTE PAYABLE--BANK

  At December 31, 1996, MERCER had a note payable to a bank that is due May 31, 1997. The note provides for monthly payment of interest at the bank's prime rate plus 1/2%. The original amount of the note was $500,000.

  In connection with the purchase of MERCER's common stock (see Note 16), substantially all of the outstanding debt at October 24, 1997 was paid off.

5. SHORT-TERM EQUIPMENT NOTES

  MERCER has purchased rental equipment and inventory with short-term (less than 12 months) notes payable with a nominal interest charge. At December 31, 1996, rental equipment and inventory with a cost of $434,972 and $135,522, respectively, is pledged as collateral.

                           MERCER EQUIPMENT COMPANY

  In connection with the purchase of MERCERs common stock (see Note 16), substantially all of the outstanding debt at October 24, 1997 was paid off.

6. NOTES PAYABLE--INDIVIDUALS

  Notes payable--individuals provide for quarterly interest payments at the Wall Street prime rate plus one percent and allows MERCER to delay payment of principal for up to one year and a day after request. At December 31, 1996 and October 24, 1997, $178,000 and $ -- , respectively, of this amount was due stockholders.

7. REVOLVING CREDIT NOTES

  MERCER has a $3,000,000 revolving credit note with a bank. At December 31, 1996 MERCER had termed the revolver's outstanding balance and will repay the principal over 36 months beginning in June 1997. The repayment provides for monthly payment of $45,000 principal plus interest at the bank's prime rate plus 1/4%. At December 31, 1995 and during 1996, only interest payments were due on the note (see Note 9 for collateral).

  In connection with the purchase of MERCERs common stock (see Note 16), substantially all of the outstanding debt at October 24, 1997 was paid off.

8. NOTES PAYABLE TO BANK

  MERCER's note payable to bank consisted of the following:

                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
  Bank note--8.25%, principal of $49,750 plus interest paid
   monthly thru November 1998; balance of $635,750 due December
   1998...........................................................  $1,780,000
  Bank note--interest at prime plus 1/2%, principal of $10,000 plus interest paid monthly thru August 1998; $250,000 due
   September 30, 1998.............................................     450,000
                                                                    ----------
  Total...........................................................   2,230,000
  Less current portion............................................     717,000
                                                                    ----------
  Noncurrent portion..............................................  $1,513,000
                                                                    ==========

  All accounts receivable and inventory and rental equipment, unless otherwise encumbered, are given as security for the notes payable to bank.

  The loan agreement with the bank provides for maintenance of certain absolute and ratio amounts relating to working capital, net worth, cash flow coverage, and debt/equity and limits amounts that can be paid in dividends. At December 31, 1996, MERCER had obtained a waiver on the cash flow coverage ratio.

  In connection with the purchase of MERCERs common stock (see Note 16), substantially all of the outstanding debt at October 24, 1997 was paid off.

9. NOTES PAYABLE ON RENTAL EQUIPMENT

  MERCER finances purchases of rental equipment and inventory through various arrangements with vendors, their related finance entities, and other lenders. These notes provide for monthly payments of either a fixed principal plus interest or a level payment of principal and interest.

  These note have terms of 36 to 60 months and generally provide for accelerated repayment if the underlying equipment is sold. At December 31, 1995 and 1996, the weighted interest rates were 10.1%, and 8.6%, respectively.

                           MERCER EQUIPMENT COMPANY

  At December 31, 1996, $480,801 of floor plan notes, which have not yet begun to require payments of principal or interest, are included in notes payable on rental equipment. The financial statements assume their conversion upon expiration of the floor plan period.

  At December 31, 1996, rental equipment and inventory of $4,637,033 and $88,509, respectively, were collateral for all of the above notes.

  In connection with the purchase of MERCER's common stock (see Note 16), substantially all of the outstanding debt at October 24, 1997 was paid off.

10. CAPITAL LEASES

  MERCER leases certain rental equipment under leases accounted for as capital leases. The following is an analysis of the leased property:

                                                        DECEMBER 31, OCTOBER 24,
                                                        ------------ -----------
                                                            1996        1997
                                                        ------------ -----------
   Rental equipment....................................   $408,081    $386,153
   Less accumulated amortization.......................     78,561     138,706
                                                          --------    --------
     Net...............................................   $329,520    $247,447
                                                          ========    ========

  The following is a schedule by years of future lease payments under capital leases together with the present value of the net minimum lease payments as of October 24, 1997:

   Year ended December 31, 1997....................................... $106,795
     1998.............................................................   98,730
     1999.............................................................   74,158
     2000.............................................................   23,177
                                                                       --------
   Net minimum lease payments.........................................  302,860
   Less amount representing interest..................................   40,216
                                                                       --------
   Present value of net minimum lease payments........................  262,644
   Less current portion...............................................   86,597
                                                                       --------
   Long-term portion.................................................. $176,047
                                                                       ========

11. NOTES PAYABLE ON OTHER PROPERTY

  The notes payable on other property provide for monthly payment of principal and interest at rates from 9.0% to 10.8%. At December 31, 1996 and October 24, 1997, related assets with a cost of $287,430 and $232,599 are collateral for the notes.

  The annual amounts of principal due for the next five years is as follows:
1997--$56,411; 1998--$50,318; 1999--$25,082; and 2000--$6,808.

12. COMMITMENTS AND CONTINGENCIES

  As of December 31, 1996 and October 24, 1997, MERCER's cash balance had $100,000 of FDIC insurance and is at one bank.

                           MERCER EQUIPMENT COMPANY

  As of October 24, 1997, MERCER leased all of its facilities from a limited liability company (LLC) whose members own 72% of MERCER's outstanding stock. The leases provided for initial terms of five to seven years; two of the leases provide for annual cost of living increases and have renewal options of five years. MERCER is also responsible for the property taxes, insurance, and repairs (see Note 13). In connection with the sale of MERCER's common stock (see Note 16), the leases were rewritten to provide for an initial term of ten years with two five-year options. The leases provide for minimum rentals of $28,000 per month, after five years, minimum rents will be adjusted for changes in the Consumer Price Index. MERCER has also guaranteed debt of approximately $2,000,000 that the LLC has borrowed against the buildings.

  MERCER had a stock repurchase agreement with two stockholders, each owning 30,000 shares of the outstanding Class B common stock. Among other provisions, the stock repurchase agreement allows MERCER first refusal on a sale of such shares at no less than the book value per share of the stock. At December 31, 1996 the minimum purchase price under this plan was $1,121,950. MERCER had a salary continuation agreement with the same two stockholders. MERCER has agreed to pay these stockholders' beneficiaries an amount equal to twice the prior year's wages. This amount is payable over 24 months, and at December 31, 1996, the potential obligation under the salary continuation plan was $672,672. In connection with the Purchase of MERCER's common stock both of these agreements were canceled. (See Note 16)


13. RELATED PARTIES

  At December 31, 1996 and October 24, 1997, other assets includes rental deposits of $42,889 and $42,889, respectively, with the LLC described in Note
12. For the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 to October 24, 1997, MERCER paid building rentals to the LLC of $149,500, $278,000 and $273,000, respectively.

  For the years ended December 31, 1995 and 1996 and for period from January 1, 1997 to October 24, 1997, MERCER paid interest of $17,808, $15,672 and $14,576, respectively to stockholders on the notes payable--individuals.

14. PROFIT-SHARING PLAN

  MERCER has adopted a profit-sharing plan that covers substantially all employees and provides for discretionary employer and voluntary employee contributions. For the years ended December 31, 1995, and 1996, and for the period from January 1, 1997 to October 24, 1997, no profit-sharing contribution was made. For the years ended December 31, 1995, and 1996, and for the period from January 1, 1997 to October 24, 1997, MERCER made matching payments of $21,969, $14,777, and $24,287, respectively under Section 401(k) of the Internal Revenue Code of 1986.

15. CHANGE IN ACCOUNTING ESTIMATE

  In 1996 MERCER changed the depreciable life and estimated salvage value of its rental equipment purchased after December 31, 1995 from 60 months to 50 months and from 28% to 50%. The effect of these changes in estimated life and salvage value was to decrease depreciation on rental equipment by $58,859.

16. SUBSEQUENT EVENT

  On October 24, 1997, United Rentals, Inc. purchased all of MERCER's issued and outstanding common stock.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
A&A Tool Rentals & Sales, Inc.:

  We have audited the accompanying consolidated balance sheets of A&A Tool Rentals & Sales, Inc. and subsidiary as of October 31, 1995 and 1996 and October 19, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended October 31, 1995 and 1996, and the period from November 1, 1996 to October 19, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of A&A Tool Rentals & Sales, Inc. and subsidiary as of October 31, 1995 and 1996 and October 19, 1997 and the results of their operations and their cash flows for the years ended October 31, 1995 and 1996, and the period from November 1, 1996 to October 19, 1997, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Sacramento, California
November 20, 1997

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                       OCTOBER 31,
                                  --------------------- OCTOBER 19,  JULY 31,
                                     1995       1996       1997        1997
                                  ---------- ---------- ----------- -----------
                                                                    (UNAUDITED)
             ASSETS
Cash............................  $  336,304 $  308,331 $  108,327  $  187,082
Trade accounts receivable, less
 allowance for doubtful accounts
 of $85,000 at October 31, 1995,
 $80,000 at October 31, 1996 and
 at October 19, 1997, and
 $94,608 at July 31, 1997
 (notes 2 and 3)................   1,360,476  1,416,142  1,415,775   1,324,684
Merchandise inventory...........     750,556    847,035    862,200     906,969
Rental equipment, primarily ma-
 chinery, at cost, net of accu-
 mulated depreciation and amor-
 tization of $5,388,046 at Octo-
 ber 31, 1995, $5,909,751 at Oc-
 tober 31, 1996, $6,822,441 at
 October 19, 1997, and
 $6,727,264 at July 31, 1997
 (notes 2 and 3)................   2,136,948  3,190,093  2,780,854   3,133,863
Operating property and equip-
 ment, net of accumulated depre-
 ciation and amortization of
 $967,822 at October 31, 1995,
 $912,230 at October 31, 1996,
 $955,007 at October 19, 1997,
 and $975,498 at July 31, 1997
 (notes 2 and 3)................     356,336    384,759    281,593     306,415
Due from related party (note
 5).............................     229,485    228,737    332,613     316,364
Prepaid expenses and other as-
 sets...........................     183,681    234,976    303,553     152,251
                                  ---------- ---------- ----------  ----------
    Total assets................  $5,353,786 $6,610,073 $6,084,915  $6,327,628
                                  ========== ========== ==========  ==========
 LIABILITIES AND STOCKHOLDERS'
             EQUITY
Short-term debt (note 2)........  $1,679,244 $   90,400 $  449,670  $  484,700
Accounts payable................     705,460    766,465  1,040,494     703,583
Accrued liabilities.............     235,258    244,938    203,709     221,763
Income tax payable..............         --       6,019     12,262       2,992
Long-term debt and capital lease
 obligations (note 3)...........   1,723,384  4,351,394  3,463,807   3,868,069
                                  ---------- ---------- ----------  ----------
    Total liabilities...........   4,343,346  5,459,216  5,169,942   5,281,107
                                  ---------- ---------- ----------  ----------
Commitments (notes 6 and 9).....
Stockholders' equity:
  Common stock, Class A--voting
   par value $.10. Authorized
   2,000,000 shares; issued and
   outstanding 720,000 shares...      72,000     72,000     72,000      72,000
  Common stock, Class B--nonvot-
   ing. Authorized 5,000,000
   shares; issued and outstand-
   ing 335,586 shares at October
   31, 1995, 277,172 shares at
   October 31, 1996, 272,491
   shares at October 19, 1997,
   and 275,242 shares at July
   31, 1997.....................     457,813    395,201    378,714     393,058
  Retained earnings.............     480,627    683,656    464,259     581,463
                                  ---------- ---------- ----------  ----------
    Total stockholders' equity..   1,010,440  1,150,857    914,973   1,046,521
                                  ---------- ---------- ----------  ----------
    Total liabilities and
     stockholders' equity.......  $5,353,786 $6,610,073 $6,084,915  $6,327,628
                                  ========== ========== ==========  ==========

          See accompanying notes to consolidated financial statements.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    PERIOD FROM
                                                    NOVEMBER 1,       NINE MONTHS
                          YEAR ENDED OCTOBER 31,      1996 TO       ENDED JULY 31,
                          ------------------------  OCTOBER 19,  ----------------------
                             1995         1996         1997         1996        1997
                          -----------  -----------  -----------  ----------  ----------
                                                                      (UNAUDITED)
Revenues:
  Equipment rentals.....  $ 4,800,767  $ 5,918,148  $6,022,196   $4,165,881  $4,501,537
  New equipment sales...    4,283,294    4,463,117   4,355,965    3,310,409   3,228,472
  Sales of parts, sup-
   plies and rent-
   al equipment.........      848,193    1,027,943     778,141      824,910     657,572
  Other.................      237,205      296,926     290,140      198,144     215,542
                          -----------  -----------  ----------   ----------  ----------
Total revenues..........   10,169,459   11,706,134  11,446,442    8,499,344   8,603,123
                          -----------  -----------  ----------   ----------  ----------
Costs of Revenues:
  Cost of equipment
   rentals, excluding
   equipment rental de-
   preciation and
   amortization.........    2,049,172    2,542,965   2,583,884    1,976,183   2,097,280
  Depreciation and amor-
   tization, equipment
   rentals..............    1,040,233    1,382,048   1,465,586      902,347   1,193,986
  Cost of new equipment
   sales................    4,054,467    4,304,301   4,148,874    3,234,457   3,016,957
  Cost of sales of
   parts, supplies, and
   equipment............      598,545      622,956     595,424      330,714     296,725
  Other.................       38,358       32,582      31,339       24,337      33,115
                          -----------  -----------  ----------   ----------  ----------
Total costs of
 revenues...............    7,780,775    8,884,852   8,825,107    6,468,038   6,638,063
                          -----------  -----------  ----------   ----------  ----------
Gross Profit............    2,388,684    2,821,282   2,621,335    2,031,306   1,965,060
  Selling, general and
   administration.......    2,063,730    2,215,936   2,178,383    1,614,263   1,696,104
  Non-rental
   depreciation and
   amortization.........      107,390      120,757     124,648       88,896      95,171
                          -----------  -----------  ----------   ----------  ----------
Operating income
 (loss).................      217,564      484,589     318,304      328,147     173,785
  Other income
   (expense)............       50,090      116,539      80,080       61,119     105,777
                          -----------  -----------  ----------   ----------  ----------
Income before interest
 and taxes..............      267,654      601,128     398,384      389,266     279,562
                          -----------  -----------  ----------   ----------  ----------
  Interest income.......       56,053       54,993      39,967       51,898      34,590
  Interest expense......     (324,957)    (401,204)   (642,478)    (264,613)   (410,345)
                          -----------  -----------  ----------   ----------  ----------
    Net interest
     expense............     (268,904)    (346,211)   (602,511)    (212,715)   (375,755)
                          -----------  -----------  ----------   ----------  ----------
Income (loss) before
 income taxes...........       (1,250)     254,917    (204,127)     176,551     (96,193)
  Income tax expense
   (note 4).............       (1,600)      (7,619)    (15,270)      (1,600)     (6,000)
                          -----------  -----------  ----------   ----------  ----------
Income (loss) from
 continuing operations..       (2,850)     247,298    (219,397)     174,951    (102,193)
  Loss from operation of
   discontinued
   subsidiary (note 1)..      (55,929)         --          --           --          --
  Loss from disposal of
   discontinued
   subsidiary (note 1)..          --       (44,269)        --       (16,318)        --
                          -----------  -----------  ----------   ----------  ----------
Net income (loss).......  $   (58,779) $   203,029  $ (219,397)  $  158,633  $ (102,193)
                          ===========  ===========  ==========   ==========  ==========

          See accompanying notes to consolidated financial statements.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             COMMON           COMMON
                              STOCK           STOCK
                             CLASS A         CLASS B
                         --------------- -----------------  RETAINED
                         SHARES  AMOUNT  SHARES    AMOUNT   EARNINGS    TOTAL
                         ------- ------- -------  --------  --------  ----------
Balances at October 31,
 1994................... 720,000 $72,000 363,433  $487,609  $539,406  $1,099,015
Purchase Class B common
 stock from ESOP........     --      --  (27,847)  (29,796)      --      (29,796)
Net loss................     --      --      --        --    (58,779)    (58,779)
                         ------- ------- -------  --------  --------  ----------
Balances at October 31,
 1995................... 720,000  72,000 335,586   457,813   480,627   1,010,440
Purchase Class B common
 stock from ESOP........     --      --  (58,414)  (62,612)      --      (62,612)
Net income..............     --      --      --        --    203,029     203,029
                         ------- ------- -------  --------  --------  ----------
Balances at October 31,
 1996................... 720,000  72,000 277,172   395,201   683,656   1,150,857
Purchase Class B common
 stock from ESOP........     --      --   (4,681)  (16,487)      --      (16,487)
Net loss................     --      --      --        --   (219,397)   (219,397)
                         ------- ------- -------  --------  --------  ----------
Balances at October 19,
 1997................... 720,000 $72,000 272,491  $378,714  $464,259  $  914,973
                         ======= ======= =======  ========  ========  ==========


          See accompanying notes to consolidated financial statements.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      PERIOD FROM
                          YEAR ENDED OCTOBER 31,    NOVEMBER 1, 1996 NINE MONTHS ENDED JULY 31,
                          ------------------------   TO OCTOBER 19,  --------------------------
                             1995         1996            1997          1996         1997
                          -----------  -----------  ---------------- -----------  ----------
                                                                          (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss)......  $   (58,779) $   203,029     $ (219,397)   $   158,633  $ (102,193)
 Adjustments to recon-
  cile net income (loss)
  to net cash provided
  by operating activi-
  ties:
 Depreciation and
  amortization..........    1,147,623    1,502,805      1,590,234        991,243   1,289,157
 Provision for bad
  debts.................       71,600       96,216         73,894         52,515      59,985
 Provision for write-
  down of inventory.....       31,709          --          35,403            --       35,403
 Gain on sale of equip-
  ment..................     (213,049)    (364,504)      (220,017)      (196,325)   (167,944)
 Changes in operating
  assets:
  (Increase) decrease
   in trade accounts
   receivable...........     (282,115)    (151,882)       (73,527)      (190,069)     31,473
  (Increase) decrease
   in related party re-
   ceivables............      (54,741)         748       (103,876)       (30,385)    (87,627)
  (Increase) decrease
   in merchandise in-
   ventory..............       38,955      (96,479)       (50,568)      (348,187)    (95,337)
  (Increase) decrease
   in prepaid expenses
   and other assets.....      (29,102)      10,934       (174,821)       (42,445)    (50,309)
  Increase (decrease)
   in accounts payable,
   trade................       18,196       61,005        274,029        114,982     (62,882)
  Increase (decrease)
   in accrued liabili-
   ties.................       52,801        9,680        (41,229)       (39,228)    (23,175)
  Decrease in deferred
   revenue..............       (4,440)         --             --             --          --
  Increase (decrease)
   in income tax pay-
   able.................          --         6,019          6,243            --       (3,027)
                          -----------  -----------     ----------    -----------  ----------
   Net cash provided by
    operating
    activities..........      718,658    1,277,571      1,096,368        470,734     823,524
                          -----------  -----------     ----------    -----------  ----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Proceeds from the sale
  of rental equipment
  and operating property
  and equipment.........      277,390      469,489        348,374        245,232     213,013
 Purchases of rental
  equipment and operat-
  ing property
  and equipment.........   (1,620,011)  (2,689,358)    (1,206,186)    (2,042,083) (1,199,652)
 Proceeds from sale of
  marketable securi-
  ties..................        4,954        2,514            --           2,514         --
                          -----------  -----------     ----------    -----------  ----------
   Net cash used in
    investing
    activities..........   (1,337,667)  (2,217,355)      (857,812)    (1,794,337)   (986,639)
                          -----------  -----------     ----------    -----------  ----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Borrowings on long-term
  debt..................      788,967    3,062,482        855,435      3,224,342     828,345
 Payments on long-term
  debt..................     (574,595)  (1,121,435)    (1,743,022)      (572,655) (1,311,670)
 Net borrowings (pay-
  ments) on short-term
  debt..................      513,771     (901,881)       359,270     (1,553,999)    394,300
 Premiums paid for offi-
  cers' life insurance..      (60,042)     (64,743)       (93,756)       (50,799)    (66,966)
 Drawings on cash sur-
  render value of offi-
  cers' life insurance..          --           --         200,000            --      200,000
 Purchase of Class B
  common stock..........      (29,796)     (62,612)       (16,487)       (59,590)     (2,143)
                          -----------  -----------     ----------    -----------  ----------
   Net cash provided by
    (used in) financing
    activities..........      638,305      911,811       (438,560)       987,299      41,866
                          -----------  -----------     ----------    -----------  ----------
   Net increase (de-
    crease) in cash.....       19,296      (27,973)      (200,004)      (336,304)   (121,249)
Cash at beginning of
 period.................      317,008      336,304        308,331        336,304     308,331
                          -----------  -----------     ----------    -----------  ----------
Cash at end of period...  $   336,304  $   308,331     $  108,327    $       --   $  187,082
                          ===========  ===========     ==========    ===========  ==========
SUPPLEMENTAL SCHEDULE OF
 CASH FLOW INFORMATION:
 Cash paid during the
  period for:
 Interest...............  $   324,957  $   401,204     $  516,307    $   264,613  $  410,345
                          ===========  ===========     ==========    ===========  ==========
 Income taxes...........  $     1,600  $     1,600     $    4,606    $     1,600  $   10,627
                          ===========  ===========     ==========    ===========  ==========
NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Sale of property and
  equipment for
  promissory note.......  $    10,000  $       --      $      --     $       --   $      --
                          ===========  ===========     ==========    ===========  ==========
 Conversion of short-
  term debt to long-term
  debt..................  $       --   $   686,963     $      --     $       --   $      --
                          ===========  ===========     ==========    ===========  ==========

          See accompanying notes to consolidated financial statements.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 1995 AND 1996 AND PERIOD FROM NOVEMBER 1, 1996 TO OCTOBER 19, 1997
  (THE INFORMATION AS OF JULY 31, 1997 AND FOR THE NINE MONTHS ENDED JULY 31,
                          1997 AND 1996 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Organization and Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Operations Management Systems, Inc. (OMS). The Company rents and sells construction and industrial supplies and power equipment in Northern California. OMS marketed and sold computer hardware and software to construction related businesses. All significant intercompany accounts and transactions were eliminated in consolidation. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying consolidated balance sheets are presented on an unclassified basis.

  As of October 31, 1995, the Company decided to discontinue the operations of its subsidiary, OMS. Certain assets of OMS were sold as of October 31, 1995. The Company disposed of the remaining assets and liabilities of OMS, which included cash, accounts receivable, inventory, property and equipment, accounts payable and accrued liabilities, during fiscal year 1996. The Company recognized a loss on disposal of the remaining assets. The loss from the disposal of OMS assets was $44,269 for the year ended October 31, 1996 and $16,318 for the nine months ended July 31, 1996. The loss from the operations of OMS was $55,929 for the year ending October 31, 1995.

 (b) Interim Financial Statements

  The accompanying consolidated balance sheet at July 31, 1997 and the consolidated statements of operations, stockholders' equity and cash flows for the nine month periods ended July 31, 1996 and 1997 are unaudited and have been prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such unaudited consolidated financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

 (c) Merchandise Inventory

  Merchandise inventory is stated at the lower of cost or market. Cost is determined using the weighted-average method.

 (d) Revenue Recognition

  Revenue related to the sale of construction and industrial supplies and power equipment is recognized at the point of sale. Revenue related to the rental of construction and industrial power equipment is recognized at the time of return for rentals of twenty-eight days or less, and ratably over the contract term for rentals in excess of twenty-eight days.

 (e) Property and Equipment

  Property and equipment are stated at cost and consist of rental equipment and operating property and equipment. Property and equipment under capital leases are stated at the present value of minimum lease payments.

  Depreciation on property and equipment is calculated using an accelerated method.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

  Depreciation for property and equipment is taken over the asset's useful life of 5 years, except for leasehold improvements which are amortized over 10 to 20 years.

 (f) Other Assets

  Other assets consist primarily of the cash surrender value of officers' life insurance net of loans against the cash surrender value of the policies and unbilled rental revenue. The loans outstanding were $410,000 at October 31, 1995 and 1996, and $610,000 at October 19, 1997 and July 31, 1997. The Company is named beneficiary under the life insurance policy. Unbilled rental revenue represents the revenue recognized on contracts over twenty-eight days, but not billed. At October 19, 1997 unbilled rental revenue was $180,178.

 (g) Income Taxes

  The Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (h) Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (i) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on November 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

 (j) Reclassifications

  Certain amounts in the 1995 and 1996 consolidated financial statements have been reclassified to conform to the 1997 consolidated financial statement presentation.

(2) SHORT-TERM DEBT

  As of October 31, 1995 and 1996, the Company had borrowed $255,525 and $90,400, respectively, on a credit facility that allows the Company to borrow up to $500,000 at the bank's prime rate (9.25% and 8.25% at October 31, 1995 and 1996, respectively) plus 2%. Borrowings under this facility are collateralized by trade

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY accounts receivable. As of October 31, 1995, the Company had also borrowed $1,303,719 on three additional credit facilities that allowed borrowing up to $1,800,000 bearing interest at the bank's prime rate (9.25% at October 31, 1995) plus 2%. Borrowings under these facilities were collateralized by equipment. In addition, as of October 31, 1995, the Company had borrowed $120,000 on an additional credit facility that allowed borrowings of up to $200,000 bearing interest at the bank's prime rate (9.25% at October 31, 1995) plus 2%. Borrowings under this facility were unsecured.

  In 1997, the Company had borrowed on a credit facility that allows the Company to borrow up to $500,000 at the bank's prime rate (8.5% at October 19, 1997 and July 31, 1997) plus 2%. At October 19, 1997 and July 31, 1997, the amounts outstanding were $449,670 and $484,700, respectively.

(3) LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

  Long-term debt and capital lease obligations consist of the following:

                                       OCTOBER 31,
                                  --------------------- OCTOBER 19,  JULY 31,
                                     1995       1996       1997        1997
                                  ---------- ---------- ----------- -----------
                                                                    (UNAUDITED)
   CURRENT PAYOR AND TERMS
   Union Safe Deposit Bank--
    Various notes with combined
    monthly payments of $54,592
    including interest at prime
    plus 2%, due from 1996
    through 1999. Collateralized
    by equipment and accounts
    receivable..................  $   62,547 $1,382,482  $851,741    $989,334
   American Equipment Leasing--
    Various leases with combined
    monthly payments of $24,149
    including interest ranging
    from 11.5% to 12%, due from
    1997 through 1998.
    Collateralized by
    equipment...................     351,766    510,567   377,619     381,122
   Atlas Copco, Inc.--Various
    notes with a combined
    monthly payment of $22,212
    including interest ranging
    from 8.5% to 12.36%, due
    from 1996 through 1998.
    Collateralized by
    equipment...................     190,310    352,446   257,875     323,727
   Clark Equipment Credit Co.--
    Various notes with a
    combined monthly payment of
    $3,546 including interest
    ranging from 8.7% to 12.39%,
    due from 1996 through 1999.
    Collateralized by
    equipment...................     236,363    105,889    39,083      45,433
   Ingersoll-Rand--One note with
    a monthly payment of $3,254
    including interest at 9.75%,
    due in 1999. Collateralized
    by equipment................         --      91,121    52,069      61,832
   Prospect Leasing--Two leases
    with a combined monthly
    payment of $1,798 including
    interest at 10%, due in
    1998. Collateralized by
    equipment...................         --      36,364    18,712      24,106

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

                                        OCTOBER 31,
                                   --------------------- OCTOBER 19,  JULY 31,
                                      1995       1996       1997        1997
                                   ---------- ---------- ----------- -----------
                                                                     (UNAUDITED)
   CURRENT PAYOR AND TERMS--
    (CONTINUED)
   Miller Electric Finance--Two
    notes with a combined monthly
    payment of $3,964 including
    interest ranging from 10.25%
    to 11.3%, due in 1999.
    Collateralized by equipment..         --      72,746     89,813     101,704
   The Associates--Various notes
    and leases with a combined
    monthly payment of $35,365
    including interest ranging
    from 9% to 13.5%, due from
    1996 through 2000.
    Collateralized by equipment..     609,507    924,064  1,002,327   1,175,627
   JI Case Credit Corporation--
    Three notes with combined
    monthly payments of $14,428
    including interest ranging
    from 6.9% to 8.2%, due from
    1997 through 2000.
    Collateralized by equipment..     268,365    515,184    349,235     346,540
   Orix Credit--One note with a
    monthly payment of $1,835
    including interest at 9.5%,
    due in 1996. Collateralized
    by equipment.................      14,681        --         --          --
   John Deere--One note with a
    monthly payment of $885
    including interest at 8.75%,
    due in 1998. Collateralized
    by equipment.................      24,779     14,159      3,540       6,195
   Caterpillar Financial
    Services--Various notes with
    a combined monthly payment of
    $12,279 including interest
    ranging from 9.4% to 11.3%,
    due from 1998 through 2001.
    Collateralized by equipment..      65,842    546,420    458,438     493,833
   Colonial Pacific Leasing--One
    note with a monthly payment
    of $1,323 including interest
    at 10%, due in 1997.
    Collateralized by equipment..      21,171      5,293        --          --
   Newcourt Financial--Two notes
    with a combined monthly
    payment of $4,207 including
    interest ranging from 10% to
    11%, due in 1998 and 2001.
    Collateralized by equipment..      50,638    196,194    148,508     158,329
   Other.........................      30,730     80,773     62,181     105,030
                                   ---------- ---------- ----------  ----------
   Total long-term debt..........   1,926,699  4,833,702  3,711,141   4,212,812
   Less amounts representing
    interest.....................     203,315    482,308    247,334     344,743
                                   ---------- ---------- ----------  ----------
   Long-term debt, net of
    interest.....................  $1,723,384 $4,351,394 $3,463,807  $3,868,069
                                   ========== ========== ==========  ==========

  Subsequent to October 19, 1997, all amounts outstanding under the long-term debt agreements and capital lease agreements were paid except for $18,546 which is scheduled for payment in fiscal year 1998.

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

(4) INCOME TAXES

  Income tax expense consists of the following:

                                                     PERIOD FROM
                                        YEAR ENDED   NOVEMBER 1,   NINE MONTHS
                                        OCTOBER 31,    1996 TO   ENDED JULY 31,
                                       ------------- OCTOBER 19, ---------------
                                        1995   1996     1997      1996    1997
                                       ------ ------ ----------- ------- -------
                                                                   (UNAUDITED)
   Current............................ $1,600 $7,619   $15,270   $ 1,600 $ 6,000
   Deferred...........................    --     --        --        --      --
                                       ------ ------   -------   ------- -------
                                       $1,600 $7,619   $15,270   $ 1,600 $ 6,000
                                       ====== ======   =======   ======= =======

  Deferred tax assets and deferred tax liabilities are comprised of the following:

                                      OCTOBER 31,
                                  --------------------  OCTOBER 19,  JULY 31,
                                    1995       1996        1997        1997
                                  ---------  ---------  ----------- -----------
                                                                    (UNAUDITED)
   Current deferred tax assets:
     Allowance for bad debts..... $  36,800  $  34,600   $  34,600   $  41,000
     Inventory reserve...........    13,800        --        6,600         --
   Noncurrent deferred tax
    assets:
     Depreciation and
      amortization expense.......    12,700     12,000      14,000      11,300
     Net operating loss..........   285,400    188,300     236,800     198,800
     Alternative minimum taxes...    12,300     25,500      39,000      29,900
                                  ---------  ---------   ---------   ---------
     Total deferred tax assets...   361,000    260,400     331,000     281,000
     Less: Valuation allowance...  (361,000)  (260,400)   (331,000)   (281,000)
                                  ---------  ---------   ---------   ---------
     Total deferred tax assets...       --         --          --          --
     Total deferred tax
      liabilities................       --         --          --          --
                                  ---------  ---------   ---------   ---------
       Net deferred tax
        asset/liability.......... $     --   $     --    $     --    $     --
                                  =========  =========   =========   =========

  The effective rate for income tax expense differs from the statutory tax rate of 34% when applied to income (loss) from continuing operations before income taxes as a result of the following:

                                          OCTOBER 31,
                                          ------------  OCTOBER 19,  JULY 31,
                                          1995   1996      1997        1997
                                          -----  -----  ----------- -----------
                                                                    (UNAUDITED)
   Expected U.S. Federal income tax......  (34%)   34%      (34%)      (34%)
   State franchise tax, net..............  128%     1%      --           2%
   Net operating loss carryforward.......   --    (34%)     --          --
   Effect of valuation allowance.........   34%    --        34%        34%
   Alternative minimum tax...............   --      2%        7%         4%
                                          -----  -----      ---        ----
       Total.............................  128%     3%        7%         6%
                                          =====  =====      ===        ====

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY

  The net change in the total valuation allowance for the year ended October 31, 1995 and 1996 and the period from November 1, 1996 to October 19, 1997 was an increase of $8,000, a decrease of $100,600 and an increase of $70,600, respectively.

(5) RELATED PARTY TRANSACTIONS

 Building

  The Company leased its Stockton, California premises from officers and stockholders of the Company. The Company executed a new five year lease on June 1, 1993 with monthly rent of $21,500. On October 20, 1997, this lease was amended for an additional five years with monthly rent of $17,000. In addition, the Company as lessee is to pay all taxes and insurance relating to the property. At October 19, 1997, the remaining commitment under this lease, as amended, is $1,020,000 plus property taxes and insurance.

 Due From Related Party

  Due from related party comprise the following:

                                          OCTOBER 31,
                                       ----------------- OCTOBER 19,  JULY 31,
   DUE FROM                              1995     1996      1997        1997
   --------                            -------- -------- ----------- -----------
                                                                     (UNAUDITED)
   President and shareholder.......... $206,296 $228,737  $317,613    $316,364
   Vice president and shareholder.....   23,189      --     15,000         --
                                       -------- --------  --------    --------
                                       $229,485 $228,737  $332,613    $316,364
                                       ======== ========  ========    ========

  The amounts due from related parties were paid subsequent to October 19, 1997.

(6) OPERATING LEASES

  The Company leases vehicles from various unrelated companies through 1999. The vehicle leases, as well as the lease for the Company's business premises, are classified as operating leases. At October 19, 1997, future minimum lease payments under the operating leases including amounts amended as discussed in note (5) are:

   YEAR ENDING OCTOBER 31
   ----------------------
     1998............................................................ $  442,636
     1999............................................................    305,036
     2000............................................................    204,000
     2001............................................................    204,000
     2002............................................................    204,000
                                                                      ----------
                                                                      $1,359,672
                                                                      ==========

  Operating lease expense aggregated $520,210, $533,619 and $501,473 in 1995, 1996 and for the period from November 1, 1996 to October 19, 1997, respectively, and $167,032 and $359,378 for the nine months ended July 31, 1996 and 1997, respectively.

(7) EMPLOYEE STOCK OWNERSHIP PLAN

  Effective October 31, 1972, the Company established an Employee Stock Ownership Plan (ESOP) for the benefit of its eligible employees. The ESOP is designed to invest primarily in the stock of the Company. Contributions to the ESOP are determined annually by the Board of Directors, however, in no case may the

                A & A TOOL RENTALS & SALES, INC. AND SUBSIDIARY contribution exceed the lesser of (a) fifteen percent (15%) of the compensation of eligible employees, or (b) $30,000 for each participant. No contributions were made in the years ended October 31, 1995 and 1996 or the period from November 1, 1996 to October 19, 1997.

  The ESOP measures compensation for Plan purposes as the Company's contribution to the Plan. No compensation cost was recognized by the Plan for the years ended October 31, 1995 and 1996, or the period from November 1, 1996 to October 19, 1997.

  The ESOP held 335,586, 277,172, 272,491 and 275,242 allocated shares at October 31, 1995 and 1996, October 19, 1997, and July 31, 1997, respectively. No committed-to-be-released or suspense shares were held by the ESOP at October 31, 1995 and 1996, October 19, 1997, or at July 31, 1997.

  Following termination of employment, participants receive a distribution of their vested ESOP account balance in the form of cash or Company shares in accordance with the provisions of the ESOP. If shares are distributed to the participant, the participant has the right to sell the shares back to the Company, for a limited period of time, at the fair market value of the shares.

(8) PROFIT SHARING PLAN

  In August 1995, the Company established a Profit Sharing/401(k) Savings Plan
(Plan) under Section 401 and 501 of the Internal Revenue Code. Substantially all employees are eligible for the Plan. Yearly employer contributions to the Plan are discretionary. Employees may also elect to contribute to the Plan. For the years ended October 31, 1995 and 1996, and the period from November 1, 1996 to October 19, 1997, the Company contributed $8,245, $27,422, and $27,064, respectively to the Plan and $19,780 and $19,779 for the nine months ended July 31, 1996 and 1997.

(9) COMMITMENTS

  Litigation, contingent liabilities, and claims, all arising in the ordinary course of business, are not expected to involve any amounts that could be material to the Company's financial position or results of operations.

(10) SUBSEQUENT EVENT

  On October 17, 1997, the Company entered into a stock purchase agreement with United Rentals, Inc. (United). The transaction closed on October 20, 1997 and under the terms of the stock purchase agreement, United purchased all of the issued and outstanding common stock of the Company.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
J & J Rental Services, Inc.

  We have audited the balance sheets of the predecessor companies to J & J Rental Services, Inc. (see Note 1) as of December 31, 1996 and for J&J Rental Services, Inc. as of October 22, 1997 and the related statements of income, stockholders' equity and partners' capital and cash flows for each of the two years in the period ended December 31, 1996, the six months ended June 30, 1997 and for the period from July 1, 1997 to October 22, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the predecessor companies to J & J Rental Services, Inc. at December 31, 1996, and for J&J Rental Services, Inc. as of October 22, 1997 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, the six months ended June 30, 1997 and for the period from July 1, 1997 to October 22, 1997 in conformity with generally accepted accounting principles.

                                                  /s/ Ernst & Young LLP

MetroPark, New Jersey
January 23, 1998

                          J & J RENTAL SERVICES, INC.

                                 BALANCE SHEETS
                                    (NOTE 1)

                                                       PREDECESSORS   COMPANY
                                                       ------------ -----------
                                                       DECEMBER 31, OCTOBER 22,
                                                           1996        1997
                                                       ------------ -----------
                       ASSETS
Cash.................................................   $  666,153  $ 1,431,287
Accounts receivable, net of allowance for doubtful
 accounts of $428,270, and $226,273 at 1996 and 1997,
 respectively........................................    1,502,119    1,470,608
Trade notes receivable, net of allowance for doubtful
 accounts of $93,337 at 1996.........................       37,081
Rental equipment, net................................    6,669,365    7,961,850
Property and equipment, net..........................      467,460      319,219
Investments in marketable equity securities..........       81,175
Due from Predecessor Stockholder.....................      120,000
Due from Related Party...............................                   354,388
Prepaid expenses and other assets....................      126,221        4,006
Intangible assets, net...............................                 3,270,614
                                                        ----------  -----------
      Total assets...................................   $9,669,574  $14,811,972
                                                        ==========  ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY AND PARTNERS'
                       CAPITAL
Liabilities:
  Accounts payable...................................   $  628,252  $   936,725
  Accrued expenses...................................      336,884      360,990
  Income tax payable.................................       24,814
  Deferred tax liability.............................      430,000
  Debt...............................................    5,766,651   14,078,932
  Due to Predecessor Stockholder.....................      336,498
                                                        ----------  -----------
      Total liabilities..............................    7,523,099   15,376,647
Commitments and contingencies
Stockholders' equity and partners' capital:
  Stockholder's equity--J & J Equipment, Inc.
    Common stock, $1.00 par value, 50,000 shares
     authorized, issued and outstanding..............       50,000
    Unrealized gain on marketable equity securities..        1,165
    Retained earnings................................      981,955
                                                        ----------
                                                         1,033,120
  Partners' capital--Tri-Star Rentals, Ltd...........    1,113,355
                                                        ----------
  Stockholders' equity--J & J Rental Services, Inc.
    Common stock, no par value, 1,000,000 shares au-
     thorized, 77,500 shares issued and outstanding..                     1,000
    Accumulated deficit..............................                  (565,675)
                                                                    -----------
Total stockholders' equity (deficit) and partners'
 capital.............................................    2,146,475     (564,675)
                                                        ----------  -----------
    Total liabilities and stockholders' equity and
     partners' capital...............................   $9,669,574  $14,811,972
                                                        ==========  ===========

                            See accompanying notes.

                          J & J RENTAL SERVICES, INC.

                              STATEMENTS OF INCOME
                                    (NOTE 1)

                                                                                   PREDECESSORS                     COMPANY
                                                                     ------------------------------------------ ---------------
                                                                                                                THE PERIOD FROM
                                                                     YEAR ENDED DECEMBER 31,   SIX MONTHS ENDED   JULY 1, TO
                                                                     ------------------------      JUNE 30,       OCTOBER 22,
                                                                        1995         1996            1997            1997
                                                                     -----------  -----------  ---------------- ---------------
Revenues:
  Equipment rentals.................................................  $7,573,784   $7,769,716     $3,823,790      $2,544,233
  Sales of equipment and parts......................................   1,810,400    1,243,297        573,450         129,963
                                                                     -----------  -----------     ----------      ----------
    Total revenues..................................................   9,384,184    9,013,013      4,397,240       2,674,196
Cost of revenues:
  Cost of revenues, excluding depreciation..........................   3,906,336    3,544,040      1,629,299       1,363,085
  Depreciation, equipment rentals...................................   2,048,619    2,389,929      1,171,685         359,672
  Cost of revenues of equipment and parts...........................     898,190      452,522        326,847          46,653
                                                                     -----------  -----------     ----------      ----------
    Total cost of revenues..........................................   6,853,145    6,386,491      3,127,831       1,769,410
                                                                     -----------  -----------     ----------      ----------
Gross profit........................................................   2,531,039    2,626,522      1,269,409         904,786
Selling, general and administrative expenses........................   1,840,973    1,521,562        713,488         786,907
Non-rental depreciation.............................................     125,004      123,971         78,643           7,629
                                                                     -----------  -----------     ----------      ----------
    Operating income................................................     565,062      980,989        477,278         110,250
Interest expense....................................................     411,731      478,341        180,769         378,231
Other (income), net.................................................     (45,103)     (27,523)       (11,418)        (26,306)
                                                                     -----------  -----------     ----------      ----------
    Income (loss) before provision for income taxes.................     198,434      530,171        307,927        (241,675)
Provision for income taxes..........................................      35,678       49,685         98,000             --
                                                                     -----------  -----------     ----------      ----------
    Net income (loss)............................................... $   162,756  $   480,486     $  209,927      $ (241,675)
--------------------------------------------------
                                                                     ===========  ===========     ==========      ==========


                            See accompanying notes.

                          J & J RENTAL SERVICES, INC.

            STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
                                    (NOTE 1)

                                            UNREALIZED
                                          (LOSS) GAIN ON
                            COMMON STOCK    MARKETABLE    RETAINED   PARTNERS'
                           SHARES AMOUNT    SECURITIES    EARNINGS    CAPITAL
                           ------ ------- -------------- ----------  ---------
Predecessors:
  Balance at January 1,
   1995................... 50,000 $50,000    $(6,500)    $  796,096  $ 927,272
  Net income..............                                   75,762     86,994
  Distributions paid to
   partners...............                                            (169,741)
  Unrealized gain on
   marketable securities..                     9,250
                           ------ -------    -------     ----------  ---------
  Balance at December 31,
   1995................... 50,000  50,000      2,750        871,858    844,525
  Net income..............                                  110,097    370,389
  Distributions paid to
   partners...............                                            (101,559)
  Unrealized loss on
   marketable securities..                    (1,585)
                           ------ -------    -------     ----------  ---------
  Balance at December 31,
   1996................... 50,000  50,000      1,165        981,955  1,113,355
  Net income (loss) from
   January 1, 1997 to June
   30, 1997...............                                  311,262   (101,335)
  Distributions paid to
   partners...............                                             (50,500)
                           ------ -------    -------     ----------  ---------
  Balance at June 30,
   1997................... 50,000 $50,000    $ 1,165     $1,293,217  $ 961,520
                           ====== =======    =======     ==========  =========
Company:
  Issuance of common
   stock.................. 77,500 $ 1,000
  Net loss from July 1,
   1997 to October 22,
   1997...................                               $ (241,675)
  Basis adjustment........                                 (324,000)
                           ------ -------    -------     ----------  ---------
  Balance at October 22,
   1997................... 77,500 $ 1,000                $ (565,675)
                           ====== =======    =======     ==========  =========

                            See accompanying notes.

                          J & J RENTAL SERVICES, INC.

                            STATEMENTS OF CASH FLOWS
                                    (NOTE 1)

                                                                                       PREDECESSORS                 COMPANY
                                                                            ------------------------------------  -----------
                                                                                                                  THE PERIOD
                                                                                                      SIX MONTHS  FROM JULY 1
                                                                            YEAR ENDED DECEMBER 31,     ENDED         TO
                                                                            ------------------------   JUNE 30,   OCTOBER 22,
                                                                               1995         1996         1997        1997
                                                                            -----------  -----------  ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)......................................................... $   162,756  $   480,486  $  209,927  $ (241,675)
 Adjustments to reconcile net income to net cash provided by (used in) op-
  erating activities:
 Depreciation and amortization.............................................   2,173,623    2,513,900   1,250,328     396,823
 Bad debt expense (recovery)...............................................     128,092      (57,621)      7,214     226,273
 Gain on sale of rental equipment..........................................    (396,704)    (369,379)   (210,390)    (43,878)
 Gain on sale of property and equipment....................................      (2,809)      (6,591)        --          --
 Deferred taxes............................................................      23,000       12,000         --          --
 Changes in assets and liabilities:
  Increase in accounts receivable..........................................     (64,895)     (10,430)   (512,942) (1,696,881)
  (Increase) decrease in trade notes receivable............................    (170,337)      39,859      37,081         --
  Increase in prepaid expenses and other assets............................     (31,561)     (84,918)    (26,028)     (4,006)
  Increase (decrease) in accounts payable..................................      46,476      (41,052)    372,230     936,725
  Increase in accrued expenses.............................................      53,632        1,919     123,765     360,990
  Increase in income tax payable...........................................       7,613       17,201      73,186         --
  Increase in Related Party receivable.....................................                                         (354,388)
                                                                            -----------  -----------  ----------  ----------
   Cash provided by (used in) operating activities.........................   1,928,886    2,495,374   1,324,371    (420,017)
CASH FLOWS FROM INVESTING ACTIVITIES
 Acquisition of property and equipment.....................................    (270,369)    (195,823)   (614,414)   (548,346)
 Proceeds from sale of rental equipment....................................     930,860      755,122   1,227,501     232,148
 Proceeds from sale of property and equipment..............................      24,634       74,585         --          --
 Purchase of other company, net of cash acquired...........................                                       (7,238,924)
 Unrealized gain/(loss) on marketable securities...........................       9,250       (1,585)        --          --
 Purchase of marketable securities.........................................      (9,250)     (28,425)        --          --
 Payments on loans to Predecessor Stockholder..............................     (21,573)     (73,724)    (79,254)        --
 Proceeds received on Predecessor Stockholder loans........................      94,857          --        6,884         --
 Loan to Predecessor Stockholder...........................................    (120,000)         --          --          --
                                                                            -----------  -----------  ----------  ----------
   Cash provided by (used in) investing activities.........................     638,409      530,150     540,717  (7,555,122)
CASH FLOWS FROM FINANCING ACTIVITIES
 Borrowing under credit facilities.........................................     871,496      351,958         --   10,000,000
 Principal payments on debt................................................  (3,117,926)  (3,171,213) (1,920,472)   (593,574)
 Distributions paid........................................................    (169,741)    (101,559)    (50,500)        --
                                                                            -----------  -----------  ----------  ----------
   Cash provided by (used in) financing activities.........................  (2,416,171)  (2,920,814) (1,970,972)  9,406,426
                                                                            -----------  -----------  ----------  ----------
Increase (decrease) in cash ...............................................     151,124      104,710    (105,884)  1,431,287
Cash at beginning of year..................................................     410,319      561,443     666,153         --
                                                                            -----------  -----------  ----------  ----------
   Cash at end of year..................................................... $   561,443  $   666,153  $  560,269  $1,431,287
--------------------------------------------------
                                                                            ===========  ===========  ==========  ==========

                            See accompanying notes.

                          J & J RENTAL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1996
                             AND OCTOBER 22, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  J & J Rental Services, Inc. (the "Company") was formed in May 1997, and pursuant to the terms of an Asset Purchase Agreement (the "Agreement"), on June 30, 1997 acquired all of the rental equipment and property and equipment from J & J Equipment, Inc. ("J & J"), and Tri-Star Rentals, Ltd. ("Tri-Star") (collectively, the "Predecessors") and assumed all operations of the Predecessors (the "Acquisition"). The purchase price of $10,700,000 consisted of cash of $7,200,000 and a promissory note payable for $3,500,000. The sole stockholder and partner of J & J and Tri-Star, respectively, (the "Predecessor Stockholder") has, on a fully-diluted basis, a 9% ownership interest in the outstanding common stock of the Company, and has continued in a management role as chief operating officer.

  The accompanying financial statements as of December 31, 1996 and for the years ended December 31, 1995 and 1996, and for the six month period ended June 30, 1997 present the accounts and results of operations of the Predecessors on a combined, historical cost basis. Although the financial statements of the Predecessors have been combined, the balance sheets and statements of income and cash flows do not represent those of a single legal entity. All significant intercompany accounts and transactions have been eliminated in combination.

  The financial statements as of October 22, 1997 and for the period from July 1 to October 22, 1997 present the accounts and results of operations of the Company since the Acquisition.

  The Acquisition has been accounted for as a purchase effective July 1, 1997 and, accordingly, at such date the Company recorded the assets acquired at their estimated fair values, adjusted for the impact of the Predecessor Stockholder's continuing residual interest as described below. The assets acquired have been reduced by $324,000 representing the Predecessor Stockholder's continuing residual interest in the Company with a corresponding charge against the Company's retained earnings.

  The adjusted purchase price and the preliminary allocation of the adjusted purchase price to the historical assets of the Company as of July 1, 1997 are as follows:

   Purchase price.................................................. $10,739,000
   Adjustment necessary to value Predecessor Stockholder's
    continuing residual interest at Predecessor's basis............     324,000
                                                                    -----------
   Adjusted purchase price......................................... $10,415,000
                                                                    ===========
   Allocation of adjusted purchase price:
     Net assets acquired, at fair values........................... $ 7,115,000
     Covenant not to compete.......................................      50,000
     Goodwill......................................................   3,250,000
                                                                    -----------
       Total adjusted purchase price allocation.................... $10,415,000
                                                                    ===========

 Business Activity

  The Company rents and sells light weight and heavy off-road construction equipment for use by construction and maintenance companies, and has ancillary sales of parts and supplies. The rentals are on a daily,

                          J & J RENTAL SERVICES, INC.

weekly or monthly basis. The Company has two locations in Houston, Texas and its principal market area is the state of Texas. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheets are presented on an unclassified basis.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over estimated useful lives of three to five years through June 30, 1997 and two to ten years subsequent to June 30, 1997. with no salvage value. Rental equipment costing less than $500 is immediately expensed at the date of purchase. Equipment rental revenue is recorded as earned under the operating method. Equipment rental revenue in the statements of operations includes revenues earned on equipment rentals, and related fuel sales and rental equipment delivery fees. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales in the statements of operations. Ordinary maintenance and repair costs are charged to operations as incurred.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over estimated useful lives of 5 to 10 years.

  The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations. Ordinary maintenance and repair costs are charged to operations as incurred.

 Advertising Costs

  The Company advertises primarily through trade journals, phone directories and the distribution of promotional items. All advertising costs are expensed as incurred. Advertising expenses amounted to approximately $40,095 and $52,483 in the years ended December 31, 1995 and 1996, respectively, $1,297 in the six months ended June 30, 1997, and $9,433 from July 1 to October 22, 1997.

 Income Taxes

  J & J applied an asset and liability approach to accounting for income taxes. Deferred income tax assets and liabilities arise from differences between the tax basis of an asset or liability and its reported amount in the financial statements. Deferred tax balances are determined by using tax rates expected to be in effect when the taxes will actually be paid or refunds received. Under federal and state income tax law, Tri-Star, a partnership, is not a taxable entity and, therefore, incurs no income tax liability. Any profits and losses of Tri-Star flow through to the individual partners.

 Investments

  The Company's investments consist of marketable equity securities and are classified as available for sale. Any unrealized gains or losses are excluded from income and are presented as a component of stockholders' equity.

 Intangible assets

  Intangible assets are recorded at cost and consist of goodwill of $3,250,134 and covenant not to compete of $50,000. Goodwill is being amortized by the straight-line method over its estimated useful life of forty years. The covenant not to compete reflects an agreement made regarding confidentiality and restricting competitive activity and is being amortized by the straight-line method over the period of the agreement, which is 5 years. Amortization expense was $29,520 for the period from July 1 to October 22, 1997.

                          J & J RENTAL SERVICES, INC.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Company maintains cash balances with a quality financial institution and, accordingly, management believes this mitigates the amount of credit risk. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company's customer base and its credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consists of the following:

                                                        DECEMBER 31, OCTOBER 22,
                                                            1996        1997
                                                        ------------ -----------
   Rental equipment.................................... $12,520,482  $8,313,840
   Less accumulated depreciation.......................   5,851,117     351,990
                                                        -----------  ----------
   Rental equipment, net............................... $ 6,669,365  $7,961,850
                                                        ===========  ==========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                        DECEMBER 31, OCTOBER 22,
                                                            1996        1997
                                                        ------------ -----------
   Transportation equipment............................  $ 763,402    $166,003
   Furniture, fixtures and office equipment............     92,082      59,760
   Shop equipment......................................     39,356
   Leasehold improvements..............................     38,386
   Construction in progress............................                101,085
                                                         ---------    --------
                                                           933,226     326,848
   Less accumulated depreciation.......................    465,766       7,629
                                                         ---------    --------
   Total...............................................  $ 467,460    $319,219
                                                         =========    ========

                          J & J RENTAL SERVICES, INC.

5. DEBT

  Debt consists of the following:

                                                       DECEMBER 31, OCTOBER 22,
                                                           1996        1997
                                                       ------------ -----------
CIT Group--Various notes dated from September 21,
 1995 through August 5, 1997, with annual interest
 rates ranging from 8% to 9.4% due in monthly
 payments ranging from $867 to $43,987. .............  $ 1,246,231   $637,956
The Associates--Note dated April 1, 1996, with annual
 interest of 8.8% due in monthly payments of
 $3,609. ............................................      110,450
Case Power & Equipment--Various notes dated from
 January 1, 1992 through December 30, 1996, with
 annual interest rates ranging from 5.5% to 7.9% due
 in monthly payments ranging from $408 to $7,747. ...      795,344
Sterling Bank--Various notes dated from January 26,
 1994 through December 20, 1996, with annual interest
 rates ranging from 8% to 11% due in monthly payments
 ranging from $582 to $2,084. .......................      306,708
KDC Financial--Various notes dated from June 14, 1993
 through December 31, 1996, with annual interest
 rates ranging from 4.5% to 9.5% due in monthly
 payments ranging from $840 to $4,691. ..............    1,443,971
John Deere Financial--Notes dated December 31, 1995
 and September 10, 1996, with annual interest rates
 of 7.9% and 6.9% due in monthly payments of $807 and
 $1,083. ............................................       69,247
Frost National Bank--Various notes dated from January
 25, 1995 through August 15, 1995, with annual
 interest rates ranging from 8.75% to 9.5% due in
 monthly principal payments ranging from $582 to
 $8,492. ............................................      101,771
Citicorp--Note dated June 15, 1993, with an annual
 interest rate of 5.9% due in monthly payments of
 $921. ..............................................        5,433
First Prosperity Bank--Various notes dated from
 September 8, 1994 through December 13, 1996, with
 annual interest ranging from 7.25% through 9.9% due
 in monthly payments ranging from $354 to $1,039. ...       55,139
CAT Financial--Notes dated June 2, 1995 and December
 31, 1994, with annual interest rates of 9.69% and
 9.5% due in monthly payments of $4,227 and
 $3,036. ............................................      152,293
CAT Financial--Notes dated October 11, 1996 and
 November 25, 1996, non-interest bearing, with
 monthly payments of $1,205 and $3,522. .............      161,102
Chase/Clark Credit--Various notes dated from March
 17, 1994 through September 28, 1994, with annual
 interest rates ranging from 9.75% to 12.765% due in
 monthly installments ranging from $194 to $1,430. ..       30,232
First Prosperity--Various notes dated from August 16,
 1993 through December 13, 1996, with annual interest
 rates ranging from 6.4% to 11% due in monthly
 installments ranging from $423 to $4,205............      171,518
Associates Commercial Credit Corp.--Various notes
 dated from May 16, 1994 through July 8, 1996, with
 annual interest rates ranging from 7.75% to 11.25%
 due in monthly installments ranging from $912 to
 $6,656..............................................      246,570

                          J & J RENTAL SERVICES, INC.

                                                       DECEMBER 31, OCTOBER 22,
                                                           1996        1997
                                                       ------------ -----------
Ingersoll-Rand Company--Various notes dated from June
 30, 1992 through September 8, 1996 with annual
 interest rates ranging from 7% to 9.5% due in
 monthly installments ranging from $301 to $7,794....      316,003
Wacker Corporation--Various notes dated from January
 7, 1994 through May 25, 1996, with annual interest
 rates ranging from 6.25% to 10.25% due in monthly
 installments ranging from $854 to $2,889............       99,666
AEL Leasing Co., Inc.--Various notes dated from April
 21, 1994 through May 20, 1996, with annual interest
 rates ranging from 8.72% to 12.93% due in monthly
 installments ranging from $371 to $4,883............      261,043
AEL Leasing Co., Inc.--Various non-interest bearing
 notes dated from April 21, 1994 through February 26,
 1996, due in 12 principal installments ranging from
 $8,022 to $18,249...................................       36,498
Shandee--Note dated August 31, 1995, with an annual
 interest rate of 11.25% due in monthly installments
 of $2,803...........................................       21,510
Sterling Bank--Note dated January 2, 1996, with an
 annual interest rate of 9.5% due in 24 principal
 installments of $4,118..............................       53,538
Miller Financing--Various notes dated from February
 15, 1996 through June 1, 1996, with annual interest
 rates ranging from 9.25 % to 10.25% due in monthly
 installments ranging from $375 to $2,922............       82,384
Toyota Motor Credit Corp.--Notes dated July 12 and
 August 28, 1997, with annual interest rates of 5.4%
 and 6.9%, respectively, due in monthly installments
 of $543 and $ 561, respectively.....................                    47,460
AEL Leasing Co., Inc.--Note dated October 10, 1997
 with annual interest of 9.33% due in monthly
 payments of $3,345..................................                   157,807
Case Credit--Various notes dated June 30, 1997 with
 an annual interest rate of 7.9% due in monthly
 installments ranging from $1,685 to $2,254..........                   290,260
Case Credit--Term note dated June 30, 1997, with
 interest due monthly at prime plus .75% (9.25% at
 September 30, 1997). Principal is due June 30, 2002.
 This note is secured by all of the Company's rental
 assets and property, plant and equipment, and is
 personally guaranteed by the majority owners of the
 Company.............................................                 7,445,449
J & J and Tri-Star--Promissory note dated June 30,
 1997 with an annual interest rate of 7.5%. Principal
 payments of $175,000 are due quarterly beginning
 October 1, 2000.....................................                 3,500,000
Equus II Incorporated--Senior subordinated note dated
 June 30, 1997, with interest to be paid monthly on
 the unpaid principal balance at a variable rate not
 to exceed 10% (10% at September 30, 1997). Principal
 is to be paid in four annual installments of
 $500,000 beginning June 30, 2001....................                 2,000,000
                                                        ----------  -----------
                                                        $5,766,651  $14,078,932
                                                        ==========  ===========

  Substantially all rental equipment collateralize the above notes.

  All debt at October 22, 1997, except for $200,000 of the J & J and Tri-Star note, were paid off by October 31, 1997 as a result of the acquisition discussed in Note 10.

                          J & J RENTAL SERVICES, INC.

6. INCOME TAXES

  The provision for income taxes relates to the operating results of J & J before July 1, 1997 and consists of the following:

                                                        YEAR ENDED    SIX MONTHS
                                                       DECEMBER 31,   ENDED JUNE
                                                      ---------------    30,
                                                       1995    1996      1997
                                                      ------- ------- ----------
Current:
  Federal............................................ $ 7,216 $32,054  $86,500
  State..............................................   5,462   5,631   11,500
                                                      ------- -------  -------
                                                       12,678  37,685   98,000
Deferred:
  Federal............................................  20,300  10,600      --
  State..............................................   2,700   1,400      --
                                                      ------- -------  -------
                                                       23,000  12,000      --
                                                      ------- -------  -------
    Total............................................ $35,678 $49,685  $98,000
                                                      ======= =======  =======

  Tri-Star is a pass-through entity and, therefore incurs no tax liability. Significant components of J & J's deferred tax liability at December 31, 1996 is as follows:

                                                                  DECEMBER 31,
                                                                      1996
                                                                  ------------
       Difference in basis of accounting......................... $221,000
       Cumulative tax depreciation in excess of book.............  209,000
                                                                  --------
       Deferred tax liability                                     $430,000
                                                                  ========

  Effective July 1, 1997, the Company and its shareholders have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code for federal tax purposes. Under those provisions the Company does not pay federal income taxes; instead, the shareholders are liable for individual income taxes on the Company's profit. Therefore, no provision for federal income taxes is included in the Company's financial statements for the period from July 1 to October 22, 1997.

7. SUPPLEMENTAL CASH FLOW INFORMATION

  For the years ended December 31, 1995 and 1996; the six months ended June 30, 1997; and the period from July 1 to October 22, 1997, total interest paid was $411,731 and $478,341; $180,769; and $259,705, respectively.

  For the years ended December 31, 1995 and 1996; the six months ended June 30, 1997; and the period from July 1 to October 22, 1997, total income taxes paid was $ -- and $ --; $24,814; and $ --, respectively.

  During the years ended December 31, 1995 and 1996, and the six months ended June 30, 1997, and for the period from July 1 to October 22, 1997 the Company purchased $3,738,807, and $3,160,914; $1,172,917; and $1,172,506,
respectively, of equipment which was financed.

                          J & J RENTAL SERVICES, INC.

8. EMPLOYEE BENEFIT PLAN

  The Predecessor sponsored a defined contribution 401(k) retirement plan, which was implemented during 1995 and covers substantially all full time employees. The Predecessor matched a portion of the participants' contributions. Predecessor contributions to the plan were $9,272, $6,395, $--, and $ -- for the years ended December 31, 1995, and 1996, for the six month period ended June 30, 1997 and for the period from July 1 to October 22, 1997, respectively.

9. RELATED PARTY TRANSACTIONS

  On November 27, 1995, Tri-Star loaned $120,000 to the Predecessor Stockholder. This non-interest bearing note is unsecured, and is due on demand. The outstanding balance on this note receivable at December 31, 1996 was $120,000.

  On November 30, 1995, Tri-Star issued a $100,000 note payable to the Predecessor Stockholder, which bears interest at 11.4% per annum, requires monthly principal and interest payments of $6,097, and is unsecured. The outstanding balance on this note at December 31, 1996 was $79,254, respectively.

  J & J has a note payable outstanding to the Predecessor Stockholder, which required interest to be paid quarterly at 6.5% per annum, and is due on January 1, 1998. The outstanding balance on this note payable at December 31, 1996 was $257,244.

  During the period from July 1 to October 22, 1997 the Company made payments of $354,388 on behalf of another Company owned by the Company's Stockholder.

  The Company leases its operating facilities from the Predecessor Stockholder, and pays monthly rent of $8,600 through June 30, 1997. These leases are month-to-month and can be canceled by either party.

10. SUBSEQUENT EVENT

  On October 23, 1997, the Company entered into a stock purchase agreement with United Rentals, Inc. ("United"). Under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Company.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Coran Enterprises, Inc.
and
Monterey Bay Equipment Rental, Inc.

  We have audited the accompanying combined statements of earnings, stockholders' equity, and cash flows of Coran Enterprises, Inc., dba A-1 Rents, and Monterey Bay Equipment Rental, Inc. for the years ended
December 31, 1995 and 1996. We have also audited the combined statement of earnings, stockholders' equity, and cash flows for the period January 1, 1997 through October 24, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of operations and combined cash flows of Coran Enterprises, Inc. dba A-1 Rents, and Monterey Bay Equipment Rental, Inc. for the years ended December 31, 1995 and 1996, and also for the period January 1, 1997 through October 24, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Grant Thornton LLP

San Jose, California
January 21, 1998

                            CORAN ENTERPRISES, INC.
                               DBA A-1 RENTS AND
                      MONTEREY BAY EQUIPMENT RENTAL, INC.

                        COMBINED STATEMENTS OF EARNINGS

                                                                      PERIOD
                                                                    JANUARY 1,
                                                                       1997
                                            YEAR ENDED DECEMBER 31,   THROUGH
                                            ----------------------- OCTOBER 24,
                                               1995        1996        1997
                                            ----------- ----------- -----------
Revenues:
  Equipment rentals........................ $ 6,962,130 $ 7,679,713 $6,743,497
  Sales of parts, supplies and rental
   equipment...............................     565,586     738,330    974,713
                                            ----------- ----------- ----------
    Total revenues.........................   7,527,716   8,418,043  7,718,210
Costs
  Cost of equipment rentals................   3,835,982   4,254,243  3,764,346
  Rental equipment depreciation............     611,577   1,304,847  1,328,193
  Cost of sales of supplies................     200,746     257,500    204,248
  Other....................................      49,523     115,758     53,590
                                            ----------- ----------- ----------
    Total costs............................   4,697,828   5,932,348  5,350,377
                                            ----------- ----------- ----------
    Gross margin...........................   2,829,888   2,485,695  2,367,833
Selling, general and administrative........   1,786,650   2,062,246  1,768,439
Non-rental depreciation....................      28,435      17,202     15,370
                                            ----------- ----------- ----------
    Operating Income.......................   1,014,803     406,247    584,024
Interest expense...........................      21,120      96,464    170,183
                                            ----------- ----------- ----------
    Earnings before income taxes...........     993,683     309,783    413,841
Provision for income taxes.................      12,275       8,221    276,383
                                            ----------- ----------- ----------
  Net earnings............................. $   981,408 $   301,562 $  137,458
                                            =========== =========== ==========



        The accompanying notes are an integral part of these statements.

                            CORAN ENTERPRISES, INC.
                               DBA A-1 RENTS AND
                      MONTEREY BAY EQUIPMENT RENTAL, INC.

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                         SHARES ISSUED
                         -------------
                          CEI   MBERI
                         ------ ------            ADDITIONAL
                         $1 PAR NO PAR   COMMON    PAID-IN    RETAINED
                         VALUE  VALUE    STOCK     CAPITAL    EARNINGS     TOTAL
                         ------ ------  --------  ---------- ----------  ----------
Balance at January 1,
 1995................... 75,000 10,000  $275,000   $37,920   $1,691,541  $2,004,461
  Net earnings..........    --     --        --        --       981,408     981,408
                         ------ ------  --------   -------   ----------  ----------
Balance at December 31,
 1995................... 75,000 10,000   275,000    37,920    2,672,949   2,985,869
  Net earnings..........    --     --        --        --       301,562     301,562
  Dividends paid to
   stockholders.........    --     --        --        --      (750,000)   (750,000)
                         ------ ------  --------   -------   ----------  ----------
Balance at December 31,
 1996................... 75,000 10,000   275,000    37,920    2,224,511   2,537,431
  Net earnings January
   1, 1997 through
   October 24, 1997.....    --     --        --        --       137,458     137,458
  Dividends paid to
   stockholders.........    --     --        --        --      (781,852)   (781,852)
  Stock redemption......    --  (2,500)  (50,000)      --      (200,000)   (250,000)
                         ------ ------  --------   -------   ----------  ----------
Balance at October 24,
 1997................... 75,000  7,500  $225,000   $37,920   $1,380,117  $1,643,037
                         ====== ======  ========   =======   ==========  ==========


         The accompanying notes are an integral part of this statement.

                            CORAN ENTERPRISES, INC.
             DBA A-1 RENTS AND MONTEREY BAY EQUIPMENT RENTAL, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                      PERIOD
                                                                    JANUARY 1,
                                                 YEAR ENDED            1997
                                                DECEMBER 31,          THROUGH
                                            ----------------------  OCTOBER 24,
                                              1995        1996         1997
                                            ---------  -----------  -----------
Cash flows from operating activities:
 Net earnings.............................  $ 981,408  $   301,562  $   137,458
 Adjustments to reconcile net earnings to
  net cash provided by operating
  activities:
 Depreciation and amortization............    640,012    1,322,049    1,343,563
 Gain on sale of equipment................    (85,747)    (163,753)    (446,621)
 Change in assets and liabilities:
  Accounts receivable.....................   (210,091)      60,246      (61,976)
  Other assets............................      5,220       (3,108)      59,276
  Accounts payable and accrued
   liabilities............................     36,638       32,355      625,287
                                            ---------  -----------  -----------
   Net cash provided by operating
    activities............................  1,367,440    1,549,351    1,656,987
Cash flows from investing activities:
 Purchases of rental equipment............   (633,519)  (4,017,946)    (315,346)
 Proceeds from sale of equipment..........    110,273      205,639      492,977
                                            ---------  -----------  -----------
   Net cash provided by (used in)
    investing activities..................   (523,246)  (3,812,307)     177,631
Cash flows from financing activities:
 Change in bank overdraft.................    (15,760)         --           --
 Borrowings on equipment loans............    244,235    1,096,820          --
 Payments on equipment loans..............    (46,853)    (158,893)     (42,649)
 Payment of dividends.....................        --     (750,000)     (781,853)
 Stock redemption.........................        --           --      (250,000)
 Borrowings on notes payable--
  stockholders............................        --     1,249,988          --
 Payments on notes payable--stockholders..    (95,888)         --      (538,156)
                                            ---------  -----------  -----------
   Net cash provided by (used in)
    financing activities..................     85,734    1,437,915   (1,612,658)
                                            ---------  -----------  -----------
   NET INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS......................    929,928     (825,041)     221,960
Cash and cash equivalents--beginning of
 period...................................     35,259      965,187      140,146
                                            ---------  -----------  -----------
Cash and cash equivalents--end of period..  $ 965,187  $   140,146  $   362,106
                                            =========  ===========  ===========
Supplementary disclosures of cash flow
 information:
 Cash paid during the period for:
 Interest.................................  $  21,120  $    95,958  $   151,792
                                            =========  ===========  ===========
 Income taxes.............................  $   1,600  $    23,047  $       800
                                            =========  ===========  ===========

        The accompanying notes are an integral part of these statements.

                            CORAN ENTERPRISES, INC.
             DBA A-1 RENTS ANDMONTEREY BAY EQUIPMENT RENTAL, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1995 AND 1996
         AND THE PERIOD FROM JANUARY 1, 1997 THROUGH OCTOBER 24, 1997

NOTE A--SUMMARY OF ACCOUNTING POLICIES

 1. Nature of Business and Basis of Presentation

  The combined financial statements include the accounts of Coran Enterprises, Inc. and Monterey Bay Equipment Rental, Inc. (collectively the "Company"). Coran Enterprises, Inc. ("CEI") and Monterey Bay Equipment Rental, Inc. ("MBERI") are combined due to common ownership and operations which are complimentary. All significant intercompany balances and transactions have been eliminated in combination.

  The Company leases equipment for home and contractors' use under short-term rental agreements principally in the Northern California area.

 2. Property and Equipment

  The Company provides for depreciation in amounts sufficient to relate the costs of depreciable assets to operations over their estimated service lives using the double-declining balance method. Leasehold improvements are amortized on a straight-line basis over the lives of the improvements or the term of the lease, whichever is shorter. Maintenance and repairs costs are expensed as incurred. Supplies and replacement parts are expensed when purchased.

 3. Cash and Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 4. Use of estimates

  In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B--RELATED PARTY TRANSACTIONS

  The Company leases facilities from its stockholders on a month-to-month basis. Total rent expense on the facilities was $662,880 and $667,638 for the years ended December 31, 1995 and 1996. Total rent expense for the period from January 1, 1997 through October 24, 1997 was $545,702.

  The Company incurred interest expense of $17,755 and $27,627, respectively, for the years ended December 31, 1995 and 1996, related to notes payable to stockholders. For the period from January 1, 1997 through October 24, 1997 the interest expense related to the stockholder notes was $80,693.

NOTE C--INCOME TAXES

  The stockholders of the Company have elected "S" Corporation status for income tax purposes. Therefore, income or loss for federal and California state income tax purposes is reported on the shareholders' individual income tax returns. Although the "S" Corporation tax treatment is recognized by the State of California, the net corporate income is subject to a 1.5% corporate surtax. (See Note E)

                            CORAN ENTERPRISES, INC.
                               DBA A-1 RENTS AND
                      MONTEREY BAY EQUIPMENT RENTAL, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                    YEARS ENDED DECEMBER 31, 1995 AND 1996
         AND THE PERIOD FROM JANUARY 1, 1997 THROUGH OCTOBER 24, 1997

NOTE D -- EQUIPMENT LOANS

  Equipment loans consist of notes payable, collateralized by equipment, due in monthly installments ranging from $1,095 to $5,375 with interest rates from 5.75% to 8.75%. These loans were paid in full as of October 31, 1997. Interest expense on the equipment loans aggregated $3,365 and $68,837, respectively, for the years ended December 31, 1995 and 1996. Interest expense on the equipment loans was $89,455 for the period January 1, 1997 through October 24, 1997.

NOTE E--CHANGE IN OWNERSHIP

  Effective October 24, 1997, the stockholders of CEI and MBERI sold 100% of the outstanding shares of each company to United Rentals, Inc. The Company provided $270,000 for state income taxes resulting from the stock sale.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Bronco Hi-Lift, Inc.

  We have audited the balance sheets of Bronco Hi-Lift, Inc. as of December 31, 1996 and October 24, 1997 and the related statements of income, stockholders' equity and cash flows for the years ended December 31, 1995 and 1996, and the period from January 1, 1997 to October 24, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bronco Hi-Lift, Inc. at December 31, 1996 and October 24, 1997, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996, and the period from January 1, 1997 to October 24, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
January 19, 1998

                              BRONCO HI-LIFT, INC.

                                 BALANCE SHEETS

                                                        DECEMBER 31,  OCTOBER
                                                            1996      24, 1997
                                                        ------------ ----------
                        ASSETS
Cash...................................................  $  305,506  $  180,745
Accounts receivable, net...............................     826,849     998,467
Unbilled receivables...................................      40,722     283,865
Inventory..............................................      67,825     273,119
Rental equipment, net..................................   1,972,910   2,725,464
Property and equipment, net............................     234,914     423,918
Due from related party.................................         --          --
Prepaid expenses and other assets......................      13,530      44,273
                                                         ----------  ----------
    Total assets.......................................  $3,462,256  $4,929,851
                                                         ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable, accrued expenses and other liabili-
   ties................................................  $   90,584  $  277,651
  Debt.................................................   3,051,711   3,473,516
                                                         ----------  ----------
    Total liabilities..................................   3,142,295   3,751,167
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value and $1.00 stated value,
   100,000 shares authorized, 10,000 issued and out-
   standing at December 31, 1996, and October 24, 1997.      10,000      10,000
  Additional paid-in capital...........................     598,000     598,000
  Notes receivable from stockholders...................    (300,000)        --
  Retained earnings....................................      11,961     570,684
                                                         ----------  ----------
    Total stockholders' equity.........................     319,961   1,178,684
                                                         ----------  ----------
    Total liabilities and stockholders' equity.........  $3,462,256  $4,929,851
                                                         ==========  ==========

                            See accompanying notes.

                              BRONCO HI-LIFT, INC.

                              STATEMENTS OF INCOME

                                                                      PERIOD
                                                                       FROM
                                                                    JANUARY 1,
                                          YEAR ENDED DECEMBER 31     1997 TO
                                          ------------------------   OCTOBER
                                             1995         1996       24, 1997
                                          -----------  -----------  ----------
Revenues:
  Equipment rentals...................... $ 3,427,596  $ 4,313,855  $4,330,000
  New equipment sales....................     266,308      611,033     533,370
  Sales of parts, supplies and rental
   equipment.............................     155,331      410,957     375,451
  Other..................................     147,214      194,469     182,355
                                          -----------  -----------  ----------
    Total revenues.......................   3,996,449    5,530,314   5,421,176
Cost of revenues:
  Cost of equipment rentals, excluding
   depreciation..........................     335,028      699,455     374,845
  Depreciation, equipment rentals........     637,766      736,525     660,598
  Cost of new equipment sales............     206,268      479,920     412,592
  Cost of sales of parts, supplies and
   equipment.............................     107,989      293,987     148,464
  Other..................................      32,418      119,315     112,107
                                          -----------  -----------  ----------
    Total cost of revenues...............   1,319,469    2,329,202   1,708,606
                                          -----------  -----------  ----------
Gross profit.............................   2,676,980    3,201,112   3,712,570
Selling, general and administrative
 expenses................................   2,540,699    2,359,326   2,353,924
Non-rental depreciation..................      84,463       99,669      85,707
                                          -----------  -----------  ----------
    Operating income.....................      51,818      742,117   1,272,939
Interest expense.........................     171,305      334,035     229,154
Other (income), net......................     (26,575)     (46,175)    (29,938)
                                          -----------  -----------  ----------
    Net income (loss).................... $   (92,912) $   454,257  $1,073,723
                                          ===========  ===========  ==========


                            See accompanying notes.

                              BRONCO HI-LIFT, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                           COMMON STOCK                NOTES RECEIVABLE  RETAINED
                         -----------------   PAID-IN         FROM        EARNINGS
                         SHARES    AMOUNT    CAPITAL     STOCKHOLDERS    (DEFICIT)
                         -------  --------  ---------  ---------------- -----------
Balance at January 1,
 1995...................  20,000  $ 20,000  $ 345,020      $    --      $   693,596
  Purchase and
   retirement of common
   stock................ (12,000)  (12,000)  (345,020)                   (1,042,980)
  Issuance of common
   stock................   2,000     2,000    598,000      (500,000)
  Net loss..............                                                    (92,912)
                         -------  --------  ---------      --------     -----------
Balance at December 31,
 1995...................  10,000    10,000    598,000      (500,000)       (442,296)
  Payment on notes
   receivable from
   stockholders.........                                    200,000
  Net income............                                                    454,257
                         -------  --------  ---------      --------     -----------
Balance at December 31,
 1996...................  10,000    10,000    598,000      (300,000)         11,961
  Payments on notes
   receivable from
   stockholders.........                                    300,000
  Net income............                                                  1,073,723
  Dividends paid........                                                   (515,000)
                         -------  --------  ---------      --------     -----------
Balance at October 24,
 1997...................  10,000  $ 10,000  $ 598,000      $    --      $   570,684
                         =======  ========  =========      ========     ===========


                            See accompanying notes.

                              BRONCO HI-LIFT, INC.

                            STATEMENTS OF CASH FLOWS

                                                                   PERIOD FROM
                                                                   JANUARY 1,
                                         YEAR ENDED DECEMBER 31      1997 TO
                                         ------------------------  OCTOBER 24,
                                            1995         1996         1997
                                         ----------- ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)...................... $  (92,912) $    454,257  $ 1,073,723
 Adjustments to reconcile net income to
  net cash provided by operating activi-
  ties:
 Depreciation...........................    722,229       836,194      746,305
 Gain on equipment sales................   (317,871)     (302,777)    (355,159)
 Interest expense not requiring cash....                   17,500
 Changes in assets and liabilities:
  Increase in accounts receivable.......   (132,976)     (235,655)    (171,618)
  Decrease (increase) in unbilled re-
   ceivables............................      5,646        27,632     (243,143)
  (Increase) decrease in inventory......   (102,542)       89,645     (205,294)
  Decrease (increase) in prepaid ex-
   penses and other assets..............     30,774        20,171      (30,743)
  (Decrease) increase in accounts
   payable, accrued expenses and other
   liabilities..........................    (60,113)      (14,377)     187,067
                                         ----------  ------------  -----------
   Total adjustments....................    145,147       438,333      (72,585)
                                         ----------  ------------  -----------
   Cash provided by operating
    activities..........................     52,235       892,590    1,001,138
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of rental equipment...........    (92,727)   (1,368,253)  (1,631,309)
 Proceeds from sale of rental equip-
  ment..................................    350,739       745,687      573,316
 Purchases of property and equipment,
  net...................................   (101,985)      (90,932)    (304,711)
                                         ----------  ------------  -----------
   Cash provided by (used in) investing
    activities..........................    156,027      (713,498)  (1,362,704)
CASH FLOWS FROM FINANCING ACTIVITIES
 Cash dividends paid....................                              (485,000)
 Issuance of stock......................    100,000
 Re-payments on notes due from stock-
  holders...............................                  200,000      300,000
 Principal payments on debt.............   (742,891)     (802,358)    (278,195)
 Principal payments on capital lease ob-
  ligations.............................    (32,711)
 Advances to related party..............   (412,113)
 Borrowings under credit facility.......    900,000       500,000      700,000
                                         ----------  ------------  -----------
   Cash provided by (used) in financing
    activities..........................   (187,715)     (102,358)     236,805
                                         ----------  ------------  -----------
 Increase (decrease) in cash............     20,547        76,734     (124,761)
   Cash balance at beginning period.....    208,225       228,772      305,506
                                         ----------  ------------  -----------
   Cash balance at end of period........ $  228,772  $    305,506  $   180,745
                                         ==========  ============  ===========

                            See accompanying notes.

                             BRONCO HI-LIFT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                DECEMBER 31, 1995 AND 1996 AND OCTOBER 24, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Activity

  Bronco Hi-Lift, Inc. (the "Company") rents, sells and repairs aerial lift equipment for use by construction companies and maintenance and media crews. The rentals are on a daily, weekly or monthly basis. The Company is located in Denver, Colorado and its principal market area is the state of Colorado. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheets are presented on an unclassified basis.

 Inventory

  Inventories consists primarily of general replacement parts and fuel for the equipment and are stated at the lower of cost, determined under the first-in, first-out method, or market.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated five-year useful life with no salvage value.

  Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from sales of equipment and cost of sales of equipment, respectively, in the statements of operations.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over estimated useful lives of 5 to 10 years.

  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

 Rental Revenue

  Rental revenue is recorded as earned under the operating method.

 Advertising Costs

  The Company advertises primarily through trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expenses amounted to approximately $74,400 and $43,000 in the years ended December 31, 1995 and 1996, respectively, and $49,500 in the period from January 1, 1997 to October 24, 1997.

 Income Taxes

  The Company has elected, by unanimous consent of its shareholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code for both federal and state purposes. Under those provisions the Company does not pay federal or state income taxes; instead, the shareholders are liable for individual income taxes on the Company's profits. Therefore, no provision for federal or state income taxes is included in the accompanying financial statements.

                             BRONCO HI-LIFT, INC.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Company maintains cash balances with a quality financial institution and, accordingly, management believes this mitigates the amount of credit risk. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company's customer base and its credit policy.

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consisted of the following:

                                                                      OCTOBER
                                                        DECEMBER 31,    24,
                                                            1996        1997
                                                        ------------ ----------
   Rental equipment....................................  $5,176,658  $5,943,569
   Less accumulated depreciation.......................   3,203,748   3,218,105
                                                         ----------  ----------
   Rental equipment, net...............................  $1,972,910  $2,725,464
                                                         ==========  ==========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                        DECEMBER 31, OCTOBER 24,
                                                            1996        1997
                                                        ------------ -----------
   Furniture and fixtures..............................   $ 59,572    $172,839
   Transportation equipment............................    520,356     664,543
   Shop equipment......................................     37,591      37,591
                                                          --------    --------
                                                           617,519     874,973
   Less accumulated depreciation.......................    382,605     451,055
                                                          --------    --------
     Total.............................................   $234,914    $423,918
                                                          ========    ========

                             BRONCO HI-LIFT, INC.

5. DEBT

  Debt consists of the following:

                                                                      OCTOBER
                                                         DECEMBER 31    24,
                                                            1996        1997
                                                         ----------- ----------
   Citicorp Dealer Finance Agreement.................... $1,585,000  $2,135,000
   GMAC note dated October 27, 1994 paid in full in
    August 1997.........................................     17,564          --
   Kenworth/Trial-EZE dated July 11, 1994 paid in full
    in September 1997...................................     49,147          --
   Notes payable to a former shareholder for $900,000
    and $500,000 at an annual interest rate of 9%. The
    $900,000 note requires monthly interest payments
    through January 31, 1998 at which time the note is
    due in full. The $500,000 note requires monthly
    interest payments through January 31, 1997.
    Beginning February 1, 1997, the note is payable in
    60 monthly installments of principal and interest of
    $10,379 through December 31, 2001. The above
    $500,000 note is subordinated to the Citicorp Dealer
    Finance Agreement...................................  1,400,000   1,338,516
                                                         ----------  ----------
                                                         $3,051,711  $3,473,516
                                                         ==========  ==========

  Substantially all of the Company's assets collateralize the debt outstanding under the Financing Agreement. All debt at October 24, 1997 was paid off in connection with the acquisition discussed in Note 10.

6. OPERATING LEASES

  During 1994, the Company leased 7,000 square feet of office and shop space on a twelve month lease, renewable annually. For the period from January 1, 1995 to April 30, 1995, the Company leased approximately 7,000 square feet of office and shop space under a new month to month lease. Effective May 1, 1995, the Company moved to a new location and entered into a lease agreement with a related party, Coyote Investments, LLC ("Coyote") (see Note 9). The facility consists of 17,000 square feet of office and shop area located on 1.8 acres. The 15 year lease expires April 30, 2010. The Company is responsible for all operating expenses of the facility including property taxes, assessments, insurance, repairs and maintenance.

  Rent expense under these leases totaled $52,000 and $78,000 for the years ended December 31, 1995 and 1996 and $65,000 for the period from January 1, 1997 to October 24, 1997. Under the lease agreement with Coyote, rent is payable in monthly installments of $6,500 for the first two years of the lease. Thereafter the rent shall be increased annually to reflect the then current fair market rent for the premises, provided that each annual increase shall not exceed 10% of the previous year's rental rate. Future minimum rent commitments are $78,000 each for years ended December 31, 1998 to December 31, 2009 and $26,000 for January 1, 2010 to April 30, 2010, provided there is no increase in fair market rent for the premises.

7. COMMITMENTS

  The Company has employment agreements, which expire in 1998, with three officers which grant certain severance pay rights to these officers provided that certain conditions of employment are met. Under terms of the employment agreements, the officers received approximately $253,000, $703,000, and $521,000 for the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 to October 24, 1997, respectively.

                             BRONCO HI-LIFT, INC.

Additional compensation to be paid to the officers, until the agreements expire, amounts to approximately $100,000 for the two months ended December 31, 1997 and $270,000 during 1998.

  The Company guarantees Coyote's debt on the building leased by the Company (see Note 9).

8. SUPPLEMENTAL CASH FLOW INFORMATION

  For the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 to October 24, 1997, total interest paid was $171,305, $335,686 and $224,016, respectively.

  During 1995, the Company purchased $726,355, of equipment which was financed. There were no purchases in 1996 or for the period from January 1, 1997 to October 24, 1997.

  On December 20, 1995, the Company purchased and retired 12,000 shares of its stock for two notes totaling $1,400,000. On December 21, 1995, the Company issued 2,000 shares of its stock to two officers of the Company in exchange for $100,000 cash and $500,000 of notes receivable from these officers. During 1996, the officers repaid $200,000 in accordance with the note agreements. In October of 1997, the notes were repaid in full.

  During 1997, the Company paid dividends of $515,000, of which $30,000 represented a non-cash transfer of a fixed asset.

9. RELATED PARTY TRANSACTIONS

  Coyote is owned by the shareholders of the Company. The Company leases its office and shop facility from Coyote (see Note 6). All stockholders and the Company have guaranteed Coyote's debt on the facility. The amount of debt principal on the facility was $555,080 at December 31, 1996 and $540,200 at October 24, 1997.

  Advances to Coyote were $412,113 at December 31, 1995. Coyote paid $3,434 of interest to the Company during 1996. As part of the Citicorp Amendment No. 1 Refinancing Agreement, the Company owed Coyote $152,187, which it paid with interest of $7,990 during August 1996. These obligations were fulfilled with a non-cash transaction in connection with the above mentioned amended agreement.

  On December 21, 1995 the Company issued 2,000 shares to two officers of the Company in exchange for $100,000 cash and two notes for $250,000 each. The notes bear interest at 9% per annum and are payable bi-annually. Principal on each note is payable $100,000 in 1996, $100,000 in 1997 and $50,000 in 1998.
Interest paid to the Company during 1996 by these stockholders was $42,400. In October of 1997, the notes were repaid in full.

10. SUBSEQUENT EVENT

  On October 24, 1997, the Company entered into a stock purchase agreement with United Rentals, Inc. ("United"). Under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Company.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERINGS COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Summary Historical and Pro Forma Consolidated Financial Information.......    6
Risk Factors..............................................................    7
Use of Proceeds...........................................................   11
Dividend Policy...........................................................   12
Price Range of Common Stock...............................................   12
Capitalization............................................................   13
Selected Historical and Pro Forma Consolidated Financial Information......   14
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   16
Business..................................................................   21
Management................................................................   28
Principal Stockholders....................................................   35
Description of Capital Stock..............................................   37
Certain Charter and By-Law Provisions.....................................   38
Shares Eligible for Future Sale...........................................   41
Certain United States Federal Tax Considerations..........................   42
Underwriting..............................................................   45
Legal Matters.............................................................   48
Experts...................................................................   48
Available Information.....................................................   49

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               5,500,000 SHARES

                             [LOGO] UNITED RENTALS

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                              MERRILL LYNCH & CO.

                           DEUTSCHE MORGAN GRENFELL

                         DONALDSON, LUFKIN & JENRETTE
     SECURITIES CORPORATION
                             SALOMON SMITH BARNEY

                                          , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS, DATED FEBRUARY 4, 1998

PROSPECTUS

                                5,500,000 SHARES

                             [LOGO] UNITED RENTALS
                                  COMMON STOCK

                                  ----------

  All of the shares of Common Stock, $.01 par value (the "Common Stock"), offered hereby are being offered by United Rentals, Inc., a Delaware corporation (the "Company").

  Of the Common Stock offered hereby, 1,100,000 shares are being offered initially outside the United States and Canada by the International Managers (the "International Offering"), and 4,400,000 shares are being offered initially in a concurrent offering in the United States and Canada by the U.S. Underwriters (the "U.S. Offering", and together with the International Offering, the "Offerings"). The public offering price and the underwriting discount per share are identical for each of the Offerings. See "Underwriting."

  The Common Stock is traded on the New York Stock Exchange under the symbol "URI." On February 3, 1998, the last sale price of the Common Stock as reported on the New York Stock Exchange was $24 5/16 per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                 PRICE TO UNDERWRITING PROCEEDS TO
                                                  PUBLIC  DISCOUNT(1)  COMPANY(2)
----------------------------------------------------------------------------------
Per Share......................................    $          $           $
----------------------------------------------------------------------------------
Total(3).......................................   $          $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses of the Offerings payable by the Company estimated at $1,000,000.
(3) The Company has granted the International Managers and the U.S. Underwriters options to purchase up to an additional 165,000 shares and 660,000 shares of Common Stock, respectively, in each case exercisable within 30 days of the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public,
    Underwriting Discount and Proceeds to the Company will be $    , $     and
    $    , respectively. See "Underwriting."

                                  ----------

  The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York,
New York, on or about       , 1998.

                                  ----------
MERRILL LYNCH INTERNATIONAL

       DEUTSCHE MORGAN GRENFELL

             DONALDSON, LUFKIN & JENRETTE INTERNATIONAL

                                              SALOMON SMITH BARNEY INTERNATIONAL

                                  ----------

                  The date of this Prospectus is       , 1998.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an international purchase agreement (the "International Purchase Agreement") among the Company and Merrill Lynch International, Donaldson, Lufkin & Jenrette International, Morgan Grenfell & Co. Limited and Smith Barney Inc. (together, the "International Managers") and concurrently with the sale of 4,400,000 shares of Common Stock to the U.S. Underwriters (as defined below), the Company has agreed to sell to the International Managers, and each of the International Managers severally has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below at the public offering price less the underwriting discount set forth on the cover page of this Prospectus.

              INTERNATIONAL MANAGER                            NUMBER OF SHARES
              ---------------------                            ----------------
      Merrill Lynch International.............................
      Donaldson, Lufkin & Jenrette International..............
      Morgan Grenfell & Co. Limited...........................
      Smith Barney Inc........................................
                                                                  ---------
           Total..............................................    1,100,000
                                                                  =========

  The Company has also entered into a U.S. purchase agreement (the "U.S. Purchase Agreement") with Merrill Lynch, Pierce, Fenner & Smith ("Merrill Lynch"), Donaldson, Lufkin & Jenrette Securities Corporation, Deutsche Morgan Grenfell Inc. and Smith Barney Inc. (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 1,100,000 shares of Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally have agreed to purchase from the Company, an aggregate of 4,400,000 shares of Common Stock. The offering price per share and the total underwriting discount per share of Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

  In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. The closings with respect to the sale of shares of Common Stock to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

  The International Managers have advised the Company that the International Managers propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $
per share of Common Stock. The International Managers may allow, and such
dealers may reallow, a discount not in excess of $   per share of Common Stock
on sales to certain other dealers. After the shares of Common Stock are released for sale to the public, the public offering price, concession and discount may be changed.

  The Company has granted an option to the International Managers exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 165,000 additional shares of Common Stock at the public offering price set forth on the cover page of the Prospectus, less the underwriting discount. The International Managers may exercise this option only to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the International Managers exercise this option, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Company also has granted an option to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 660,000 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Manager.

  The Company and all its executive officers and directors (who hold an aggregate of 13,262,414 shares of Common Stock) have agreed, subject to certain exceptions, not to directly or indirectly (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (b) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch & Co. on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. The foregoing agreement will not limit a stockholder's ability to transfer shares in a private placement or to pledge shares, provided that the transferee or pledgee agrees to be bound by such agreement. The foregoing agreement also will not limit the Company's ability to (i) grant stock options under the 1997 Stock Option Plan, (ii) issue shares as consideration for acquisitions (provided that the Company may not issue in excess of 750,000 shares for acquisitions unless the recipients of such excess shares agree to be subject to the foregoing lock-up with respect to such excess shares), (iii) file a shelf registration statement with respect to the possible resale of outstanding shares of Common Stock or shares of Common Stock that may be acquired upon exercise of outstanding warrants (provided that no sales may be made under such registration statement during the 180-day lockup period), (iv) file a registration statement with respect to Common Stock or other securities to be issued as consideration for an acquisition or with respect to the potential resale of shares issued as consideration for an acquisition (provided that no sales may be made pursuant to such registration statement except to the extent permitted by clause (ii) above) or (v) file a registration statement registering the shares that may be issued pursuant to options granted or to be granted under the 1997 Stock Option Plan.

  The Company has also agreed not to waive any existing lock-up agreements between the Company and its stockholders without the prior written consent of Merrill Lynch & Co. on behalf of the Underwriters, for a period of 180 days after the date of this Prospectus. This effectively prohibits the holders of an aggregate of 2,901,705 shares of Common Stock from selling or otherwise disposing of any such shares for a period of 180 days after the date of this Prospectus, without the prior written consent of Merrill Lynch & Co., on behalf of the Underwriters. See "Shares Eligible for Future Sales."

  The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

  The Company has agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including certain liabilities under the Securities Act.

  Certain of the Underwriters have from time to time provided certain investment banking and advisory services to the Company for which services such Underwriters received customary compensation. The Underwriters may in the future provide additional investment banking and advisory services to the Company.

  Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S. Underwriters may reduce that short position by purchasing Common Stock in the open market. The U.S. Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The U.S. Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Underwriters purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Each International Manager has agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the Closing Date, will not offer or sell any shares of Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

  No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of Common Stock, or the possession, circulation or distribution of this Prospectus or any other material relating to the Company or shares of Common Stock in any jurisdiction where acting for that purpose is required. Accordingly, the shares of Common Stock may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the shares of Common Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

  Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Offerings will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York, and Ehrenreich Eilenberg Krause & Zivian LLP, New York, New York. Certain legal matters in connection with the Offerings will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

  The financial statements of United Rentals, Inc. at December 31, 1997 and for the period from August 14, 1997 (Inception) to December 31, 1997, the financial statements of J&J Rental Services, Inc. at December 31, 1996 and October 22, 1997 and for each of the two years in the period ended December 31, 1996, the six months ended June 30, 1997 and for the period from July 1, 1997 to October 22, 1997, the financial statements of Bronco Hi-Lift, Inc. at December 31, 1996 and October 24, 1997 and for each of the two years in the period ended December 31, 1996 and for the period from January 1, 1997 to October 24, 1997, and the financial statements of Mission Valley Rentals, Inc. at June 30, 1996 and 1997 and for the years then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of A&A Tool Rentals & Sales, Inc. and subsidiary as of October 19, 1997, October 31, 1996, and 1995, and for the period from November 1, 1996 to October 19, 1997 and for the years ended October 31, 1996 and 1995, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of MERCER Equipment Company appearing in this Prospectus have been audited by Webster Duke & Co., independent auditors, as set forth in their reports thereon included elsewhere herein and in the Registration Statement of which this Prospectus is a part, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of Coran Enterprises, Inc. (dba A-1 Rents) and Monterey Bay Equipment Rental, Inc., appearing in this Prospectus and Registration Statement, have been audited by Grant Thornton LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of BNR Group of Companies as of March 31, 1996 and 1997 and for the years ended March 31, 1996 and 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The audited financial statements of Access Rentals, Inc., and Subsidiary and Affiliate included in this Registration Statement have been included herein in reliance on the report of Battaglia, Andrews & Moag, P.C., independent certified public accountants, 210 East Main Street, Batavia, New York 14020, for the periods indicated, given on the authority of that firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-1 (together with all amendments thereto, the "Registration Statement"), under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at the principal office of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Midwest Regional Office of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the Northeast Regional office of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1204, Washington, D.C. 20549, at prescribed rates.

  The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

  The Company is subject to the informational and periodic reporting requirements of the Exchange Act, and in accordance therewith, files periodic reports, proxy statements, and other information with the Commission. Such periodic reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission and at the Commission's regional offices at the addresses stated above. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at the address stated above. The Common Stock is listed on the New York Stock Exchange (the "NYSE"), and the Registration Statement and such reports, proxy statements and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CON-NECTION WITH THE OFFERINGS COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

 IN THE PROSPECTUS, REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Summary Historical and Pro Forma Consolidated Financial Information.......    6
Risk Factors..............................................................    7
Use of Proceeds...........................................................   11
Dividend Policy...........................................................   12
Price Range of Common Stock...............................................   12
Capitalization............................................................   13
Selected Historical and Pro Forma Consolidated Financial Information......   14
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   16
Business..................................................................   21
Management................................................................   28
Principal Stockholders....................................................   35
Description of Capital Stock..............................................   37
Certain Charter and By-Law Provisions.....................................   38
Shares Eligible for Future Sale...........................................   41
Certain United States Federal Tax Considerations..........................   42
Underwriting..............................................................   45
Legal Matters.............................................................   48
Experts...................................................................   48
Available Information.....................................................   48


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                5,500,000 SHARES

                             [LOGO] UNITED RENTALS

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                          MERRILL LYNCH INTERNATIONAL

                            DEUTSCHE MORGAN GRENFELL

                          DONALDSON, LUFKIN & JENRETTE
                                 INTERNATIONAL
                              SALOMON SMITH BARNEY
                                 INTERNATIONAL

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      SEC Registration Fee.......................................... $   41,537
      Listing Fee................................................... $   24,500
      NASD Filing Fee............................................... $   15,878
      Accounting Fees and Expenses*................................. $  350,000
      Printing and Engraving Expenses*.............................. $  200,000
      Legal Fees and Expenses (other than blue sky)*................ $  250,000
      Blue Sky Fees and Expenses*................................... $    5,000
      Transfer Agent and Registrar Fees*............................ $    5,000
      Miscellaneous Expenses*....................................... $  108,085
                                                                     ----------
      Total*........................................................ $1,000,000
                                                                     ==========

--------
* Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Certificate of Incorporation (the "Certificate") of the Company provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law (the "Delaware Law"), which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as amended.

  The Registrant, as a Delaware corporation, is empowered by Section 145 of the Delaware Law, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Company has entered into indemnification agreements with each of its directors and officers. In general, these agreements require the Company to indemnify each of such persons against expenses, judgments, fines, settlements and other liabilities incurred in connection with any proceeding (including a derivative action) to which such person may be made a party by reason of the fact that such person is or was a director, officer or employee of the Company or guaranteed any obligations of the Company, provided that the right of an indemnitee to receive indemnification is subject to the following limitations: (i) an indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an indemnitee is not entitled to indemnification in the event that he is judged in a final non-appealable decision of a court of competent jurisdiction to be liable to the Company due to willful misconduct in the performance of his duties to the Company (unless and only to the extent that the court determines that the indemnitee is fairly and reasonably entitled to indemnification).

  Pursuant to Section 145 of the Delaware Law, the Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

  The Registrant has entered into indemnification agreements with certain members of its management in the form filed as an exhibit to this registration statement.

ITEM 16. EXHIBITS.

 EXHIBIT
  NUMBER                         DESCRIPTION OF EXHIBITS
 --------                        -----------------------
  1(a)*** Form of United States Purchase Agreement
  1(b)*** Form of International Purchase Agreement
  3(a)**  Amended and Restated Certificate of Incorporation of the Company, in
          effect as of the date hereof
  3(b)**  By-laws of the Company, in effect as of the date hereof
  4**     Form of Common Stock Certificate
  5***    Opinion of Ehrenreich Eilenberg Krause & Zivian LLP
 10(a)*   $155 Million Revolving Credit Facility, dated as of December 23,
          1997, between the Company, various financial institutions, and Bank of America National Trust and Savings Association, as agent
 10(b)**  1997 Stock Option Plan
 10(c)**  Form of Warrant Agreement(1)
 10(d)**  Form of Private Placement Purchase Agreement entered into by certain officers of the Company in connection with purchasing shares and warrants from the Company(2)
 10(e)**  Form of Subscription Agreement for September 1997 Private
          Placement(3)
 10(f)**  Form of Indemnification Agreement for Officers and Directors of the
          Company
 10(g)**  Employment Agreement between the Company and Bradley S. Jacobs, dated as of September 19, 1997
 10(h)**  Employment Agreement between the Company and John N. Milne, dated as of September 19, 1997
 10(i)**  Employment Agreement between the Company and Michael J. Nolan, dated as of October 14, 1997
 10(j)**  Employment Agreement between the Company and Robert P. Miner, dated as of October 10, 1997
 10(k)**  Stock Purchase Agreement, dated as of October 24, 1997, among the
          Company and the shareholders of Mercer Equipment Company+
 10(l)**  Stock Purchase Agreement, dated as of October 24, 1997, among the
          Company and the shareholders of Bronco Hi-Lift Inc.+
 10(m)**  Stock Purchase Agreement, dated as of October 24, 1997, among the
          Company and Coran Enterprises, Inc., Monterey Bay Equipment Rentals,
          Inc., James M. Shade, Carol A. Shade, James M. Shade and Carol Anne
          Shade, Trustees under the James M. Shade and Carol A. Shade Trust
          Agreement dated September 14, 1982, Randall Shade and Corey Shade.+
 10(n)**  Stock Purchase Agreement, dated as of October 24, 1997, among the
          Company and the shareholders of Rent-It Center, Inc.+
 10(o)**  Stock Purchase Agreement, dated as of October 20, 1997, among the
          Company and A&A Tool Rentals & Sales, Inc., Joseph E. Doran, Patrick
          J. Doran, and A&A Tool Rentals & Sales, Inc. Employee Stock Ownership
          Plan.+
 10(p)**  Agreement and Plan of Merger, dated as of October 23, 1997, among the
          Company, UR Acquisition Subsidiary, Inc. and J&J Rental Services,
          Inc.+
 10(q)**  Convertible Note dated October 24, 1997
 10(r)**  Subscription Agreement dated November 14, 1997, between Wayland R.
          Hicks and the Company
 10(s)**  Agreement dated November 14, 1997, between the Company and Wayland R.
          Hicks

 EXHIBIT
  NUMBER                         DESCRIPTION OF EXHIBITS
 --------                        -----------------------
 10(t)*   Purchase Agreement, dated as of January 22, 1998, among the Company,
          United Rentals of Canada, Inc., Access Rentals, Inc., Reinhart
          Leasing, LLC and the Stockholders of Access Rentals, Inc.
 10(u)*   Stock Purchase Agreement, dated as of January 13, 1998, among the
          Company, Mission Valley Rentals, Inc., Charles F. Journey and Connie
          J. Journey
 10(v)*   Stock Purchase Agreement, dated as of January 22, 1998, among the
          Company, United Rentals of Canada, Inc. and BNR Equipment Limited and
          Affiliates
 21*      Subsidiaries of the Registrant
 23(a)*** Consent of Ehrenreich Eilenberg Krause & Zivian LLP (included in opinion filed as Exhibit 5)
 23(b)*** Consent of Weil, Gotshal & Manges LLP
 23(c)*   Consent of Ernst & Young LLP
 23(d)*   Consent of Ernst & Young LLP
 23(e)*   Consent of Ernst & Young LLP
 23(f)*   Consent of Ernst & Young LLP
 23(g)*   Consent of KPMG Peat Marwick LLP
 23(h)*   Consent of KPMG
 23(i)*   Consent of Webster Duke & Co. PA
 23(j)*   Consent of Grant Thornton LLP
 23(k)*   Consent of Battaglia, Andrews & Maag, P.C.
 23(l)*   Consent of Wayland R. Hicks
 24*      Power of Attorney (included in Part II of the Registration Statement under the caption "Signatures")
 27*      Financial Data Schedule

--------
  * Filed herewith.
 ** Incorporated by reference to the correspondingly numbered exhibit to the Registrant's Registration Statement on Form S-1 (Registration No. 333-39117).
*** To be filed by amendment.
  + Filed without exhibits and schedules (to be provided supplementally upon request of the Commission).
(1) The Company issued a warrant in this form to the following officers of the Company (or in certain cases to an entity controlled by such officer) for the number of shares indicated: Bradley S. Jacobs (5,000,000); John N. Milne (714,286); Michael J. Nolan (285,715); Robert P. Miner (142,857);
    Sandra E. Welwood (50,000); Joseph J. Kondrup, Jr. (50,000); Kai E. Nyby (50,000); and Richard A. Volonino (50,000).
(2) Each officer of the Company who purchased securities prior to the Company's initial public offering in December 1997, other than Messrs. Jacobs and Hicks, entered into a Private Placement Purchase Agreement in this form (modified, in the case of Messrs. Barker and Imig, to reflect the fact that such officers did not purchase Warrants) with respect to the shares of Common Stock and Warrants purchased by such officer from the Company as described under "Management--Capital Contributions by Officers and Directors."
(3) Each purchaser of shares of Common Stock in the Company's September 1997 private placement entered into a Subscription Agreement in this form with respect to the shares purchased.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON FEBRUARY 3, 1998.

                                          United Rentals, Inc.

                                                   /s/ Michael J. Nolan
                                          By: _________________________________
                                              MICHAEL J. NOLANCHIEF FINANCIAL
                                                          OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THEIR RESPECTIVE CAPACITIES AND ON THE RESPECTIVE DATES SET FORTH OPPOSITE THEIR NAMES. EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY AUTHORIZES EACH OF BRADLEY S. JACOBS, JOHN N. MILNE AND MICHAEL J. NOLAN AND EACH WITH FULL POWER OF SUBSTITUTION, TO EXECUTE IN THE NAME AND ON BEHALF OF SUCH PERSON ANY AMENDMENT OR ANY POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT, AND ANY REGISTRATION STATEMENT RELATING TO ANY OFFERING MADE IN CONNECTION WITH THE OFFERING COVERED BY THIS REGISTRATION STATEMENT THAT IS TO BE EFFECTIVE UPON FILING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND TO FILE THE SAME, WITH EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, MAKING SUCH CHANGES IN THIS REGISTRATION STATEMENT AS THE REGISTRANT DEEMS APPROPRIATE, AND APPOINTS EACH OF BRADLEY S. JACOBS, JOHN
N. MILNE AND MICHAEL J. NOLAN, EACH WITH FULL POWER OF SUBSTITUTION, ATTORNEY-IN-FACT TO SIGN ANY AMENDMENT AND ANY POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT AND TO FILE THE SAME, WITH EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH.

              SIGNATURE                        TITLE                 DATE

        /s/ Bradley S. Jacobs          Chairman, Chief           February 3,
-------------------------------------   Executive Officer            1998
          BRADLEY S. JACOBS             and Director
                                        (Principal
                                        Executive Officer)

          /s/ John N. Milne            Director                  February 3,
-------------------------------------                                1998
            JOHN N. MILNE

         /s/ Ronald M. DeFeo           Director                  February 3,
-------------------------------------                                1998
           RONALD M. DEFEO

       /s/ Richard J. Heckmann         Director                  February 3,
-------------------------------------                                1998
         RICHARD J. HECKMANN

        /s/ Gerald Tsai, Jr.           Director                  February 3,
-------------------------------------                                1998
          GERALD TSAI, JR.

        /s/ Michael J. Nolan           Chief Financial           February 3,
-------------------------------------   Officer (Principal           1998
          MICHAEL J. NOLAN              Financial Officer)

        /s/ Sandra E. Welwood          Vice President,           February 3,
_____________________________________   Corporate                    1998
          SANDRA E. WELWOOD             Controller
                                        (Principal
                                        Accounting Officer)

                                 EXHIBIT INDEX

 EXHIBIT                                                                  PAGE
  NUMBER                     DESCRIPTION OF EXHIBITS                     NUMBER
 --------                    -----------------------                     ------
  1(a)*** Form of United States Purchase Agreement
  1(b)*** Form of International Purchase Agreement
  3(a)**  Amended and Restated Certificate of Incorporation of the
          Company, in effect as of the date hereof
  3(b)**  By-laws of the Company, in effect as of the date hereof
  4**     Form of Common Stock Certificate
  5***    Opinion of Ehrenreich Eilenberg Krause & Zivian LLP
 10(a)*   $155 Million Revolving Credit Facility, dated as of December
          23, 1997, between the Company, various financial
          institutions, and Bank of America National Trust and Savings
          Association, as agent
 10(b)**  1997 Stock Option Plan
 10(c)**  Form of Warrant Agreement(1)
 10(d)**  Form of Private Placement Purchase Agreement entered into by certain officers of the Company in connection with
          purchasing shares and warrants from the Company(2)
 10(e)**  Form of Subscription Agreement for September 1997 Private
          Placement(3)
 10(f)**  Form of Indemnification Agreement for Officers and Directors
          of the Company
 10(g)**  Employment Agreement between the Company and Bradley S.
          Jacobs, dated as of September 19, 1997
 10(h)**  Employment Agreement between the Company and John N. Milne, dated as of September 19, 1997
 10(i)**  Employment Agreement between the Company and Michael J.
          Nolan, dated as of October 14, 1997
 10(j)**  Employment Agreement between the Company and Robert P.
          Miner, dated as of October 10, 1997
 10(k)**  Stock Purchase Agreement, dated as of October 24, 1997, among the Company and the shareholders of Mercer Equipment
          Company+
 10(l)**  Stock Purchase Agreement, dated as of October 24, 1997, among the Company and the shareholders of Bronco Hi-Lift
          Inc.+
 10(m)**  Stock Purchase Agreement, dated as of October 24, 1997, among the Company and Coran Enterprises, Inc., Monterey Bay
          Equipment Rentals, Inc., James M. Shade, Carol A. Shade,
          James M. Shade and Carol Anne Shade, Trustees under the
          James M. Shade and Carol A. Shade Trust Agreement dated
          September 14, 1982, Randall Shade and Corey Shade.+
 10(n)**  Stock Purchase Agreement, dated as of October 24, 1997, among the Company and the shareholders of Rent-It Center,
          Inc.+
 10(o)**  Stock Purchase Agreement, dated as of October 20, 1997, among the Company and A&A Tool Rentals & Sales, Inc., Joseph
          E. Doran, Patrick J. Doran, and A&A Tool Rentals & Sales,
          Inc. Employee Stock Ownership Plan.+
 10(p)**  Agreement and Plan of Merger, dated as of October 23, 1997, among the Company, UR Acquisition Subsidiary, Inc. and J&J
          Rental Services, Inc.+
 10(q)**  Convertible Note dated October 24, 1997
 10(r)**  Subscription Agreement dated November 14, 1997, between
          Wayland R. Hicks and the Company
 10(s)**  Agreement dated November 14, 1997, between the Company and
          Wayland R. Hicks

 EXHIBIT                                                                 PAGE
  NUMBER                    DESCRIPTION OF EXHIBITS                     NUMBER
 --------                   -----------------------                     ------
 10(t)*   Purchase Agreement, dated as of January 22, 1998, among the
          Company, United Rentals of Canada, Inc., Access Rentals,
          Inc., Reinhart Leasing, LLC and the Stockholders of Access
          Rentals, Inc.
 10(u)*   Stock Purchase Agreement, dated as of January 13, 1998,
          among the Company, Mission Valley Rentals, Inc., Charles F.
          Journey and Connie J. Journey
 10(v)*   Stock Purchase Agreement, dated as of January 22, 1998,
          among the Company, United Rentals of Canada, Inc. and BNR
          Equipment Limited and Affiliates
 21*      Subsidiaries of the Registrant
 23(a)*** Consent of Ehrenreich Eilenberg Krause & Zivian LLP
          (included in opinion filed as Exhibit 5)
 23(b)*** Consent of Weil, Gotshal & Manges LLP
 23(c)*   Consent of Ernst & Young LLP
 23(d)*   Consent of Ernst & Young LLP
 23(e)*   Consent of Ernst & Young LLP
 23(f)*   Consent of Ernst & Young LLP
 23(g)*   Consent of KPMG Peat Marwick LLP
 23(h)*   Consent of KPMG
 23(i)*   Consent of Webster Duke & Co. PA
 23(j)*   Consent of Grant Thornton LLP
 23(k)*   Consent of Battaglia, Andrews & Maag, P.C.
 23(l)*   Consent of Wayland R. Hicks
 24*      Power of Attorney (included in Part II of the Registration
          Statement under the caption "Signatures")
 27*      Financial Data Schedule

--------
  * Filed herewith.
 ** Incorporated by reference to the correspondingly numbered exhibit to the Registrant's Registration Statement on Form S-1 (Registration No. 333-39117).
*** To be filed by amendment.
  + Filed without exhibits and schedules (to be provided supplementally upon request of the Commission).
(1) The Company issued a warrant in this form to the following officers of the Company (or in certain cases to an entity controlled by such officer) for the number of shares indicated: Bradley S. Jacobs (5,000,000); John N. Milne (714,286); Michael J. Nolan (285,715); Robert P. Miner (142,857);
    Sandra E. Welwood (50,000); Joseph J. Kondrup, Jr. (50,000); Kai E. Nyby (50,000); and Richard A. Volonino (50,000).
(2) Each officer of the Company who purchased securities prior to the Company's initial public offering in December 1997, other than Messrs. Jacobs and Hicks, entered into a Private Placement Purchase Agreement in this form (modified, in the case of Messrs. Barker and Imig, to reflect the fact that such officers did not purchase Warrants) with respect to the shares of Common Stock and Warrants purchased by such officer from the Company as described under "Management--Capital Contributions by Officers and Directors."
(3) Each purchaser of shares of Common Stock in the Company's September 1997 private placement entered into a Subscription Agreement in this form with respect to the shares purchased.